Exhibit 99.2
RATIFICATION AND JOINDER OF OPERATING AGREEMENT
MACONDO PROSPECT
WHEREAS, BP Exploration & Production Inc. (“BP”), as Operator, and MOEX Offshore 2007 LLC (“MOEX”), as Non-Operator, are parties to that certain Operating Agreement dated October 1, 2009 (the “Operating Agreement”), covering an offshore Gulf of Mexico block (“Block”) and lease (“Lease”) described on Exhibit “A”, attached hereto and made a part hereof; and
WHEREAS, BP, Anadarko E&P Company LP (“AEP”), and Anadarko Petroleum Corporation (“APC”) executed that certain Lease Exchange Agreement dated October 1, 2009, covering the Block and Lease (the “LEA Agreement”); and
WHEREAS, pursuant to such LEA Agreement, AEP and APC have been assigned, and BP, AEP, and APC have executed, certain Assignments of Record Title Interest (the “Assignments”) dated effective October 1, 2009, (“Effective Time”), covering the Lease; and
WHEREAS, said LEA Agreement and Assignments stipulated that the record title interest so assigned to AEP and APC in the Lease would be subject to the Operating Agreement; and
WHEREAS, BP, AEP, and APC desire to eliminate any ambiguity as to the applicability of the Operating Agreement governing the Lease.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, AEP and APC do hereby ratify, confirm, and adopt and join the Operating Agreement effective as of the Effective Time, subject to the following working interest ownership percentages of the Lease by BP, MOEX, AEP, and APC:

BP EXPLORATION & PRODUCTION INC.	65.00%
MOEX OFFSHORE 2007 LLC	10.00%
ANADARKO E&P COMPANY LP	22.50%
ANADARKO PETROLEUM CORPORATION	2.50%
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

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Ratification and Joinder of Operating Agreement
Macondo Prospect
BP / MOEX / AEP / APC

EXECUTION PAGE FOR THE RATIFICATION AND JOINDER OF OPERATING AGREEMENT DATED OCTOBER 1, 2009, BY AND BETWEEN BP EXPLORATION & PRODUCTION INC., ANADARKO E&P COMPANY LP AND ANADARKO PETROLEUM CORPORATION
Executed this 17th day of Dec, 2009, but effective as of the Effective Time.

BP EXPLORATION & PRODUCTION INC.	ANADARKO E&P COMPANY LP

/s/ Kemper Howe Signature	/s/ Steve Wallace Signature

Kemper Howe Printed Name	Steve Wallace Printed Name

Attorney-in-Fact Title	Attorney-in-Fact Title

ANADARKO PETROLEUM CORPORATION	MOEX Offshore 2007 LLC

/s/ Steve Wallace Signature	/s/ Naoki Ishii Signature

Steve Wallace Printed Name	Naoki Ishii Printed Name

Agent and Attorney-in-Fact Title	President Title

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Ratification and Joinder of Operating Agreement
Macondo Prospect
BP / MOEX / AEP / APC

Exhibit “A”
Attached to and made a part of that certain Ratification and Joinder of Operating Agreement dated October 1, 2009, by and between BP Exploration & Production Inc., Anadarko E&P Company LP and Anadarko Petroleum Corporation

OCS-G	Area/Block	Lease Date	Acres	Royalty
32306	Mississippi Canyon/252	6/1/2008	5760	18.75%

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Ratification and Joinder of Operating Agreement
Macondo Prospect
BP / MOEX / AEP / APC

MACONDO PROSPECT
OFFSHORE DEEPWATER
OPERATING AGREEMENT

TABLE OF CONTENTS
Operating Agreement
Outer Continental Shelf – Gulf of Mexico

ARTICLE 1 – CONTRACT APPLICATION	1
1.1 Application in General	1
1.2 Application to the Contract Area	1

ARTICLE 2 – DEFINITIONS	2
2.1 Additional Testing, Logging, or Sidewall Coring	2
2.2 Affiliate	2
2.3 Agreement	2
2.4 Annual Operating Plan	2
2.5 Appraisal Operation	3
2.6 Appraisal Well	3
2.7 Authorization for Expenditure (AFE)	3
2.8 Complete Recoupment	3
2.9 Confidential Data	3
2.10 Contract Area	3
2.11 Costs	3
2.12 Deepen or Deepening	4
2.13 Deeper Drilling	4
2.14 Deepest Producible Reservoir	4
2.15 Define AFE	4
2.16 Define Stage	4
2.17 Development Operation	4
2.18 Development Phase	4
2.19 Development Plan	4
2.20 Development System	5
2.21 Development Well	5
2.22 Disproportionate Spending	5
2.23 Election, Elect, Elects, Elected, Electing	5
2.24 Enhanced Recovery Project Team AFE	5
2.25 Execution AFE	5
2.26 Execution Stage	5
2.27 Exploratory Operation	5
2.28 Exploratory Well	6
2.29 Export Pipelines	6
2.30 Facilities	6
2.31 Feasibility AFE	6
2.32 Feasibility Stage	6
2.33 Feasibility Team	7
2.34 Force Majeure	7
2.35 HSE	7
2.36 Hydrocarbon Recoupment	7
2.37 Hydrocarbons	7
2.38 Joint Account	7

i

2.39 Lease	7
2.40 MMS	8
2.41 News Release	8
2.42 Non-Consent Operation	8
2.43 Non-Operating Party	8
2.44 Non-Participating Party	8
2.45 Non-Participating Interest Share	8
2.46 Objective Depth	8
2.47 OCS	9
2.48 Offsite Host Facilities	9
2.49 Operator	9
2.50 Overinvested Party	9
2.51 Participating Interest Share	9
2.52 Participating Party	9
2.53 Post-Production Project Team AFE	10
2.54 Producible Reservoir	10
2.55 Producible Well	10
2.56 Production System	10
2.57 Production Testing	11
2.58 Project Team	11
2.59 Recompletion	11
2.60 Selection AFE	11
2.61 Selection Stage	11
2.62 Sidetracking	12
2.63 Transfer of Interest	12
2.64 Underinvested Party	12
2.65 Underinvestment	12
2.66 Vote	12
2.67 Well Plan	12
2.68 Working Interest	13
2.69 Workover	13

ARTICLE 3 – EXHIBITS	13
3.1 Exhibits	13

ARTICLE 4 – SELECTION OF OPERATOR	14
4.1 Designation of the Operator	15
4.2 Substitute Operator	15
4.2.1 Substitute Operator if Operator is a Non-Participating Party	14
4.2.2 Substitute Operator if Operator Fails to Commence Drilling Operations	15
4.2.3 Circumstances Under Which the Operator Must Conduct a Non-Consent Operation	16
4.2.4 Operator’s Conduct of a Non-Consent Operation in Which it is a Non-Participating Party	16
4.2.5 Appointment of a Substitute Operator	17
4.2.6 Redesignation of Operator	17
4.3 Resignation of Operator	17
4.4 Removal of Operator	17
4.4.1 Removal Upon Assignment	17

4.4.2 Removal for Cause by Vote	18
4.4.3 Timing of Vote to Remove Operator	18
4.5 Selection of Successor Operator	19
4.6 Effective Date of Resignation or Removal	19
4.7 Delivery of Property	19

ARTICLE 5 – RIGHTS AND DUTIES OF OPERATOR	20
5.1 Exclusive Right to Operate	20
5.2 Workmanlike Conduct	21
5.3 Drilling Operations	21
5.4 Liens and Encumbrances	21
5.5 Records	22
5.6 Reports to Government Agencies	22
5.7 Information to Participating Parties	22
5.8 Completed Well Information	24
5.9 Information to Non-Participating Parties	24
5.10 Health, Safety, and Environment:	25

ARTICLE 6 – EXPENDITURES AND ANNUAL OPERATING PLAN	25
6.1 Basis of Charges to the Parties	25
6.2 AFEs	25
6.2.1 AFE Overrun Notice	26
6.2.2 Supplemental AFEs	26
6.2.2.1 Permitted Over-expenditures on Well Operations	27
6.2.2.2 Permitted Over-expenditures on the Feasibility AFE, a Post-Production Project Team AFE, or an Enhanced Recovery Project Team AFE	28
6.2.2.4 Permitted Over-expenditures on an Execution AFE	28
6.2.2.5 Permitted Over-expenditures on All Other AFEs	28
6.2.3 Further Operations During a Force Majeure	28
6.2.4 Long Lead Well Operation AFEs	29
6.2.4.1 Approval of a Long Lead Well Operation AFE	29
6.3 Security Rights	30
6.4.1 Effect and Content of Annual Operating Plan	30
6.4.1.1 Capital Budget	30
6.4.1.2 Expense Budget	31
6.4.1.3 Operator Forecasts and Informational Items	31
6.4.2 Submission of Draft Annual Operating Plan	32
6.4.3 Review of Draft Annual Operating Plan	32

ARTICLE 7 – CONFIDENTIALITY OF DATA	33
7.1 Confidentiality Obligation	33
7.1.1 Exceptions to Confidentiality	33
7.1.2 Permitted Disclosures	33
7.1.2.1 Operator’s Permitted Disclosures	33
7.1.2.2 All Parties’ Permitted Disclosures	34
7.1.3 Limited Releases to Offshore Scout Association	35
7.1.4 Continuing Confidentiality Obligation	35
7.2 Ownership of Confidential Data	36
7.2.1 Trades of Confidential Data	36
7.2.2 Ownership of Non-Consent Data	36

7.3 Access to the Lease and Rig	36
7.4 Development of Proprietary Information and/or Technology	37

ARTICLE 8 – APPROVALS AND NOTICES	37
8.1 Classes of Matters	37
8.1.1 Voting and Electing Interest	37
8.2 Voting and Election Procedures	37
8.2.1 Approval by Vote	38
8.2.2 Approval by Election	38
8.3 Second Opportunity to Participate	39
8.4 Participation by Fewer Than All Parties	39
8.5 Approval by Unanimous Agreement	40
8.6 Response Time for Notices	40
8.6.1 Well Proposals, Recompletions, and Workovers	40
8.6.2 Execution AFE	41
8.6.3 Other AFE Related Operations	41
8.6.4 Other Proposals	41
8.6.5 Failure to Vote or Make an Election	42
8.6.6 Suspensions of Operations and Suspensions of Production	42
8.6.7 Standby Charges	42
8.7 Giving and Receiving Notices and Responses	43
8.8 Content of Notices	43
8.9 Designation of Representatives	43
8.10 Meetings	44
8.11 Obligations of Well Participation	44

ARTICLE 9 – NEWS RELEASES	44
9.1 Proposal of News Releases	44
9.1.1 Operator’s News Release	44
9.1.2 Non-Operating Party’s News Release	45
9.2 Emergency New Releases	46
9.3 Mandatory News Releases	46

ARTICLE 10 – EXPLORATORY OPERATIONS	47
10.1 Proposal of Exploratory Wells	47
10.1.1 Revision of Well Plan	47
10.1.2 Automatic Revision of the Well Plan	48
10.1.3 Timely Operations	48
10.1.4 AFE Overruns and Substitute Well	50
10.2 Exploratory Operations at Objective Depth	51
10.2.1 Response to Operator’s Proposal	52
10.2.2 Response to Highest Priority Proposal	53
10.2.3 Response on Next Highest Priority Proposal	54
10.2.4 Non-Participating Parties in Exploratory Operations at Objective Depth	54
10.2.5 Participation in a Sidetrack or Deepening by a Non-Participating Party in an Exploratory Well at Initial Objective Depth	54
10.3 Permanent Plugging and Abandonment and Cost Allocation	55
10.4 Conclusion of Exploratory Operations	56

ARTICLE 11 – APPRAISAL OPERATIONS	56
11.1 Proposal of Appraisal Wells	56
11.1.1 Revision of Well Plan	57
11.1.2 Automatic Revision of the Well Plan	57
11.1.3 Timely Operations	57
11.1.4 AFE Overruns and Substitute Well	59
11.2 Appraisal Operations at Objective Depth	60
11.2.1 Response to Operator’s Proposal	61
11.2.2 Response to Highest Priority Proposal	62
11.2.3 Response on Next Highest Priority Proposal	62
11.2.4 Non-Participating Parties in Appraisal Operations at Objective Depth	63
11.2.5 Participation in a Sidetrack or Deepening by a Non-Participating Party in an Appraisal Well at Initial Objective Depth	63
11.3 Appraisal Well Proposals That Include Drilling Below the Deepest Producible Reservoir	64
11.4 Permanent Plugging and Abandonment and Cost Allocation	64
11.5 Conclusion of Appraisal Operations	65
11.6 Operations Before the Approval of the Development Plan	66

ARTICLE 12 – DEVELOPMENT PHASES	66
12.1 Phased Development	66
12.2 Feasibility Team Proposal	66
12.2.1 Feasibility AFE Approval	68
12.2.2 Feasibility Team and Feasibility Stage Conclusion	68
12.3 Commencement of the Selection Stage	68
12.3.1 Proposal of a Project Team	68
12.3.2 Selection AFE Approval	71
12.4 Proposal of a Development Plan	71
12.4.1 Content of the Development Plan	71
12.5 Development Plan Approval	75
12.5.1 Approval of Operator’s Development Plan Submitted During its Exclusive Period	75
12.5.2 Approval of a Development Plan After the Conclusion of the Operator’s Exclusive Period	75
12.5.3 Approval of a Development Plan if One is Not Approved by Vote	76
12.5.4 Approved Development Plan	76
12.6 Long Lead Development System AFEs	77
12.7 Define Stage and Execution Stage	78
12.7.1 Execution AFE	78
12.7.2 Approval of an Execution AFE and Commencement of the Execution Stage	78
12.7.3 Minor Modifications to Development Plans	79
12.7.4 Major Modifications to Development Plans	79
12.7.5 Major Modifications to Development Plans Prior to the Approval of the Execution AFE	80
12.7.6 Major Modifications to Development Plans After the Approval of the Execution AFE	81
12.7.7 Approval of Major Modifications	81
12.7.8 Termination of a Development Plan	82
12.7.8.1 Termination Prior to Execution AFE Approval	82
12.7.8.2 Termination After Execution AFE Approval	82

v

12.7.9 Timely Operations for Development Systems	82
12.8 Post-Production Project Team AFEs	83
12.9 Subsequent Development Phases	84
12.9.1 Proposal of a Subsequent Development Phase	84
12.9.2 Execution AFE in a Subsequent Development Phase	84
12.10 Access to Existing Facilities	84
12.11 Enhanced Recovery and/or Pressure Maintenance Program Proposals	85

ARTICLE 13 – DEVELOPMENT OPERATIONS	85
13.1 Proposal of Development Wells and Development Operations	85
13.1.1 Proposal of Development Wells Included in a Development Plan	86
13.1.1.1 Revision of Well Plan	86
13.1.1.2 Automatic Revision of the Well Plan	86
13.1.2 Proposal of Development Operations Not Included in a Development Plan	87
13.1.3 Timely Operations	87
13.1.4 AFE Overruns and Substitute Well	89
13.2 Development Operations at Objective Depth	90
13.2.1 Response to Operator’s Proposal	91
13.2.2 Response to Highest Priority Proposal	92
13.2.3 Response on Next Highest Priority Proposal	92
13.2.4 Non-Participating Parties in Development Operations at Objective Depth	92
13.2.5 Participation in a Sidetrack or Deepening by a Non-Participating Party in a Development Well at Initial Objective Depth	93
13.3 Development Well Proposals That Include Drilling Below the Deepest Producible Reservoir	93
13.3.1 Multiple Completion Alternatives Above and Below the Deepest Producible Reservoir	94
13.3.2 Completion Attempts At or Above the Deepest Producible Reservoir	96
13.4 Recompletions and Workovers	96
13.5 Permanent Plugging and Abandonment and Cost Allocation	97

ARTICLE 14 – FACILITIES AND GATHERING SYSTEMS	98
14.1 Facilities as a Part of Development Plan	98
14.2 Use of Offsite Host Facilities	98
14.3 Use of Development Systems	99
14.4 Processing Priorities	99
14.5 Approval of Additional Facilities	100
14.6 Expansion or Modification of Existing Production System	100
14.7 Additions, Expansion, or Modification of Production System or Facilities for Health, Safety, or Environmental Reasons	101

ARTICLE 15 – DISPOSITION OF HYDROCARBON PRODUCTION	101
15.1 Duty to Take in Kind	101
15.2 Facilities to Take in Kind	101
15.3 Failure to Take Oil or Condensate in Kind	102
15.4 Gas Balancing Provision	102
15.5 Expenses of Delivery in Kind	102

ARTICLE 16 – NON-CONSENT OPERATIONS	103
16.1 Conduct of Non-Consent Operations	103
16.1.1 Costs	103
16.1.2 Multiple Completions	104
16.2 Acreage Forfeiture Provisions	104
16.2.1 First Exploratory Well	104
16.2.2 Execution AFE	106
16.3 Costs and Liabilities of Prior Operations	106
16.4 Non-Consent Operations to Maintain Contract Area	106
16.4.1 Acreage Forfeiture in the Entire Contract Area	107
16.4.2 Acreage Forfeiture in a Portion of a Contract Area	107
16.4.3 Limitations on Acreage Forfeiture	108
16.5 Percentage Hydrocarbon Recoupment for Non-Consent Operations	108
16.5.1 Non-Consent Exploratory Operations down to Objective Depth in the First Exploratory Well	109
16.5.1.1 Non-Consent Exploratory Operations at Objective Depth	110
16.5.2 Non-Consent Appraisal Operations	110
16.5.3 Non-Consent Proprietary Geophysical Operations, Feasibility AFEs, Selection AFEs, Define AFEs, Long Lead Development System AFEs, Post-Production Project Team AFEs, or Enhanced Recovery Project Team AFEs	110
16.5.4 Non-Consent Development Operations	110
16.5.5 Non-Consent Subsequent Development System and Additional Facilities	111
16.5.6 Additional Hydrocarbon Recoupment	111
16.5.7 Hydrocarbon Recoupment From Production	111
16.5.7.1 Non-Consent Exploratory Operations, Non-Consent Appraisal Operations, and Non-Consent Development Operations That Discover or Extend a Producible Reservoir	111
16.5.7.2 Non-Consent Development Operations in an Existing Producible Reservoir	112
16.5.7.3 Non-Consent Subsequent Development Systems	113
16.6 Restoration of Interests to Non-Participating Party	113
16.6.1 Dry Hole Reversion	114
16.6.2 Sidetracking or Deepening a Non-Consent Well	114
16.7 Operations From a Subsequent Non-Consent Development System	115
16.8 Allocation of Development System Costs to Non-Consent Operations	115
16.8.1 Investment Charges	115
16.8.2 Payments	117
16.8.3 Operating and Maintenance Charges	117
16.9 Settlement of Underinvestments	117
16.9.1 Cash Settlement of Underinvestment	119

ARTICLE 17 – WITHDRAWAL FROM AGREEMENT	119
17.1 Right to Withdraw	119
17.2 Response to Withdrawal Notice	120
17.2.1 Unanimous Withdrawal	120
17.2.2 No Additional Withdrawing Parties	120
17.2.3 Acceptance of the Withdrawing Parties’ Interests	120
17.2.4 Effects of Withdrawal	121
17.3 Limitation Upon and Conditions of Withdrawal	121

17.3.1 Prior Expenses	121
17.3.2 Confidentiality	122
17.3.3 Emergencies and Force Majeure	123

ARTICLE 18 – ABANDONMENT AND SALVAGE	123
18.1 Abandonment of Wells	123
18.2 Abandonment of Equipment	124
18.3 Disposal of Surplus Materiel	125
18.4 Abandonment Operations Required by Governmental Authority	125

ARTICLE 19 – RENTALS, ROYALTIES, AND MINIMUM ROYALTIES	126
19.1 Burdens on Hydrocarbon Production	126
19.1.1 Subsequently Created Lease Burdens	126
19.2 Payment of Rentals and Royalties	126
19.2.1 Non-Participation in Payments	127
19.2.2 Royalty Payments	127

ARTICLE 20 – TAXES	128
20.1 Internal Revenue Provision	128
20.2 Other Taxes and Assessments	128
20.2.1 Property Taxes	129
20.2.2 Production and Severance Taxes	129

ARTICLE 21 – INSURANCE AND BONDS	129
21.1 Insurance	129
21.2 Bonds	129

ARTICLE 22 – LIABILITY, CLAIMS, AND LAWSUITS	130
22.1 Individual Obligations	130
22.2 Notice of Claim or Lawsuit	130
22.3 Settlements	130
22.4 Defense of Claims and Lawsuits	130
22.5 Liability for Damages	131
22.6 Indemnification for Non-Consent Operations	131
22.7 Damage to Reservoir and Loss of Reserves	132
22.8 Non-Essential Personnel	132
22.9 Dispute Resolution Procedure	133

ARTICLE 23 – CONTRIBUTIONS	133
23.1 Contributions from Third Parties	133
23.2 Methods of Obtaining Contributions	134
23.3 Counteroffers	134
23.4 Approval of Contributions	134
23.5 Cash Contributions	135
23.6 Acreage Contributions	135
23.6.1 Two or More Parties Own One Hundred Percent of the Acreage Contribution	135
23.6.2 Two or More Parties Own Less Than One Hundred Percent of the Acreage Contribution	135

ARTICLE 24 – TRANSFER OF INTEREST AND PREFERENTIAL RIGHT TO PURCHASE	136
24.1 Transfer of Interest	136
24.1.1 Exceptions to Transfer Notice	136
24.1.2 Effective Date of Transfer of Interest	137
24.1.3 Minimum Transfer of Interest	137
24.1.4 Form of Transfer of Interest	137
24.1.5 Warranty	138
24.2 Preferential Right to Purchase	138
24.2.1 Notice of Proposed Transfer of Interest	138
24.2.2 Exercise of Preferential Right to Purchase	138
24.2.3 Transfer of Interest Not Affected by the Preferential Right to Purchase	139
24.2.4 Completion of Transfer of Interest	140

ARTICLE 25 – FORCE MAJEURE	140
25.1 Force Majeure	140

ARTICLE 26 – ADMINISTRATIVE PROVISIONS	140
26.1 Term	140
26.2 Waiver	141
26.3 Waiver of Right to Partition	141
26.4 Compliance With Laws and Regulations	141
26.4.1 Applicable Law	142
26.4.2 Severance of Invalid Provisions	142
26.4.3 Fair and Equal Employment	142
26.5 Construction and Interpretation of this Agreement	142
26.5.1 Headings for Convenience	142
26.5.2 Article References	143
26.5.3 Gender and Number	143
26.5.4 Joint Preparation	143
26.5.5 Integrated Agreement	143
26.5.6 Binding Effect	143
26.5.7 Further Assurances	144
26.5.8 Duplicate Counterpart Execution	144
26.5.9 Currency	144
26.5.10 Future References	144
26.6 Restricted Bidding	144
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OPERATING AGREEMENT
OUTER CONTINENTAL SHELF — GULF OF MEXICO
          This Agreement, effective as of October 1, 2009 (the “Effective Date”), is between BP Exploration & Production Inc. (“BP”) and MOEX Offshore 2007 LLC (“MOEX”), the signers of this Agreement, each referred to individually as a “Party” and collectively as the “Parties.”
          Whereas the Parties own one or more Leases, identified in Exhibit “A” (Description of Leases), and desire to explore, appraise, develop, and operate the Leases for the production of Hydrocarbons;
          Now, therefore, in consideration of the premises and mutual promises in this Agreement, the Parties agree to explore, appraise, develop, and operate the Contract Area under the following provisions:
ARTICLE 1 – CONTRACT APPLICATION
1.1	Application in General

This Agreement governs the rights and obligations of the Parties relating, without limitation, to the exploration, appraisal, development, operation, production, treatment, gathering, and storage of Hydrocarbons. This Agreement does not apply to the fabrication or installation of Export Pipelines.

1.2	Application to the Contract Area

This Agreement applies to the entire Contract Area. Unless otherwise provided in this Agreement, all the rights and obligations in and under the Leases comprising the Contract Area, all property and rights acquired pursuant to this Agreement, and all Hydrocarbons are owned by the Parties according to their respective Working Interest or Participating Interest, as applicable.

ARTICLE 2 – DEFINITIONS
2.1	Additional Testing, Logging, or Sidewall Coring

Testing (excluding Production Testing), logging, or sidewall coring that is in addition to that approved by virtue of a previously approved well or subsequent operation.

2.2	Affiliate

A corporation, company, limited liability company, partnership, or other legal entity that:
(a)	is owned or controlled by a Party,

(b)	is owned or controlled by another corporation, company, limited liability company, partnership, or other legal entity that is owned or controlled by a Party,

(c)	owns or controls a Party, or

(d)	is owned or controlled by a corporation, company, limited liability company, partnership, or other legal entity that owns or controls a Party.
For the purposes of this definition, ownership or control means the ownership, directly or indirectly, of fifty percent (50%) or more of the shares, voting rights, or interest in a corporation, company, limited liability company, partnership, or other legal entity.

2.3	Agreement

This operating agreement, together with its attached Exhibits.

2.4	Annual Operating Plan

The operational plan and estimate of Costs for activities and operations, as described in Article 6.4 (Annual Operating Plan).

2.5	Appraisal Operation

An operation (including, but not limited to, an operation after an Appraisal Well has reached its Objective Depth but before the attempted completion of the well) conducted under Article 11 (Appraisal Operations).

2.6	Appraisal Well

A well proposed and drilled as an Appraisal Operation [including, but not limited to, a substitute well for an Appraisal Well abandoned under Article 11.1.4 (AFE Overruns and Substitute Well)].

2.7	Authorization for Expenditure (AFE)

A written description and Cost estimate of a proposed activity or operation accompanying a proposal for that activity or operation.

2.8	Complete Recoupment

The point in time when the Participating Parties have been reimbursed, through Hydrocarbon Recoupment, through Disproportionate Spending, or through a lump sum cash settlement, an amount equal to the Non-Participating Party’s Non-Participating Interest Share of the Costs of the Non-Consent Operation multiplied by the applicable percentage provided in Article 16 (Non-Consent Operations).

2.9	Confidential Data

All proprietary geophysical, geological, geochemical, drilling, or engineering data acquired or derived from operations conducted under this Agreement and all analyses, compilations, maps, models, interpretations, and other documents that reflect or incorporate that data. The term also includes, but is not limited to:
(a)	the provisions of this Agreement, subject to Exhibit “I”; and

(b)	commercial, contractual, and financial information acquired or derived from activities or operations conducted under this Agreement;
however, the term does not include the fact that the Operator has let a contract for an activity or operation to be conducted under this Agreement. The term excludes “Confidential Information” as that term is defined in Exhibit “G.”

2.10	Contract Area

The OCS Leases, or portions thereof, listed on Exhibit “A.”

2.11	Costs

The monetary amount of all expenditures (or indebtedness) incurred by the Operator and the Participating Parties in the conduct of activities and operations, determined under this Agreement.

2.12	Deepen or Deepening

An operation to drill an existing well (including sidetracking a well) deeper than the stratigraphic equivalent of the Objective Depth of any prior operation conducted in the well.

2.13	Deeper Drilling

The drilling of an Appraisal Well or Development Well below the Deepest Producible Reservoir in existence when the well is proposed.

2.14	Deepest Producible Reservoir

The deepest Producible Reservoir in existence when a drilling or Deeper Drilling proposal is made.

2.15	Define AFE

The AFE for the Define Stage.

2.16	Define Stage

The stage of a Development Phase during which the Operator, with the assistance of the Project Team, if applicable, will (a) commence the implementation of a Development Plan, (b) complete enough of the detailed design of the Development System to enable contractors to formulate their bids on the components of the Development System, and (c) submit an Execution AFE to the Parties for their review and approval.

2.17	Development Operation

An operation (including, but not limited to, a Recompletion, a Workover, the attempted completion of an Exploratory Well or an Appraisal Well, or an operation after a Development Well has reached its Objective Depth) conducted under Article 13 (Development Operations)

or under Article 11.6 (Operations Before the Approval of the Development Plan).

2.18	Development Phase

The proposals, activities, and operations associated with determining the feasibility of development and the design, fabrication or acquisition, and installation of a Development System.

2.19	Development Plan

The plan for a Development Phase, as described in Article 12 (Development Phases).

2.20	Development System

A Production System and its associated Facilities.

2.21	Development Well

A well proposed and drilled as a Development Operation [including, but not limited to, a substitute well for a Development Well abandoned under Article 13.1.4 (AFE Overruns and Substitute Well)].

2.22	Disproportionate Spending

The payment of the Costs of an activity or operation by a Participating Party in excess of its Participating Interest Share of the Costs of that activity or operation in order to settle an Underinvestment previously incurred by that Participating Party.

2.23	Election, Elect, Elects, Elected, Electing

A response or deemed response by a Party to a proposal requiring approval under Article 8.2.2 (Approval by Election), or the act by a Party of responding to a proposal requiring approval under Article 8.2.2 (Approval by Election).

2.24	Enhanced Recovery Project Team AFE

The AFE that is to accompany a proposal for the formation of a Project Team whose sole scope of work is the design of an enhanced recovery and/or pressure maintenance program.

2.25	Execution AFE

A collection of AFEs, which, according to the submitting Party’s estimates, will cover all of the Costs of the Execution Stage (which do not include the Costs of Development Wells), and which shall be deemed by the Parties to have been submitted as one AFE.

2.26	Execution Stage

The final stage of a Development Phase during which the Operator, with the assistance of the Project Team, if applicable, will complete the implementation of the Development Plan, implement the Execution AFE, and commence the first production of Hydrocarbons for that particular Development Phase.

2.27	Exploratory Operation

An operation (including, but not limited to, an operation after an Exploratory Well has reached its Objective Depth but before the attempted completion of the well,

except for Production Testing) conducted under Article 10 (Exploratory Operations).

2.28	Exploratory Well

A well proposed and drilled as an Exploratory Operation [including, but not limited to, a substitute well for an Exploratory Well abandoned under Article 10.1.4 (AFE Overruns and Substitute Well)].

2.29	Export Pipelines

Pipelines to which a gathering line or lateral line downstream of the Development System is connected and which are used to transport Hydrocarbons or produced water to shore.

2.30	Facilities

Production equipment located downstream of the wellhead connections, which is installed on or outside the Contract Area in order to enhance, handle, or process Hydrocarbon production or transport Hydrocarbons to processing facilities. Facilities include, but are not limited to, control umbilicals, disposal wells and their associated components, flowlines, and gathering lines or lateral lines and their associated components that are paid for by the Joint Account. Facilities exclude (1) Production Systems, (2) Export Pipelines, (3) the equipment procured and utilized for an enhanced recovery and pressure maintenance program described in Article 12.11 (Enhanced Recovery and/or Pressure Maintenance Program Proposals), and (4) the facilities referred to in Article 15.2 (Facilities to Take in Kind).

2.31	Feasibility AFE

The AFE for the Feasibility Stage.

2.32	Feasibility Stage

The stage of a Development Phase during which the Operator, with the assistance of the Feasibility Team, will attempt to find at least one scenario for the development of Hydrocarbons, which is technologically and economically feasible.

2.33	Feasibility Team

A group of employees, contractors, and/or consultants of the Participating Parties or their respective Affiliates that assists the Operator during the Feasibility Stage.

2.34	Force Majeure

An event or cause that is reasonably beyond the control of the Party claiming the existence of such event or cause, which includes, but is not limited to, a flood, storm, hurricane, loop current/eddy, or other act of God; a fire, loss of well control, oil spill, or other environmental catastrophe; a war, a civil disturbance, a terrorist act, a labor dispute, a strike, a lockout; an inability to immediately comply with a law, order, rule, or regulation; a governmental action or delay in granting necessary permits or permit approvals; and the inability to secure materials or a rig.

2.35	HSE

Health, safety, and environment.

2.36	Hydrocarbon Recoupment

An amount to be recovered by the Participating Parties from all or part of the Non-Participating Interest Share of the proceeds from the sale of future Hydrocarbon production equal to the Non-Participating Interest Share of the Costs of the Non-Consent Operation multiplied by the applicable percentage in Article 16 (Non-Consent Operations).

2.37	Hydrocarbons

The oil, gas, and associated liquid and gaseous by-products (except helium) that may be produced from a well bore on the Contract Area.

2.38	Joint Account

The account maintained by the Operator under this Agreement, showing the charges paid and credits received in connection with the activities and operations conducted under this Agreement.

2.39	Lease

Each OCS federal oil and gas lease (or portion thereof) identified in Exhibit “A” and each oil and gas lease covering one or more OCS blocks, or portions thereof, in the Contract Area that is acquired during the term of this Agreement by the Operator and the Non-Operating Parties (including substitutions for and replacements of existing Leases).

2.40	MMS

The Minerals Management Service, United States Department of Interior, or its successor agency.

2.41	News Release

A press release or other public announcement or disclosure by a Party containing a reference, either directly or by implication, to this Agreement or the activities or operations herein contemplated, including, but not limited to, any public release via print media, broadcast news, internet, extranet, public networks or service providers, and discussions with journalists.

2.42	Non-Consent Operation

An activity or operation proposed and approved under this Agreement in which one or more Parties, having the contractual right to do so, Elect or Vote not to participate, except when an activity or operation is approved by Vote and the approval binds all Parties.

2.43	Non-Operating Party

A Party other than the Operator.

2.44	Non-Participating Party

A Party who, having the contractual right to do so, Elects or Votes not to participate in sharing the Costs, risks, and benefits (including the rights to Hydrocarbons) of an activity or operation proposed and approved under this Agreement, except when an activity or operation is approved by Vote and the approval binds all Parties.

2.45	Non-Participating Interest Share

The percentage of participation in the Costs, risks, and benefits (including rights to Hydrocarbons) that a Non-Participating Party would have had in a proposed activity or operation if all Parties had participated in that proposed activity or operation.

2.46	Objective Depth

For each well, the shallower of the total footage to be drilled by that well (as measured in true vertical subsea depth) or the penetration by the drill bit to the base of the deepest target formation or interval in that well, as that depth or target formation or interval is stated in the AFE for the well.

2.47	OCS

The Outer Continental Shelf of the Gulf of Mexico.

2.48	Offsite Host Facilities

Production equipment that is (a) used to process or handle Hydrocarbon production and (b) owned by one or more third parties or by one or more Participating Parties in an Execution AFE (under which that production equipment is to be utilized for Hydrocarbon production), whose respective ownership interests in the production equipment are not exactly the same as their respective Participating Interest Shares in the Execution AFE.

2.49	Operator

The Party designated in Article 4.1 (Designation of the Operator), a successor Operator selected under Article 4.5 (Selection of Successor Operator), and, if applicable, a substitute Operator selected under Article 4.2 (Substitute Operator).

2.50	Overinvested Party

A Party entitled to receive its Participating Interest Share of an Underinvestment.

2.51	Participating Interest Share

A Participating Party’s percentage of participation in:
(a)	the Costs, risks, and benefits (including rights to Hydrocarbons) of an approved activity or operation; or,

(b)	if applicable, interests to be assigned to the Parties.
A Participating Party’s percentage of participation is either the proportion, expressed as a percentage, that the Participating Party’s Working Interest bears to the total Working Interests of all Participating Parties or such different basis for Cost sharing or assignment as the Participating Parties agree upon.

2.52	Participating Party

A Party who, having the contractual right to do so, participates in the sharing of:
(a)	the Costs, risks, and benefits (including rights to Hydrocarbons) of an approved activity or operation; or,

(b)	if applicable, the interests to be assigned to the Parties.
The term includes a Party who does not Vote to participate in a proposed activity or operation, but is nonetheless bound to participate in that proposed activity or operation if it is approved by Vote.

2.53	Post-Production Project Team AFE

An AFE submitted in association with the continuance of the Project Team under Article 12.8 (Post-Production Project Team AFEs).

2.54	Producible Reservoir

An underground accumulation of Hydrocarbons (a) separate from and not in Hydrocarbon communication with another accumulation of Hydrocarbons, and (b) into which a Producible Well has been drilled.

2.55	Producible Well

A well on the Contract Area that:
(a)	produces Hydrocarbons;

(b)	meets, according to the MMS, the “well producibility criteria” in Title 30 CFR 250.116 or any succeeding order or regulation issued by an appropriate governmental authority; or

(c)	the Participating Parties in the subject well unanimously agree is a Producible Well.
2.56	Production System

A system or combination of systems on the Contract Area to develop, produce, store, distribute, and initiate the transportation of Hydrocarbons. The term includes:
(a)	an offshore surface structure, whether fixed, compliant, or floating;

(b)	a subsea structure or template designed as a guide to or to provide structural rigidity to one or more wells;

(c)	any combination of the items mentioned in clauses (a) and (b);

(d)	any other type of structure designed to develop and produce Hydrocarbons; and
(e)	all associated components of the items mentioned above, including, but not limited to, a drilling rig, mooring lines, and anchor piles.
Production System excludes Facilities, mobile offshore drilling units, and the facilities referred to in Article 15.2 (Facilities to Take in Kind).

2.57	Production Testing

Operations for the controlled flow of Hydrocarbons to the surface for the purpose of measuring flow rates or flowing pressures, or gaining other subsurface data.

2.58	Project Team

A group of employees, contractors, and/or consultants of the Participating Parties or their respective Affiliates, who assists the Operator in carrying out the scope of work for the Selection Stage, Define Stage, and Execution Stage and the scope of work under Articles 12.8 (Post-Production Project Team AFEs) and 12.11 (Enhanced Recovery and/or Pressure Maintenance Program Proposals).

2.59	Recompletion

A Development Operation in a single well bore in which a completion in one Producible Reservoir is abandoned in order to attempt a completion in a different Producible Reservoir. To “Recomplete” means to conduct a Recompletion.

2.60	Selection AFE

The AFE for the Selection Stage.

2.61	Selection Stage

The stage of a Development Phase during which the Operator, with the assistance of the Project Team, if applicable, will determine whether to:
(a)	install a Development System on the Contract Area, or

(b)	tie-back to, and utilize,
(i)	a Development System resulting from a previous Development Phase or

(ii)	a development system and/or facilities located outside the Contract Area in order to produce Hydrocarbons.
2.62	Sidetracking

An operation to directionally control or intentionally deviate a well to change the bottomhole location to another bottomhole location not deeper than the stratigraphic equivalent of the Objective Depth of an operation previously conducted in the well, unless the intentional deviation is done to straighten the hole, drill around junk, or overcome other mechanical difficulties. To “Sidetrack” means to conduct a Sidetracking.

2.63	Transfer of Interest

A conveyance, assignment, transfer, farmout, exchange, or other disposition of all or part of a Party’s undivided Working Interest.

2.64	Underinvested Party

A Party with an Underinvestment.

2.65	Underinvestment

A monetary obligation incurred under this Agreement to be settled under Article 16.9 (Settlement of Underinvestments).

2.66	Vote

As a noun, a response or deemed response by a Party to a proposal requiring approval under Article 8.2.1 (Approval by Vote); as a verb, to respond to a proposal requiring approval under Article 8.2.1 (Approval by Vote).

2.67	Well Plan

A detailed written description accompanying a proposal to drill an Exploratory Well, Appraisal Well, or Development Well, or to conduct a Workover, Recompletion, well repair, or subsequent operation at Objective Depth, which must include, at a minimum:
(a)	the surface and target bottomhole locations of the operation, if applicable;

(b)	the expected commencement date of the operation and the anticipated time necessary to conclude the operation;

(c)	the total vertical subsea depth to be drilled, along with the specified Objective Depth (and the target zones to be penetrated), if applicable;
(d)	the proposed drilling plan, if applicable, and the proposed completion plan, including the casing program and directional details, if applicable;

(e)	details of all coring, logging, and other evaluation operations to be conducted, if applicable; and

(f)	information about the drilling rig to be used, including day rates, water depth rating, and other limitations relevant to the operations to be conducted, if applicable.
2.68	Working Interest

The record title leasehold interest or, where applicable, the operating rights of each Party in and to each Lease (expressed as the percentage provided in Exhibit “A”). If a Party’s record title interest is different from its operating rights, the Working Interest of each Party is the interest provided in Exhibit “A.”

2.69	Workover

A Development Operation conducted in an existing well after the well has been completed in one or more Producible Reservoirs to restore, maintain, or improve production from one or more of those Producible Reservoirs.
ARTICLE 3 — EXHIBITS
3.1	Exhibits

All references in this Agreement to “Exhibits” without further qualification mean the Exhibits listed below and attached to this Agreement. Each Exhibit is made a part of this Agreement and is incorporated into this Agreement by this reference. If any provision of an Exhibit conflicts with any provision of the body of this Agreement, the provision of the body of this Agreement shall prevail, with the exception of Exhibits ”C,” “D,” and ”G,” each provision of which shall prevail over any provision of the body of this Agreement, except as provided in Article 6.2.4 (Long Lead Well Operation AFEs). If any provision of Exhibit “C” conflicts with any provision of Exhibit “G,” the provision of Exhibit “G” shall prevail. If any provision of Exhibit “C” conflicts with any provision of Exhibit “D,” the provision of Exhibit “C” shall prevail.

Exhibit “A”	Description of Leases, Working Interests of the Parties, and Representatives

Exhibit “B”	Insurance Provisions

Exhibit “C”	Accounting Procedure

Exhibit “D”	Gas Balancing Agreement

Exhibit “E”	Certification of Non-segregated Facilities

Exhibit “F”	Security Interest Provisions

Exhibit “G”	Project Team and Technology Sharing

Exhibit “H”	Dispute Resolution Procedure

Exhibit “I”	Well Data Trade and Confidentiality Agreement

~~Exhibit “J”~~	~~Tax Partnership~~ INTENTIONALLY DELETED

Exhibit “K”	Health, Safety and Environment

Exhibit “L”	Geophysical Operations Provisions
ARTICLE 4 – SELECTION OF OPERATOR
4.1	Designation of the Operator

BP Exploration & Production Inc. is designated as the Operator of the Contract Area. The Parties shall promptly execute and file all documents required by the MMS in connection with the designation of BP Exploration & Production Inc. as Operator or with the designation of any other Party as a substitute or successor Operator. Unless agreed otherwise by all the Parties, the Operator shall be classified as the designated applicant for oil spill financial responsibility purposes, and each Non-Operating Party shall promptly execute the appropriate documentation reflecting that classification and promptly provide that documentation to the Operator for filing with the MMS.

4.2	Substitute Operator
4.2.1	Substitute Operator if Operator is a Non-Participating Party

Except as otherwise provided in Article 4.2.3 (Circumstances Under Which the Operator Must Conduct a Non-Consent Operation), if the Operator is a Non-Participating Party in a Non-Consent Operation, the Participating Parties may approve by Vote the designation of any Participating Party as the substitute Operator. The substitute Operator shall serve as the Operator only (a) for the Non-Consent Operation (if the Non-Consent Operation is the drilling of a well, through the release of the drilling rig for that well), (b) of the Lease affected by the Non-Consent Operation, and (c) with the same authority, rights, obligations, and duties as the Operator, subject to the limitations in (a) and (b). If a Non-Operating Party is the only Participating Party in a Non-Consent Operation, then the Non-Operating Party shall be designated as the substitute Operator for that Non-Consent Operation, with no Vote required, unless the Non-Operating Party elects not to accept the designation. A Non-Operating Party, who is a Participating Party, shall not be designated as a substitute Operator against its will. If a substitute Operator is not designated under the foregoing procedures, the Operator shall, upon the unanimous agreement of the Participating Parties, conduct the Non-Consent Operation on behalf of the Participating Parties and at the Participating Parties’ sole Cost and risk under Article 16 (Non-Consent Operations). If the Participating Parties do not approve by Vote a substitute Operator to conduct the Non-Consent Operation or do not unanimously agree that the Operator shall conduct the Non-Consent Operation on behalf of the Participating Parties, then the proposal of the Non-Consent Operation shall be deemed withdrawn, with the effect as if the proposal for the Non-Consent Operation had never been proposed and approved.

4.2.2	Substitute Operator if Operator Fails to Commence Drilling Operations

If the Operator fails to timely commence an Exploratory Well in accordance with Article 10.1.3 (Timely Operations), an Appraisal Well in accordance with Article 11.1.3 (Timely Operations) or a Development Well in accordance with Article 13.1.3 (Timely Operations), the non-operating Participating Parties may select a substitute Operator in the same manner as the selection of a successor Operator under Article 4.5 (Selection of Successor Operator), and the substitute Operator shall serve as the Operator only (a) for the drilling of that well through the release of the drilling rig for that well, (b) of the Lease on which the well is drilled, and (c) with the same authority, rights, obligations, and duties as the Operator, subject to the limitations in (a) and (b).
4.2.3	Circumstances Under Which the Operator Must Conduct a Non-Consent Operation

If:
(a)	a drilling rig is on location and the Operator becomes a Non-Participating Party (i) in a supplemental AFE pursuant to the terms of Article 6.2.2 (Supplemental AFEs), or (ii) after reaching Objective Depth as provided in Article 10.2 (Exploratory Operations at Objective Depth), Article 11.2 (Appraisal Operations at Objective Depth), or Article 13.2 (Development Operations at Objective Depth), or

(b)	the Operator becomes a Non-Participating Party in an operation to be conducted on or from a Development System operated by the Operator, the Operator, as a Non-Participating Party, shall conduct the Non-Consent Operation on behalf of the Participating Parties and at the Participating Parties’ sole Cost and risk under Article 16 (Non-Consent Operations).
4.2.4	Operator’s Conduct of a Non-Consent Operation in Which it is a Non-Participating Party

When, under Article 4.2.1 (Substitute Operator if Operator is a Non-Participating Party) or Article 4.2.3 (Circumstances Under Which the Operator Must Conduct a Non-Consent Operation), the Operator conducts a Non-Consent Operation in which it is a Non-Participating Party, it shall follow the practices and standards in Article 5 (Rights and Duties of Operator). The Operator shall not be required to proceed with the Non-Consent Operation until the Participating Parties have advanced the Costs of the Non-Consent Operation to the Operator.

The Operator shall never be obligated to expend any of its own funds for the Non-Consent Operation.

4.2.5	Appointment of a Substitute Operator

After expiration of all applicable response periods for the Non-Consent Operation and selection of a substitute Operator, each Party shall promptly provide the substitute Operator with the appropriate MMS designation of operator forms and certification of oil spill financial responsibility forms. The Operator and the substitute Operator shall coordinate the change of operatorship to avoid interfering with ongoing activities and operations, if any, including but not limited to, lease maintenance activities and operations.

4.2.6	Redesignation of Operator

Within fifteen (15) days after conclusion of the Non-Consent Operation, all Parties shall execute and provide the Operator with the appropriate MMS designation of operator forms and certification of oil spill financial responsibility forms to return operatorship to the Operator, thereby superseding the Parties’ designation of the substitute Operator under Article 4.2.5 (Appointment of a Substitute Operator).
4.3	Resignation of Operator

Subject to Article 4.5 (Selection of Successor Operator), the Operator may resign at any time by giving written notice to the Parties, except that the Operator may not resign during a Force Majeure or an emergency that poses a threat to life, safety, property, or the environment. If the Operator ceases to own a Working Interest, the Operator automatically shall be deemed to have resigned as the Operator without any action by the Non-Operating Parties.

4.4	Removal of Operator

The Operator may be removed under the following circumstances:
4.4.1	Removal Upon Assignment

If the Operator assigns part of its Working Interest (excluding an interest assigned to an Affiliate) and the assignment reduces the Operator’s Working Interest to less than the Working Interest of a Non-Operating Party, whether accomplished by one or more assignments, then the removal of the Operator requires approval by Vote.

4.4.2	Removal for Cause by Vote

Under the following circumstances, the removal of the Operator shall be approved by Vote, excluding the Vote of the Operator:
(a)	the Operator is found liable by a final judicial decision or a final decision under binding arbitration for an act of gross negligence or willful misconduct regarding the Contract Area;

(b)	the Operator commits a substantial breach of a material provision of this Agreement and fails to cure the breach within thirty (30) days after receipt of written notice of the breach from a Non-Operating Party. If the breach specified in the notice reasonably cannot be corrected within the thirty (30) day period, but the Operator within said period begins action to correct the breach and thereafter diligently carries the corrective action to completion, the Operator shall not be removed. The Operator shall not be removed under this Article 4.4.2 if the Operator is able to prove the non-existence of the alleged breach within thirty (30) days after receipt of written notice of the alleged breach;

(c)	the Operator becomes insolvent or unable to pay its debts as they mature, makes an assignment for the benefit of its creditors, commits an act of bankruptcy, or seeks relief under laws providing for the relief of debtors;

(d)	a receiver is appointed for the Operator or for substantially all of its property or affairs; or

(e)	the Operator fails to timely commence the fabrication or acquisition of the Development System in accordance with Article 12.7.9 (Timely Operations for Development Systems).
4.4.3	Timing of Vote to Remove Operator

A Vote to remove the Operator for cause as provided in this Article 4.4 shall be taken within ninety (90) days after the Non-Operating Party’s actual knowledge of the cause.

4.5	Selection of Successor Operator

Upon the resignation or removal of the Operator, a successor Operator shall be approved by Vote, subject to this limitation on the Voting right of Operator: if the resigned or removed Operator is not entitled to Vote, fails to Vote, or Votes only to succeed itself, then the successor Operator shall be approved by Vote after excluding the Vote of the resigned or removed Operator. If the Operator assigns all or a part of its Working Interest, then under Article 4.3 (Resignation of Operator) or Article 4.4.1 (Removal Upon Assignment) the Party who acquired all or a part of the former Operator’s Working Interest shall not be excluded from Voting for a successor Operator. If there are only two Parties to this Agreement when the Operator resigns or is removed, then the Non-Operating Party automatically has the right, but not the obligation, to become the Operator. If no Party is willing to become the Operator, this Agreement shall terminate under Article 26.1 (Term).

4.6	Effective Date of Resignation or Removal

The resignation or removal of the Operator shall become effective as of 7:00 a.m. on the first day of the month following a period of ninety (90) days from, and inclusive of, the day of the Parties’ receipt of the applicable notice, unless a longer period is required for the Parties to obtain approval of the designation of the successor Operator, and certification for oil spill financial responsibility purposes by the MMS, in which case the resignation or removal of the Operator shall become effective at 7:00 a.m. on the day immediately following MMS approval. The resignation or removal of the outgoing Operator shall not prejudice any rights, obligations, or liabilities of the outgoing Operator which accrued during its tenure. The outgoing Operator and the successor Operator may charge the Joint Account for the reasonable Costs incurred in connection with the change of operatorship, except when the change of operatorship results from a merger, consolidation, reorganization, or sale or transfer to an Affiliate of the Operator.

4.7	Delivery of Property

On the effective date of resignation or removal of the Operator, the outgoing Operator shall deliver to the successor Operator custodianship of the Joint Account and possession of all items purchased for the Joint Account under this Agreement; all Hydrocarbons that are not the separate property of a Party; all equipment, materials, and appurtenances purchased for the Joint Account under this Agreement; all Hydrocarbons that are not the separate property of a Party; all equipment, materials, and appurtenances purchased for the Joint Account under this Agreement; and all books, records, and inventories relating to the Joint Account (other than those books, records, and inventories maintained by the outgoing Operator as the owner of a Working Interest). The outgoing Operator shall further use its reasonable efforts to transfer to the successor Operator, as of the effective date of the resignation or removal, its rights as Operator under all contracts exclusively relating to the activities or operations conducted under this Agreement, and the successor Operator shall assume all obligations of the Operator that are assignable under the contracts. The Parties may audit the Joint Account and conduct an inventory of all property and all Hydrocarbons that are not the separate property of a Party, and the inventory shall be used in the return of, and the accounting by the outgoing Operator of, the property and the Hydrocarbons that are not the separate property of a Party. The inventory and audit shall be conducted under Exhibit “C.”
ARTICLE 5 — RIGHTS AND DUTIES OF OPERATOR
5.1	Exclusive Right to Operate

Except as otherwise provided, the Operator has the exclusive right and duty to conduct (or cause to be conducted) all activities or operations under this Agreement. In performing services under this Agreement for the Non-Operating Parties, the Operator is an independent contractor, not subject to the control or direction of Non-Operating Parties, except as provided in Article 8.2 (Voting and Election Procedures) or Article 8.5 (Approved by Unanimous Agreement). The Operator is not the agent or fiduciary of the Non-Operating Parties. With the exception of any Feasibility Team or Project Team formed under this Agreement, the Operator shall select and determine the number of employees, Affiliates, contractors, and/or consultants used in conducting activities or operations under this Agreement and the hours of labor and the compensation for those employees, Affiliates, contractors, and/or consultants. All of those employees, Affiliates, contractors, and/or consultants shall be the employees, Affiliates, contractors, and/or consultants of the Operator. The Operator shall contract for and employ any drilling rigs, tools, machinery, equipment, materials, supplies, and personnel reasonably necessary for the Operator to conduct the activities or operations provided for in this Agreement; however, if a substitute Operator is designated to drill a well, the substitute Operator may utilize a rig, which it owns or has under contract, for the drilling of that well.

5.2	Workmanlike Conduct

The Operator shall timely commence and conduct all activities or operations in a good and workmanlike manner, as would a prudent operator under the same or similar circumstances. THE OPERATOR SHALL NOT BE LIABLE TO THE NON-OPERATING PARTIES FOR LOSSES SUSTAINED OR LIABILITIES INCURRED, EXCEPT AS MAY RESULT FROM OPERATOR’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. UNLESS OTHERWISE PROVIDED IN THIS AGREEMENT, THE OPERATOR SHALL CONSULT WITH THE NON-OPERATING PARTIES AND KEEP THEM INFORMED OF IMPORTANT MATTERS. The Operator shall never be required to conduct an activity or operation under this Agreement that it, as a reasonable and prudent operator in similar circumstances, believes would be unsafe or would endanger persons, property, or the environment.

5.3	Drilling Operations

The Operator may have drilling operations conducted by qualified and responsible independent contractors who are not an Affiliate of the Operator and are employed under competitive contracts. A competitive contract is a contract, or any extension thereof (a) that was entered into within five (5) years before the commencement of drilling operations and (b), that contains terms, rates, and provisions that, when the contract was entered into, did not exceed those generally prevailing on the OCS for operations involving drilling rigs of an equivalent type, operating in similar environments and water depths, equipped to the Operator’s standard conditions, and capable of drilling the proposed well or conducting other required operations within the schedule in the well AFE. The Operator may employ its own or its Affiliate’s equipment, personnel, drilling rig, Workover rig, and snubbing unit in the conduct of those operations, either under Exhibit “C” or under a written agreement among the Participating Parties. If the Operator’s or its Affiliate’s equipment, personnel, drilling rig, Workover rig, or snubbing unit is employed in conducting operations under this Agreement, the terms, conditions, and rates for that employment shall be consistent with those currently prevailing in competitive contracts for the deepwater OCS.

5.4	Liens and Encumbrances

The Operator shall endeavor to keep the Leases, Production Systems, Facilities, and other equipment purchased for the Joint Account under this Agreement and the Hydrocarbons free from liens and encumbrances (except those provided in

Exhibit “F”) that might arise by reason of the activities or operations conducted under this Agreement. If a lien is placed on the Leases, Production Systems, Facilities, other equipment, or any Hydrocarbons, the Operator shall make reasonable efforts to remove the lien.
5.5	Records

The Operator shall keep accurate books, accounts, and records of activities or operations under this Agreement in compliance with the Accounting Procedure in Exhibit “C.” Unless otherwise provided in this Agreement, all records of the Joint Account shall be available to a Non-Operating Party at all reasonable times during the Operator’s normal office hours under Exhibit “C.” The Operator shall use good-faith efforts to ensure the settlements, billings, and reports rendered to each Party under this Agreement are complete and accurate. The Operator shall notify the other Parties promptly upon the discovery of any error or omission pertaining to the settlements, billings, and reports rendered to each Party. This provision does not affect a Party’s audit rights under this Agreement. This provision shall also apply to each Non-Operating Party’s books, accounts, and records kept to support its charges to a Project Team.

5.6	Reports to Government Agencies

The Operator shall make timely reports to all governmental authorities to which it has a duty to make reports and shall furnish copies of the reports to the Participating Parties. The Operator shall provide each Non-Operating Party with a copy of each notice, order, and directive received from the MMS. As soon as reasonably practicable, each Party shall give written notice to the other Parties before each meeting with government authorities of which it has notice and that affect the Contract Area.

5.7	Information to Participating Parties

The Operator shall, as soon as reasonably practicable and to the extent that the information has then been obtained or received by the Operator, furnish each Participating Party the following information about well operations:
(a)	a copy of each application for a permit to drill and all amendments to that application;

(b)	drilling and Workover reports, which shall include, but not be limited to, the current depth, the corresponding lithological information, data on drilling fluid characteristics, information about drilling difficulties or delays (if any), mud checks, mud logs, and Hydrocarbon information, casing and cementation tallies, and estimated cumulative Costs, to be sent by facsimile or electronic transmission within eight (8) hours (exclusive of Saturdays, Sundays, and federal holidays) of well operations conducted in the preceding twenty-four (24) hour period; provided, however, the information and data set forth in this Article 5.7(b) shall be provided in “real time” if it is available to the Operator in “real time” and a Participating Party has contractual rights to utilize the “real time” system that the Operator is utilizing and has agreed to pay any incremental expenses associated with its accessing that information and data from that “real time system”;

(c)	a complete report of all core data and analyses;

(d)	copies of logs and surveys as run, including all digitally recorded data;

(e)	copies of well test results, bottomhole pressure surveys, Hydrocarbon analyses, and other similar information, including PVT analyses;

(f)	copies of reports made to regulatory agencies;

(g)	forty-eight (48) hours’ advance notice of logging, coring, or testing operations (or, if conditions do not permit that much advance notice, as much advance notice as is reasonably possible);

(h)	upon written request, and if sufficient quantities are available, samples of cutting and sidewall cores, marked as to depth, to be packaged and shipped at the expense of the requesting Party;

(i)	copies of drilling prognoses;

(j)	if conventional cores are taken, access to the rig to inspect and evaluate said cores; and

(k)	samples of Hydrocarbons, if sufficient quantities are available, after performing routine tests.
Upon written request, the Operator shall use reasonable efforts to furnish to a requesting Participating Party any additional available information (including a complete slabbed section of all recovered cores, if requested and available), acquired by the Operator for the Participating Parties, not otherwise furnished under this Article (not including any derivative information independently developed at Operator’s sole cost and risk). The Costs of gathering and furnishing the additional available information shall be charged to the Participating Party that requested it.
5.8	Completed Well Information

Operator shall, as soon as reasonably practicable, furnish to each Participating Party the following information pertaining to each completed well, provided, however, the following information shall be provided in “real time” if it is available to the Operator in “real time” and a Participating Party has contractual rights to utilize the “real time” system that the Operator is utilizing and has agreed to pay any incremental expenses associated with its accessing that information from that “real time system”:
(a)	monthly report of production and injection;

(b)	copies of routine reports made to regulatory agencies;

(c)	report on the status of wells not producing and not abandoned;

(d)	report on Hydrocarbons produced during Production Testing;

(e)	bottomhole pressure data and surface pressure data; and

(f)	composite of all logs run (for example, TDT, Carbon-Oxygen, Spinner Surveys, and Casing Collar).
5.9	Information to Non-Participating Parties

The Operator shall furnish to each Non-Participating Party:
(a)	as soon as reasonably practicable, copies of all non-confidential reports made to regulatory agencies, and

(b)	if applicable, after Complete Recoupment, the information specified in Articles 5.7 (Information to Participating Parties) and 5.8 (Completed Well Information).

5.10	Health, Safety, and Environment:

With the goal of achieving safe and reliable activities and operations in compliance with all applicable laws and regulations, including avoiding significant and unintended impact on (i) the health or safety of people, (ii) property, or (iii) the environment, the Operator shall, with the support and cooperation of the Non-Operators, while it conducts activities or operations under this Agreement:
(a)	design and manage activities or operations to standards intended to achieve sustained reliability and promote the effective management of HSE risks;

(b)	apply structured HSE management systems and procedures consistent with those generally applied in the petroleum industry to effectively manage HSE risks and pursue sustained reliability of operations under this Agreement; and

(c)	conform with locally applicable HSE related statutory requirements that may apply.
In fulfilling its duties and obligations hereunder, the Operator shall act in accordance with the provisions of Exhibit “K.”
ARTICLE 6 — EXPENDITURES AND ANNUAL OPERATING
PLAN
6.1	Basis of Charges to the Parties

Except as otherwise provided in this Agreement, the Operator shall pay all Costs of all activities and operations under this Agreement, and each Participating Party shall reimburse the Operator in proportion to its Participating Interest Share for the Costs of these activities and operations. All charges, credits, and accounting for expenditures shall be made under Exhibit “C.” Funds received by the Operator under this Agreement may be commingled with the Operator’s own funds.

6.2	AFEs

The Operator shall not undertake an activity or operation whose Costs are Five Hundred Thousand dollars ($500,000.00) or more, unless an AFE has been included in a proposal for an activity or operation and the proposal has been approved by Vote, Election, or unanimous agreement, whichever is applicable, or the Operator is exercising one of its discretionary powers under this Agreement. An approved proposal grants the Operator authority to commit or expend funds on the approved proposal for the account of the Participating Parties. For an activity or operation whose Costs are in excess of Two Hundred Fifty Thousand dollars ($250,000.00), but less than Five Hundred Thousand dollars ($500,000.00), the Operator shall furnish the Participating Parties with an AFE for information purposes only. Notwithstanding the foregoing, in the event of an emergency, or if in the sole discretion of the Operator a perceived emergency exists that poses an imminent threat to life, safety, property, or the environment, the Operator may immediately make those expenditures for the Joint Account as, in its opinion as a reasonable and prudent operator, are necessary to deal with the emergency, but only to the extent necessary to stabilize the situation and alleviate the imminent threat. The Operator shall report to the Participating Parties, as promptly as possible, the nature of the emergency, the action taken, and the Costs incurred.
6.2.1	AFE Overrun Notice

For informational purposes only, the Operator shall provide an AFE overrun notice to all the Participating Parties if it appears (based upon Operator’s reasonable estimate) that the actual total Costs associated with an original AFE will exceed the estimated total expenditures in that original AFE by more than ten percent (10%), but will not require the submission of a supplemental AFE under Article 6.2.2 (Supplemental AFEs).

6.2.2	Supplemental AFEs

Except as provided in Article 6.2.3 (Further Operations During a Force Majeure), if it appears (based upon the Operator’s reasonable estimate) that the actual Costs associated with an original AFE or its approved supplemental AFEs will exceed the relevant permitted over-expenditure set forth below, the Operator shall promptly submit a supplemental AFE to the Participating Parties. A supplemental AFE shall include the dollar amount of the permitted over-expenditure from the previously approved AFE as part of the dollar amount of that supplemental AFE. Subject to Article 8.6.1 (Well Proposals,

Recompletions, and Workovers), after receipt of the supplemental AFE each Participating Party has the right to make an Election as to its further participation in the approved activity or operation. If a proposed supplemental AFE is approved by Election, the Operator shall continue to conduct the approved activity or operation associated with the supplemental AFE at the sole Cost and risk of the Participating Parties in the supplemental AFE. Any Participating Party making an Election not to participate in an approved supplemental AFE becomes a Non-Participating Party in the activity or operation associated with the original AFE once the actual Costs expended on the activity or operation exceed the permitted over-expenditure amount of the last AFE in which the Non-Participating Party Elected to participate, without regard to whether all the activities or operations (including plugging and abandonment) in the original AFE have been conducted at the time of its Election not to participate. A Non-Participating Party in a supplemental AFE is subject to the same Hydrocarbon Recoupment premium, Underinvestment, or acreage forfeiture provision in Article 16 (Non-Consent Operations) that would apply to a Party Electing or Voting not to participate in the originally approved activity or operation, except a Hydrocarbon Recoupment premium or an Underinvestment shall apply only to the Costs of the approved activity or operation not borne by the Non-Participating Party. If a supplemental AFE is not approved by Election, the Operator shall conclude the activity or operation as soon as practical, and each Participating Party will be responsible for its Participating Interest Share of the Costs of the activity or operation, including Costs in excess of the permitted over-expenditure amount.
6.2.2.1	Permitted Over-expenditures on Well Operations

The permitted over-expenditure for an Exploratory Operation, an Appraisal Operation, or a Development Operation is an amount equal to ten percent (10%) of the estimated total Costs in the original AFE for that operation or its approved supplemental AFEs for wells.

6.2.2.2	Permitted Over-expenditures on the Feasibility AFE, a Post-Production Project Team AFE, or an Enhanced Recovery Project Team AFE

The permitted over-expenditure for the Feasibility AFE, a Post-Production Project Team AFE, or an Enhanced Recovery Project Team AFE is an amount equal to fifteen percent (15%) of the estimated total Costs in the original AFE for that activity or its approved supplemental AFEs.
6.2.2.3	Permitted Over-expenditures on a Selection AFE or Define AFE

The permitted over-expenditure for the Selection AFE or the Define AFE is an amount equal to fifteen percent (15%) of the estimated total Costs in the original AFE for that activity or its approved supplemental AFEs.

6.2.2.4	Permitted Over-expenditures on an Execution AFE

The permitted over-expenditure for the Execution AFE is an amount equal to fifteen percent (15%) of the estimated total Costs in the original AFE for that activity or its approved supplemental AFEs. The “cumulative estimated total Costs in the original AFE for that activity” is the total dollar amount of the Execution AFE, its approved supplemental AFEs and all approved Long Lead Development System AFEs.

6.2.2.5	Permitted Over-expenditures on All Other AFEs

The permitted over-expenditure for all other AFEs is an amount equal to fifteen percent (15%) of the estimated total Costs in the original AFE for that activity or operation or its approved supplemental AFEs.
6.2.3	Further Operations During a Force Majeure

No Party is permitted to make an Election not to participate in further activities or operations under Article 6.2.2 (Supplemental AFEs) during a Force Majeure or during an emergency that poses a threat to life, safety, property, or the environment, but may make an Election not to participate in further activities or operations that are to be conducted after the termination of the Force Majeure or emergency. Notwithstanding any contrary provision of this Agreement, if Costs arising as a result of Force Majeure or emergency cause the amount of an original AFE and its approved supplemental AFEs to exceed their permitted over-expenditure in Article 6.2.2 (Supplemental AFEs), no supplemental AFE will be required; however, once stabilization takes place and Force Majeure or emergency expenditures are no longer being incurred, the Operator shall submit to the Participating Parties a supplemental AFE for the activities or operations that are to be conducted after termination of the Force Majeure or emergency in order for them to make an Election under Article 6.2.2 (Supplemental AFEs) as to their participation in those activities or operations.

6.2.4	Long Lead Well Operation AFEs

In addition to the Operator’s right under Article 12.6 (Long Lead Development System AFEs) to submit Long Lead Development System AFEs for long lead-time items prior to the submission of the Execution AFE, the Operator may submit an AFE to the Parties, which will allow the Operator to make advance commitments for or purchases of equipment or services, which are commercially reasonable and necessary to facilitate the early and orderly commencement of any kind of well or well operation (including any associated tie-back Facilities) (“Long Lead Items”) (a “Long Lead Well Operation AFE”).
6.2.4.1	Approval of a Long Lead Well Operation AFE

Each Long Lead Well Operation AFE requires the unanimous agreement of the Parties.

6.2.4.2	Non-Participating Parties in the Operations Associated with the Long Lead Well Operation AFE

If a Party, who participated in a Long Lead Well Operation AFE, does not participate in an approved well or well operation, for which Long Lead Items were procured under that AFE, the Operator shall reimburse that Party its Participating Interest Share of the Costs of those Long Lead Items within thirty (30) days of the approval of that well or well operation, provided, however, that Party’s share of those

Costs shall be included in the calculation of any Hydrocarbon recoupment to which it is subject as a result of that well or well operation. The Operator shall invoice the Participating Parties in that well or well operation for their proportionate share of the reimbursement under this Article 6.2.4.2 in accordance with Exhibit “C.”

6.2.4.3	Disposition of Items Associated with the Long Lead Well Operation AFE
Notwithstanding the provisions of Exhibit “C,” the Participating Parties in an approved well or well operation for which Long Lead Items were procured shall approve by Vote the disposition of those Long Lead Items if they are not utilized for the approved well or well operation. If the disposition is approved, the disposition will be binding on all Participating Parties in that well or well operation. The disbursement of the proceeds realized from the disposition of those Long Lead Items shall take place in accordance with Exhibit “C.”
6.3	Security Rights

Addressed in Exhibit “F” of this Agreement and is incorporated into this Agreement by this reference.

6.4	Annual Operating Plan
6.4.1	Effect and Content of Annual Operating Plan

The Annual Operating Plan is for informational and planning purposes and does not obligate any Party to any course of action or expenditures or constitute a Vote, Election, or unanimous agreement to participate in any specific activity or operation. To the extent known on the date of submission of the Annual Operating Plan, the Annual Operating Plan shall include the following items, without limitation:
6.4.1.1	Capital Budget
(a)	a list of proposed wells to be drilled including their anticipated order, drilling time, depths, surface and bottomhole locations, objective sands, type of well

(Development, Appraisal), purpose of well (production, injection), and estimated Costs;

(b)	capital well operations listed by well, with their estimated Cost;

(c)	capital projects that have estimated gross Costs greater than three million dollars ($3,000,000.00). The term “capital project” includes addition of new equipment and expansion or upgrades of existing equipment; and
(d)	an estimated total amount (in aggregate) for capital projects.
6.4.1.2	Expense Budget
(a)	expense well operations listed by well, with their estimated Cost;

(b)	expense projects that have estimated gross Costs greater than three million dollars ($3,000,000.00). The term “expense project” includes repair, replacement, inspection, and maintenance of existing equipment;

(c)	an estimated total amount (in aggregate) for expense projects; and

(d)	estimated Operations and Maintenance (O&M) expenditures for the year may be shown in the aggregate. O&M expenses include the ongoing, everyday expenditures necessary to operate the field.
6.4.1.3	Operator Forecasts and Informational Items
(a)	production forecasts;

(b)	injection forecasts;

(c)	fuel gas forecasts;

(d)	scheduled or planned downtime exceeding three (3) days;

(e)	data collection programs;

(f)	Facility constraint and ullage forecast;

(g)	geochemical or geophysical survey(s) or special test(s) that might be contemplated; and

(h)	other areas deemed of significance by the Operator.
6.4.2	Submission of Draft Annual Operating Plan

Beginning in the year in which a Development Plan is approved, and in each subsequent year, the Operator shall develop and submit to the Non-Operating Parties, by July 1st, a draft Annual Operating Plan for the next calendar year. The Annual Operating Plan process will be used (a) as a reporting mechanism by which the Operator will inform the Non-Operating Parties of results of the previous year’s activities and operations, (b) to review ongoing activities and operations, and (c) for the remainder of the current year and the next succeeding calendar year, to forecast and plan activities and operations and to forecast anticipated Hydrocarbon production volumes, operating expenses, and capital expenditures.

6.4.3	Review of Draft Annual Operating Plan

The Non-Operating Parties may provide suggested changes, additions, or deletions to the Annual Operating Plan to the Operator and all other Parties in writing before September 1st of each year. The Operator will then make changes that it deems necessary (if any) and submit the final Annual Operating Plan to the Non-Operating Parties no later than November 1st of each year, at which time the Annual Operating Plan is deemed adopted by all Parties.

ARTICLE 7 — CONFIDENTIALITY OF DATA
7.1	Confidentiality Obligation

Confidential Data acquired or obtained by a Party shall be kept confidential during the term of this Agreement and for an additional period of one hundred eighty (180) days after termination of this Agreement and shall not be disclosed to a third party, unless it is disclosed under Article 7.1.1 (Exceptions to Confidentiality) or 7.1.2 (Permitted Disclosures). Each Party shall maintain the secrecy of the Confidential Data, using the standard of care it normally uses in protecting its own confidential information and trade secrets.
7.1.1	Exceptions to Confidentiality

The confidentiality obligation shall not apply to Confidential Data that is:
(a)	now or later becomes part of the public domain (other than as a result of a wrongful act or omission by a Party);

(b)	now or later becomes available to a Party on a non-confidential basis from a source, other than a Party, that is legally permitted to disclose the item of Confidential Data;

(c)	known to a Party on a non-confidential basis before disclosure of the Confidential Data to it under this Agreement or to which that Party was otherwise entitled at the time of disclosure; or

(d)	independently developed by employees, Affiliates, contractors, and/or consultants of a Party who have not had access to the Confidential Data.
7.1.2	Permitted Disclosures
7.1.2.1	Operator’s Permitted Disclosures

The Operator may disclose items of Confidential Data to those third parties as may be necessary to conduct activities and operations under this Agreement, if the third parties are bound by written agreement to keep the Confidential Data secret for the period of time set forth in the Operator’s service agreement with those third parties or two (2) years if a service agreement does not exist with those third parties.

Notwithstanding the foregoing, should the Operator disclose Confidential Data to an Affiliate, then the Affiliate shall require its Affiliate to handle, hold, and protect the Confidential Data as if it were a Party to this Agreement.

7.1.2.2	All Parties’ Permitted Disclosures

Subject to the restriction that a third party shall be bound by written agreement not to use or disclose the Confidential Data for a period of two (2) years, except for the express purpose for which the disclosure is to be made, all Parties may disclose, in whole or in part, the Confidential Data to the following receiving parties, who may remove the Confidential Data from the custody and premises of the Party making such disclosure:
(a)	to its Affiliate;

(b)	to a bona fide, financially responsible, prospective assignee of any portion of the Party’s Working Interest (including but not limited to an entity with whom a Party or its Affiliates is conducting bona fide negotiations directed toward a merger, consolidation or a sale of a Party’s or an Affiliate’s shares or substantially all of its assets on the OCS);

(c)	to potential contractors, professional consultants, or outside legal counsel engaged by or on behalf of the Party and acting in a capacity where that disclosure is essential to the contractor’s, consultant’s, or outside legal counsel’s work;

(d)	to a bank or other financial institution to the extent appropriate to a Party arranging financing for its obligations under this Agreement;

(e)	to the extent required by a Lease, or by law, order, decree, regulation, or rule (including, without limitation, those of any regulatory agency, securities commission,

stock exchange, judicial, or administrative proceeding). If a Party is required to disclose Confidential Data under this Article 7.1.2.2(e), the Party shall promptly provide all other Parties to this Agreement written notice of those proceedings so that the non-disclosing Parties may seek a protective order or other remedy. A disclosing Party shall furnish only such Confidential Data as is legally required and will use its reasonable efforts to obtain confidential treatment for any Confidential Data disclosed; estimates or other technical evaluations or allocating Hydrocarbon products to source points;

(f)	to an entity allocating or desiring to transport, process, or purchase Hydrocarbons produced under this Agreement for the purpose of making Hydrocarbon reserve
(g)	to third parties for benchmarking studies and industry performance reviews; provided that the Confidential Data disclosed does not include competitive information or data and the studies blind the identities of the participants and the origin of the Confidential Data; and

(h)	to a contractor for the purpose of offsite storage of Confidential Data.
7.1.3	Limited Releases to Offshore Scout Association

The Operator may disclose Confidential Data to the Offshore Oil Scouts Association at their weekly meetings. The Confidential Data that may be disclosed is limited to information concerning well locations, well operations, and well completions to the extent reasonable and customary in industry practice or required under the by-laws of the Offshore Oil Scouts Association.

7.1.4	Continuing Confidentiality Obligation

A Party who ceases to own a Working Interest remains bound by the confidentiality and use obligations of this Agreement as to Confidential

Data obtained through this Agreement under Article 7.1 (Confidentiality Obligation).
7.2	Ownership of Confidential Data

Except as otherwise provided for in this Article 7, all Confidential Data produced as a result of an activity or operation shall be the property of all Participating Parties in that activity or operation. A Non-Participating Party has no rights in or access to Confidential Data produced or derived from a Non-Consent Operation unless and until Complete Recoupment has taken place.
7.2.1	Trades of Confidential Data

Any Participating Party may propose the exchange or trade of any Confidential Data or other similar data and information owned by a third party. Upon approval of said exchange or trade by Vote of the Participating Parties, that approval shall bind all Participating Parties, and the Operator shall utilize the Well Data Trade and Confidentiality Agreement in Exhibit “I” in order to consummate that exchange or trade with the third party. The Operator shall promptly provide all Participating Parties copies of the third party data obtained along with copies of any agreement relating to that exchange or trade.
7.2.2	Ownership of Non-Consent Data

After Complete Recoupment has taken place and a Non-Participating Party has become a Participating Party in an activity or operation, that Non-Participating Party shall become an owner of the Confidential Data and information resulting from that activity or operation. Within fifteen (15) days after Complete Recoupment, the Operator shall furnish that Confidential Data and information to the former Non-Participating Party.
7.3	Access to the Lease and Rig

Except as provided in Article 6.3(b) (Default) in Exhibit “F,” each Participating Party may attend meetings between the Operator and any contractors constructing the Production System or Facilities specified in the Execution AFE as well as access to the construction sites. Except as otherwise provided in Article 6.3(b) (Default) in Exhibit “F,” each Participating Party shall have access to all drilling rigs, Production Systems, and Facilities to observe and inspect operations and wells in which it participates (and the pertinent records and other data). Access by the Participating Party to a drilling rig, Production System, or

Facility serving a Contract Area shall be scheduled through the Operator at least forty-eight (48) hours in advance (or, if conditions do not permit that much advance scheduling, with as much advance scheduling as is reasonably possible). Each Party’s access will be at reasonable times and may not unreasonably interfere with operations at the site.

7.4	Development of Proprietary Information and/or Technology

The ownership, use, treatment, and disclosure of proprietary information or technology, including, but not limited to, drilling technology, production technology, production systems and facilities, and their transportation and installation, pipelines, flowlines, and offshore oil and gas transportation that are charged to the Joint Account shall be handled under Exhibit “G.”
ARTICLE 8 — APPROVALS AND NOTICES
8.1	Classes of Matters

Action will be taken on a proposed activity or operation only after the procedures and approval requirements in this Agreement have been satisfied. There are four general classes of activities or operations under this Agreement: (a) those requiring approval by Vote, (b) those requiring approval by Election, (c) those requiring approval by unanimous agreement, and (d) those within the discretion of the Operator.
8.1.1	Voting and Electing Interest

If all Parties are entitled to make an Election or Vote, each Party has an Electing interest or a Voting interest equal to its Working Interest or its Participating Interest Share, as applicable. If a Party does not have a right to make an Election or Vote, each of the other Parties has an Electing interest or a Voting interest, as applicable, equal to its Working Interest or its Participating Interest Share, as applicable, divided by the total Working Interest or Participating Interest, as applicable, of those Parties who have a right to make an Election or Vote.
8.2	Voting and Election Procedures

The Parties shall Vote or make an Election on proposals requiring a Vote or Election in the order in which those proposals are submitted, except as specified in Articles 10.2 (Exploratory Operations at Objective Depth), 11.2 (Appraisal

Operations at Objective Depth), and 13.2 (Development Operations at Objective Depth). Subject to Article 6.2 (AFEs), after receipt of a notice properly given for an activity or operation requiring a Vote or Election, the Parties entitled to make that Vote or Election (a) may Vote or make an Election in accordance with this Article 8.2 (Voting and Election Procedures) and Article 8.7 (Giving and Receiving Notices and Responses) or (b) shall be deemed to have Voted or made an Election as provided in Article 8.6.5 (Failure to Vote or Make an Election).

A Vote or Election to participate in a proposal is evidenced by a Party making a written affirmative response to the proposal or by a Party’s execution of the AFE associated with the proposal. Except as otherwise provided in this Agreement, a Vote or Election not to participate in a proposal is evidenced by a Party’s written negative response to the proposal, a Party’s failure to make a timely written affirmative response to the proposal or to timely execute the AFE associated with the proposal, or a Party’s failure to timely make a subsequent Vote or Election under Article 8.3 (Second Opportunity to Participate).
8.2.1	Approval by Vote

Approval by Vote shall be decided by a Vote of the Parties as follows:
(a)	when one Party or two Parties are entitled to Vote, approval by Vote shall require an affirmative Vote of one or more Parties with a Voting interest of fifty-one percent (51%) or more, or if two Parties entitled to Vote have the same Voting interest, the affirmative Vote of all Parties entitled to Vote; and

(b)	when more than two Parties are entitled to Vote, approval by Vote shall require an affirmative Vote of two (2) or more Parties entitled to Vote with a combined Voting interest of fifty percent (50%) or more.
8.2.2	Approval by Election

Approval by Election shall be decided by an affirmative Election by one or more Parties, entitled to make an Election, with a combined Electing interest of ten percent (10%) or more.

8.3	Second Opportunity to Participate

Unless otherwise provided to the contrary in this Agreement, if an activity or operation is approved by Vote or Election but is not approved by all of the Parties, a Party who Voted or Elected not to participate in the approved activity or operation may make a subsequent Vote or Election to participate in the approved activity or operation within forty-eight (48) hours (exclusive of Saturdays, Sundays, and federal holidays) of its receipt of the original Voting or Election results from the Operator. If a Party does not exercise its right to make a subsequent Vote or Election to participate, it shall become a Non-Participating Party in the approved activity or operation. If (a) all the Parties entitled to do so make an original Vote or Election or a subsequent Vote or Election to participate in a proposed activity or operation or (b) an approval by Vote is binding on all Parties, then the Operator shall commence the activity or operation in accordance with the applicable timely operations provisions of this Agreement.
8.4	Participation by Fewer Than All Parties

If, after the period in which a Party may make a subsequent Vote or Election to participate, there is at least one Non-Participating Party in the approved activity or operation, each Party who made an original or a subsequent Vote or Election to participate in the approved activity or operation shall, within forty-eight (48) hours (exclusive of Saturdays, Sundays, and federal holidays) of its receipt of the subsequent Voting or Election results,
(a)	limit its participation in the approved activity or operation to its Working Interest share, or

(b)	agree to bear its Participating Interest Share of the approved activity or operation by written correspondence to the Operator. Failure to submit that written correspondence shall be deemed a written correspondence under (a). If a Party, who made an original or a subsequent Vote or Election to participate in the approved activity or operation, submits or is deemed to have submitted a written correspondence under (a) and the other Parties who made an original or a subsequent Vote or Election to participate in the approved activity or operation do not agree to bear all of the remaining Costs of the approved activity or operation within thirty (30) days after the written correspondence period, the proposal of the approved activity or operation and all Votes and Elections in regard to the approved activity or operation shall be deemed withdrawn. Once the Parties, who made an original or a subsequent Vote or Election to participate in an approved activity or operation in which there is a Non-Participating Party, agree to bear all of the Costs of the approved activity or operation, the Operator shall commence the activity or operation at the sole Cost and risk of the Participating Parties in accordance with the applicable timely operations provisions of this Agreement. Notwithstanding the foregoing, the election periods in Articles 10.2 (Exploratory Operations at Objective Depth), 11.2 (Appraisal Operations at Objective Depth), and 13.2 (Development Operations at Objective Depth) shall govern in the event of a conflict.

8.5	Approval by Unanimous Agreement

After receipt of a notice for a proposal that requires unanimous agreement, each Party entitled to approve (or disapprove) that activity or operation may indicate its approval or disapproval by providing a written statement in a response. Unless otherwise specifically provided, failure of a Party to make such a response is deemed its disapproval.
8.6	Response Time for Notices

After receipt of an AFE or notice under this Article 8, the Parties may (a) submit their Vote or (b) make an Election or (c) submit a written statement, whichever is applicable. If requested in writing by a Party entitled to (a) submit their Vote or (b) make an Election or (c) submit a written statement on an AFE or notice, the Operator shall give prompt notice of the results of those Votes, Elections or written statements to each Party entitled to (a) submit their Vote or (b) make an Election or (c) submit a written statement, as applicable. Except as otherwise provided in this Agreement, the response times for each type of proposal shall be as follows:
8.6.1	Well Proposals, Recompletions, and Workovers

When a well, Recompletion, or Workover is proposed, each Party entitled to Vote or make an Election or submit a written statement, whichever is applicable, has thirty (30) days after receipt of the proposal (inclusive of Saturdays, Sundays, and federal holidays) to respond to it. If a drilling rig is on location and day rate rig charges are being charged to the Joint Account and if a Party, who is entitled to do so, has proposed the immediate commencement of a substitute well or a supplemental AFE to a well, or a Recompletion or Workover in or through the same well bore in which the previous operation was conducted or has submitted a supplemental AFE to a well, and if the rig that is on location is to conduct the operation or is to be utilized under the supplemental AFE, a Party entitled to Vote or make an Election or submit a written statement has forty-eight (48) hours after receipt of the proposal (inclusive of Saturdays, Sundays, and federal holidays) to respond to it. The response times for subsequent operations at Objective Depth are provided in Article 10.2 (Exploratory Operations at Objective Depth), Article 11.2 (Appraisal Operations at Objective Depth), and Article 13.2 (Development Operations at Objective Depth).
8.6.2	Execution AFE

Each Party entitled to make an Election on an Execution AFE has one hundred twenty (120) days after the date of its receipt of the Execution AFE to make that Election.

8.6.3	Other AFE Related Operations

Except as otherwise provided in Articles 8.6.1 (Well Proposals, Recompletions, and Workovers), 8.6.2 (Execution AFE), and 12.7.7 (Approval of Major Modifications), the response time to a proposed AFE, activity, or operation will depend upon the gross AFE amount. Response times will be as follows:
(a)	AFE of five hundred thousand $500,000.00 or more but less than twenty million dollars $20,000,000.00; response will be made within thirty (30) days after receipt of said proposal;

(b)	AFE of twenty million dollars $20,000,000.00 or more but less than fifty million dollars $50,000,000.00; response will be made within sixty (60) days after receipt of said proposal; and

(c)	AFE of fifty million dollars $50,000,000.00 or more; response will be made within ninety (90) days after receipt of said proposal.
8.6.4	Other Proposals

For all other proposals requiring notice, and all supplemental AFEs other than those subject to Article 8.6.1 (Well Proposals,

Recompletions, and Workovers), each Party has thirty (30) days after receipt of the proposal to respond to it.

8.6.5	Failure to Vote or Make an Election

Unless otherwise specifically provided, failure of a Party to Vote or make an Election, whichever is applicable, within the period required by this Agreement is deemed to be a Vote or Election not to participate.

8.6.6	Suspensions of Operations and Suspensions of Production

Notwithstanding any contrary provision in Article 8.6 (Response Time for Notices), if the MMS grants a Suspension of Production (“SOP”), a Suspension of Operations (“SOO”), or similar regulatory grant for all or part of the Contract Area, and if the SOP, SOO, or grant requires the commencement of an activity or operation before the expiration of the period for Voting, making an Election, or submitting a written statement, as provided in Article 8.5 (Approval by Unanimous Agreement) for that activity or operation, the Parties shall cast their Votes, make their Elections, or submit their written statement on the activity or operation at least ten (10) days (inclusive of Saturdays, Sundays and federal holidays) before the commencement date required in the SOO, SOP, or grant.
8.6.7	Standby Charges

The Participating Parties in a well or well operation conducted immediately prior to the delivery of (a) a proposal for a substitute well or a subsequent operation in a well or (b) a supplemental AFE are responsible for charges associated with the well or well operation that accrue before that delivery. All charges, which accrue after that delivery, are the responsibility of the Participating Parties in the substitute well, subsequent operation, or supplemental AFE. If (a) the proposal of a substitute well or subsequent operation or (b) the supplemental AFE is not approved, the Participating Parties in the well or well operation conducted immediately prior to the delivery of that proposal or supplemental AFE are responsible for the charges that accrue after that delivery.

8.7	Giving and Receiving Notices and Responses

Except as otherwise provided in this Agreement, all notices and responses required or permitted by this Agreement shall be in writing and shall be delivered in person or by mail, courier service, or facsimile transmission, with postage and charges prepaid, addressed to the Parties at the addresses in Exhibit “A.” A notice is deemed delivered only when received by the Party to whom it was directed, and the period for a Party to deliver a response begins on the date the notice is received. “Receipt” of a written notice means actual delivery of the notice to the Party’s address or transmission to the facsimile number provided in Exhibit “A.” A response is deemed delivered when it is deposited in the United States mail, delivered to a courier, transmitted by facsimile transmission, or is personally delivered to a Party.
However, when a drilling rig is on location and day rate rig charges are being charged to the Joint Account, notices or responses pertaining to operations utilizing a drilling rig shall be given orally or by telephone. “Receipt” of an oral or telephone notice means actual and immediate communication to the Party to be notified. All telephone or oral notices or responses permitted by this Agreement shall be confirmed immediately thereafter by facsimile transmission. A message left on an answering machine or with an answering service or other third person is not adequate telephone or oral notice or response. If a Party is unavailable to receive a notice or response required to be given orally or by telephone, the notice or response may be delivered by facsimile transmission.

8.8	Content of Notices

A notice requiring a response shall indicate the appropriate response time specified in Article 8.6 (Response Time for Notices). A well proposal notice shall include the type of well being proposed, (for example, Exploratory Well, Appraisal Well, or Development Well), a Well Plan, and an AFE that includes the Costs of permanently plugging and abandoning the well. If a proposed activity or operation is subject to Article 16.4 (Non-Consent Operations to Maintain Contract Area), the notice shall specify that the proposal is a Contract Area maintenance activity or operation.

8.9	Designation of Representatives

The names, addresses, and telephone and facsimile numbers of a designated representative and alternate for each Party to whom notices or responses shall be directed, are provided in Exhibit “A.” The designated representative and the alternate may be changed by written notice to the other Parties.

8.10	Meetings

Any Party may call a meeting. Except in an emergency, no meeting shall be called on less than five (5) days’ advance notice (inclusive of Saturdays, Sundays, and federal holidays), and the notice shall include a proposed agenda. The Operator shall be chairman of each meeting and take minutes of each meeting. Only matters included in the agenda may be considered at a meeting unless unanimously agreed to by the Parties.

8.11	Obligations of Well Participation

Subject to Article 6.2 (AFEs), a Participating Party in an Exploratory Well, an Appraisal Well, or a Development Well is responsible for its Participating Interest Share of all necessary Costs in the original well AFE, which shall include only the Cost to drill, test (except Production Testing), and log the well to its Objective Depth, or shallower depth if applicable, and to plug and abandon the well.
ARTICLE 9 — NEWS RELEASES
9.1	Proposal of News Releases

Any Party may propose for issuance a News Release about the activities or operations covered by this Agreement by submitting the text of the News Release to the Parties. A News Release proposal requires the unanimous agreement of the Parties. The Parties shall respond to a News Release proposal within seventy-two (72) hours of their receipt of it by agreeing or disagreeing with the text of the proposed News Release, or by submitting alternative text for the News Release. If a Party submits alternative text for the News Release, the Parties shall have forty-eight (48) hours to agree or disagree with any of the proposed texts of the News Release. If a Party fails to respond, the Party shall be deemed to have not approved any of the proposed News Releases.
9.1.1	Operator’s News Release

If the Parties do not unanimously agree to any of the texts of a proposed News Release within the time period set forth in Article 9.1 (Proposal of News Releases), the Operator has the exclusive right for forty-eight (48) hours, following the last response under Article 9.1 (Proposal of News Releases), to submit a News Release on the subject matter of the original proposal to the Parties in accordance with this Article 9.1.1. If the News Release pertains to a well or an operation in a well, the Operator must limit the content of the News Release to the following information:
(a)	the name of the well or operation and the water depth;

(b)	the location of the well by protraction area, block, and adjacent state;

(c)	the lease bonus paid and the lease acquisition date;

(d)	the result of a Production Test, if conducted;
(e)	the participants in, and their Working Interest in, the well or operation; and

(f)	the surrounding acreage controlled by the participants.
If the News Release does not pertain to a well or an operation in a well, it may only contain information that is not Confidential Data or Confidential Information (as defined in Exhibit “G”) and does not substantially undermine the Parties’ competitive advantage in the area surrounding, or trend or play pertaining to, the Contract Area. The Operator shall transmit the News Release to the Non-Operating Parties not less than seventy-two (72) hours (exclusive of Saturdays, Sundays, and federal holidays) before the time at which the Operator wishes to issue it. Any Party may have its name excluded from the News Release by notifying the Operator of that desire within forty-eight (48) hours of that Party’s receipt of the News Release.

9.1.2	Non-Operating Party’s News Release

If the Operator does issue the News Release within forty-eight (48) hours of the termination of the seventy-two (72) hour period referred to in Article 9.1.1 (Operator’s News Release), any Participating Party may prepare and issue its own News Release, using the content guidelines and procedures provided in Article 9.1.1 (Operator’s News Release), simultaneously with or following the Operator’s News Release. If the Operator does not issue the News Release within forty-eight (48) hours of the termination of the seventy-two (72) hour period referred to in Article 9.1.1 (Operator’s News Release), any Participating Party may prepare and issue its own News Release, using the content guidelines and procedures provided in Article 9.1.1 (Operator’s News Release).
9.2	Emergency New Releases

In an emergency involving extensive property damage, loss of human life, or other clear emergency and where there is insufficient time to obtain approval from the other Parties, the Operator may furnish factual information necessary to satisfy legitimate public interest or governmental authorities having jurisdiction. The Operator shall immediately notify the Parties of the information furnished in response to the emergency.
9.3	Mandatory News Releases

Each Party has the right to issue a News Release which contains information not otherwise permitted under Article 9 (News Releases) in order to comply with the laws, orders, rules, or regulations of the country in which its parent company is incorporated; provided, however, prior to issuing that News Release, that Party must submit, not less than seventy-two (72) hours (exclusive of Saturdays, Sundays, and federal holidays) before issuance of the News Release, the text of that News Release to the other Parties and a statement from a licensed attorney in the country, with whose laws, orders, rules, or regulations the Party is complying, verifying that the News Release (including its content) is required under those laws, orders, rules, or regulations.

ARTICLE 10 — EXPLORATORY OPERATIONS
10.1	Proposal of Exploratory Wells

Any Party may propose drilling an Exploratory Well within the Contract Area by giving notice of the proposal (along with the associated AFE and Well Plan) to the other Parties. Each proposed Exploratory Well requires approval by Election.

Each Non-Participating Party in an Exploratory Well will be subject to either an acreage forfeiture or Hydrocarbon Recoupment as provided in Article 16 (Non-Consent Operations).
10.1.1	Revision of Well Plan

A revision to an approved well proposal, Well Plan, or AFE prior to the commencement of actual drilling operations on an Exploratory Well requires the unanimous agreement of the Participating Parties. In the absence of unanimous agreement on a proposed revision to the Well Plan or AFE, the Well Plan and AFE will stand as approved. Only a major revision to an approved Well Plan or AFE will give a Non-Participating Party an additional opportunity to participate in an Exploratory Well prior to the commencement of actual drilling operations. A revision is deemed a major revision if the Objective Depth of an Exploratory Well is changed, or the proposed bottom hole location is moved more than 1000’, or both, in which case each Non-Participating Party in the well may, for a period of twenty (20) days after receipt of the revised Well Plan and revised AFE, notify the Operator in writing that it will participate in the revised Exploratory Well. For the avoidance of doubt, any revisions to the Well Plan subsequent to the commencement of actual drilling operations shall not give any Non-Participating Party the opportunity to participate in the Exploratory Operation.

A Non-Participating Party timely submitting its participation notification under this Agreement due to a major revision in a Well Plan (a) shall become an Underinvested Party for Costs incurred on the modified Exploratory Well prior to the approved major modification and (b) with regard to that well, shall no longer be subject to Article 16 (Non-

Consent Operations). The Non-Participating Party’s Underinvestment obligation, resulting from its participation decision, shall be calculated as follows: actual Costs expended on that Exploratory Well multiplied by the Non-Participating Party’s percentage Participating Interest Share in the modified Exploratory Well. If the Non-Participating Party forfeited and assigned its right, title, and interest in the Contract Area by not participating in that Exploratory Well, then within thirty (30) days after the Operator’s receipt of the Non-Participating Party’s participation notification under this Agreement, the Participating Parties in the original Exploratory Well proposal shall assign to the Non-Participating Party one hundred percent (100%) of the Non-Participating Party’s former Working Interest in the Contract Area.

10.1.2	Automatic Revision of the Well Plan

During the drilling of an Exploratory Well, the Well Plan may be revised by the Operator as is necessary for it to employ prudent oilfield practices or to conduct safe operations, and those revisions will not require the approval of the Participating Parties as long as the Operator’s revisions carry out the scope and intent of the approved Well Plan and AFE, except as provided in Article 6.2.2 (Supplemental AFEs).

10.1.3	Timely Operations

Except as provided below, drilling operations on an Exploratory Well shall be commenced within one hundred eighty (180) days after the end of the period for the approval of the Exploratory Well. If the Operator, except for an occurrence of Force Majeure, does not commence drilling operations on the Exploratory Well within that one hundred eighty (180) day period, the approved Exploratory Well proposal shall be deemed withdrawn, with the effect as if the Exploratory Well had never been proposed and approved.

If a Party submits an identical Exploratory Well proposal (except for any necessary modifications resulting from a change in the drilling rig to be utilized by the Operator) within ninety (90) days after the deemed withdrawal of the approved original Exploratory Well proposal and if that identical Exploratory Well proposal is approved and if the Operator is a Participating Party in the identical Exploratory Well proposal, the Operator shall commence drilling operations on that well within ninety (90) days after the end of the response period for that proposal. If the Operator, except for an occurrence of Force Majeure (excluding the inability to secure materials or a drilling rig), fails to commence drilling operations on the identical Exploratory Well within that ninety (90) day period, the approved identical Exploratory Well proposal shall be deemed withdrawn, with the effect as if the identical Exploratory Well proposal had never been proposed and approved, and the Non-Operating Parties may then select a substitute Operator under Article 4.2.2 (Substitute Operator if Operator Fails to Commence Drilling Operations). Within sixty (60) days of the selection of the substitute Operator, the substitute Operator shall propose the drilling of an identical Exploratory Well (except for any necessary modifications resulting from a change in the drilling rig to be utilized by the substitute Operator), and it shall commence drilling operations on that well within one hundred eighty (180) days after the end of the period for the approval of that Well.

If a Party submits an identical Exploratory Well proposal (except for any necessary modifications resulting from a change in the drilling rig to be utilized by the Operator) within ninety (90) days after the deemed withdrawal of the approved original Exploratory Well proposal and if that identical Exploratory Well proposal is approved and if the Operator is not a Participating Party in the identical Exploratory Well proposal, the approved identical Exploratory Well proposal shall be deemed withdrawn, with the effect as if the identical Exploratory Well proposal had never been proposed and approved, and the Non-Operating Parties may then select a substitute Operator under Article 4.2.1 (Substitute Operator if Operator is a Non-Participating Party). Within sixty (60) days of the selection of the substitute Operator, the substitute Operator shall propose the drilling of an identical Exploratory Well (except for any necessary modifications resulting from a change in the drilling rig to be utilized by the substitute Operator), and it shall commence drilling operations on that well within ninety (90) days after the end of the period for the approval of that Well.

If an approved original or identical Exploratory Well proposal is deemed withdrawn due to a failure to timely commence drilling operations on that well, all Costs incurred, which are attributable to the preparation for, or in furtherance of, that Exploratory Well, will be chargeable to the Participating Parties. Drilling operations for an Exploratory Well under this Article 10.1.3 shall be deemed to have commenced on the date the rig arrives on location or, if the rig is already on location, the date when actual drilling operations for the approved Exploratory Well are undertaken.

10.1.4	AFE Overruns and Substitute Well

Once an Exploratory Well is commenced, the Operator shall drill the well with due diligence to its Objective Depth, subject to:
(a)	all supplemental AFEs required under Article 6.2.2 (Supplemental AFEs ),

(b)	the Operator encountering mechanical difficulties, uncontrolled influx of subsurface water, loss of well control, abnormal well or formation pressures, pressured or heaving shale, granite or other practicably impenetrable substances, or other similar conditions in the well bore or damage to the well bore that, in the Operator’s sole opinion, render further well operations impractical, and

(c)	the unanimous agreement of the Participating Parties to cease drilling an Exploratory Well before reaching Objective Depth.
If an Exploratory Well is abandoned due to the conditions described under Article 10.1.4(b), then any Participating Party in the abandoned Exploratory Well may, within thirty (30) days after abandonment of that Exploratory Well, propose the drilling of a substitute well for the abandoned Exploratory Well by giving notice of the proposal (along with the associated AFE and Well Plan) to all other Participating Parties in the abandoned Exploratory Well, and that proposal requires approval by Election of the Participating Parties in the abandoned Exploratory Well. Notwithstanding any contrary provision of Article 10.4 (Conclusion of Exploratory Operations), the substitute well shall be an Exploratory Well. The Well Plan for the substitute Exploratory Well shall be substantially the same as the Well Plan for the abandoned Exploratory Well and shall also take into account the conditions that rendered further drilling of the abandoned Exploratory Well impractical.

Each Non-Participating Party in a substitute Exploratory Well or an approved supplemental AFE for an Exploratory Well will be subject to either an acreage forfeiture or Hydrocarbon Recoupment, as provided in Article 16 (Non-Consent Operations).

10.2	Exploratory Operations at Objective Depth

After an Exploratory Well has been drilled to its Objective Depth and all operations in the controlling AFE have been conducted or terminated (except temporary abandonment and permanent plugging and abandonment) and all logs and test results have been distributed to the Participating Parties, the Operator shall promptly notify the Parties entitled to make an Election on an operation proposed under this Article 10.2 of its proposal to conduct subsequent operations in the well. Except for a proposal to permanently plug and abandon the well, the Operator’s proposal shall include an associated AFE and a plan for the operation. The Parties entitled to make that Election are:
(a)	the Participating Parties, and

(b)	the Non-Participating Parties in the original well proposal if (1) the subsequent Exploratory Operation proposal is made at the well’s Objective Depth and is for a Sidetrack or Deepening and (2) Article 16.2 (Acreage Forfeiture Provisions) was not applicable to the drilling of that Exploratory Well.
The Operator’s proposal shall be for one of the following operations:
(a)	conduct Additional Testing, Sidewall Coring, or Logging of the formations encountered prior to setting production casing;

(b)	Sidetrack the well bore to conventionally core the formations encountered;

(c)	Deepen the well to a new Objective Depth;

(d)	Sidetrack the well (however, if in the Operator’s sole opinion a casing string is required to Deepen the well, then option “d” shall have priority over Deepening the well to a new Objective Depth);

(e)	conduct Production Testing;

(f)	conduct other operations on the well not listed;

(g)	temporarily abandon the well; or

(h)	permanently plug and abandon the well.
If an Exploratory Well is temporarily abandoned under (g), then any additional operation in that well shall be proposed as a new well operation. A proposal to complete an Exploratory Well that has been temporarily abandoned under clause (g) shall be deemed a Development Operation proposal.

If the Operator fails to submit its proposal to the Participating Parties within twenty-four (24) hours (inclusive of Saturdays, Sundays, and federal holidays) after receipt of all logs and test results from an Exploratory Well by the Participating Parties, then any Participating Party may make a proposal. In that event, the procedures in this Article 10.2 shall apply to that proposal, and any reference in this Article 10.2 to the “Operator’s proposal” shall include a proposal made by a Participating Party.
10.2.1	Response to Operator’s Proposal

A Participating Party may, within twenty-four (24) hours (inclusive of Saturdays, Sundays, and federal holidays) of its receipt of the Operator’s proposal, make a separate proposal (along with an associated AFE and a plan for the operation, except if the proposal is to permanently plug and abandon the well) for one of the operations in Article 10.2 (Exploratory Operations at Objective Depth), and the Operator, immediately after the expiration of the twenty-four (24) hour period for making a separate proposal shall provide the Parties entitled to make an Election with a copy of all separate proposals so made. If no separate proposal is made, the Parties entitled to make an Election shall, within forty-eight (48) hours (inclusive of Saturdays, Sundays, and federal holidays) of their receipt of the Operator’s proposal, make an Election on the Operator’s proposal (except for a proposal to permanently plug and abandon). If a separate proposal is made, the Parties entitled to make an Election shall make an Election under the procedure in Article 10.2.2 (Response to Highest Priority Proposal). If a proposal to permanently plug and abandon the well is the only operation proposed, then the approval and Cost allocation provisions of Article 10.3 (Permanent Plugging and Abandonment and Cost Allocation) shall apply to that proposal. If Article 8.3 (Second Opportunity to Participate) or Article 8.4 (Participation by Fewer Than All Parties), or both, apply to any Election in Article 10.2 (Exploratory Operations at Objective Depth), then the response period in those articles shall be twenty-four (24) hours (inclusive of Saturdays, Sundays, and federal holidays) instead of forty-eight (48) hours (exclusive of Saturdays, Sundays, and federal holidays). Notwithstanding any contrary provision of this Agreement, if one or more operations are proposed before the distribution of information resulting from the previously approved operation, then the response periods set forth above shall not commence until the Parties entitled to make an Election have received the information from the previously approved operation.

10.2.2	Response to Highest Priority Proposal

If a separate proposal is made, each Party entitled to make an Election shall, within twenty-four (24) hours (inclusive of Saturdays, Sundays, and federal holidays) after its receipt from the Operator of a complete copy of all separate proposals, make its Election on the highest priority proposal (except a proposal to permanently plug and abandon the well). Article 10.2(a) has the highest priority, and Article 10.2(h) has the lowest priority. If different depths or locations are proposed for the same type of operation, priority shall be given to the deepest depth. If the proposal with the highest priority is approved, then the lower priority proposals shall be deemed withdrawn. Once the approved operation is completed, the Parties shall follow the procedure provided in this Article 10.2 (Exploratory Operations at Objective Depth) for all other proposals for operations in the well bore until such time as the well is temporarily abandoned or permanently abandoned.

10.2.3	Response on Next Highest Priority Proposal

If the proposal with the highest priority is not approved, then the next highest priority proposal shall be deemed the highest priority proposal and it shall be subject to the approval procedure in Article 10.2.2 (Response to Highest Priority Proposal). This process will continue until a proposal is approved to either temporarily abandon or permanently plug and abandon an Exploratory Well.

10.2.4	Non-Participating Parties in Exploratory Operations at Objective Depth

A Non-Participating Party in an Exploratory Operation conducted on an Exploratory Well after it has reached its Objective Depth [except as provided for in this Article 10.2 (Exploratory Operations at Objective Depth)] is subject to Article 16.5.1.1 (Non-Consent Exploratory Operations at Objective Depth) and is relieved of the Costs and risks of that Exploratory Operation, except that a Non-Participating Party in that Exploratory Operation remains responsible for its Participating Interest Share of the Costs of plugging and abandoning an Exploratory Well, less and except all Costs of plugging and abandoning associated solely with the subsequent Exploratory Operation in which it was a Non-Participating Party.

10.2.5	Participation in a Sidetrack or Deepening by a Non-Participating Party in an Exploratory Well at Initial Objective Depth

If an Exploratory Well is drilled to its initial Objective Depth and a Non-Participating Party in that Exploratory Well becomes a Participating Party in an approved Sidetracking or Deepening under Article 10.2(c) or (d), that former Non-Participating Party shall become an Underinvested Party in an amount equal to its Non-Participating Interest Share of the Costs of that Exploratory Well prior to that Sidetracking or Deepening. The original Participating Parties in an Exploratory Well are Overinvested Parties in that amount. A former Non-Participating Party in an Exploratory Well that becomes a Participating Party in an approved Sidetracking or Deepening remains a Non-Participating Party in that Exploratory Well to initial Objective Depth until (a) its Underinvestment is eliminated under Article 16.9 (Settlement of Underinvestments), and (b) the Hydrocarbon

Recoupment recoverable under Article 16.5.1 (Non-Consent Exploratory Operations down to Objective Depth in the First Exploratory Well), less the amount of the Underinvestment, has been recovered by the original Participating Parties. If a former Non-Participating Party becomes a Participating Party in more than one approved Sidetracking or Deepening in the same Exploratory Well, that former Non-Participating Party shall become an Underinvested Party only with regard to the first Sidetracking or Deepening it approves; however, that Underinvestment shall not be relieved by an Underinvested Party’s subsequent participation.
10.3	Permanent Plugging and Abandonment and Cost Allocation

The permanent plugging and abandonment of an Exploratory Well that:
(a)	is to be plugged due to mechanical difficulties or impenetrable conditions before the well has been drilled to its Objective Depth under Article 10.1.4 (b),

(b)	is to be plugged under Article 10.2 (Exploratory Operations at Objective Depth), or

(c)	has been previously temporarily abandoned under Article 10.2 (Exploratory Operations at Objective Depth)
and has not produced Hydrocarbons (other than as a result of Production Testing), requires the approval of the Participating Parties by Vote. Approval to plug and abandon an Exploratory Well that has produced Hydrocarbons (other than as a result of Production Testing) shall be governed by Article 18.1 (Abandonment of Wells). If a proposal to plug and abandon an Exploratory Well receives approval by Vote, the approved proposal binds all Parties. If any Participating Party fails to respond within the applicable response period for a proposal to plug and abandon an Exploratory Well, that Participating Party shall be deemed to have approved the plugging and abandonment of that Exploratory Well. If a rig is on location, a proposal to plug and abandon an Exploratory Well under either Article 10.3(a) or 10.3(b) does not receive approval by Vote, and if within twenty-four (24) hours (inclusive of Saturdays, Sundays, and federal holidays) after receipt of that proposal no other operation is proposed (and subsequently approved) for the well by a Party entitled to make a proposal, the

Operator may nevertheless proceed to plug and abandon that Exploratory Well, and shall give each Participating Party notice of that fact. If the proposal to plug and abandon an Exploratory Well that has not produced Hydrocarbons (other than as a result of Production Testing) does not receive approval by Vote, but the Operator deems the well bore not to be safe or in sound enough condition for it to perform further operations, the Operator may nevertheless proceed to plug and abandon that Exploratory Well, and shall give each Participating Party notice of that fact.

The Participating Parties in an Exploratory Well proposal shall pay all Costs of plugging and abandoning that Exploratory Well, except all increased plugging and abandoning Costs associated solely with a Non-Consent Operation approved under Article 10.2 (Exploratory Operations at Objective Depth) or Article 6.2.2 (Supplemental AFEs). The Participating Parties in that Non-Consent Operation are responsible for the increased plugging and abandoning Costs attributable to that Non-Consent Operation.

10.4	Conclusion of Exploratory Operations

Except as provided in Article 10.1.4 (AFE Overruns and Substitute Well) after the permanent or temporary abandonment of the first Producible Well and the release of the rig from that Producible Well, Exploratory Operations conclude, and all subsequent operations in the Contract Area are either Appraisal Operations or Development Operations.
ARTICLE 11 — APPRAISAL OPERATIONS
11.1	Proposal of Appraisal Wells

After the conclusion of Exploratory Operations, any Party may propose drilling an Appraisal Well by giving notice of the proposal (along with the associated AFE and Well Plan) to the other Parties. Each proposed Appraisal Well requires approval by Election.

Each Non-Participating Party in an Appraisal Well will be subject to either an acreage forfeiture or Hydrocarbon Recoupment as provided in Article 16 (Non-Consent Operations).

11.1.1	Revision of Well Plan

Any revisions of the Well Plan or AFE for an Appraisal Well shall take place under the same terms and conditions as those set forth for an Exploratory Well in Article 10.1.1 (Revision of Well Plan).

11.1.2	Automatic Revision of the Well Plan

The Well Plan for an Appraisal Well shall automatically be revised under the same terms and conditions as those set forth for an Exploratory Well in Article 10.1.2 (Automatic Revision of the Well Plan).

11.1.3	Timely Operations

Except as provided below, drilling operations on an Appraisal Well shall be commenced within one hundred eighty (180) days after the end of the period for the approval of the Appraisal Well. If the Operator, except for an occurrence of Force Majeure, does not commence drilling operations on the Appraisal Well within that one hundred eighty (180) day period, the approved Appraisal Well proposal shall be deemed withdrawn, with the effect as if the Appraisal Well had never been proposed and approved.

If a Party submits an identical Appraisal Well proposal (except for any necessary modifications resulting from a change in the drilling rig to be utilized by the Operator) within ninety (90) days after the deemed withdrawal of the approved original Appraisal Well proposal and if that identical Appraisal Well proposal is approved and if the Operator is a Participating Party in the identical Appraisal Well proposal, the Operator shall commence drilling operations on that well within ninety (90) days after the end of the response period for that proposal. If the Operator, except for an occurrence of Force Majeure (excluding the inability to secure materials or a drilling rig), fails to commence drilling operations on the identical Appraisal Well within that ninety (90) day period, the approved identical Appraisal Well proposal shall be deemed withdrawn, with the effect as if the identical Appraisal Well proposal had never been proposed and approved, and the Non-Operating Parties may then select a substitute Operator under Article 4.2.2 (Substitute Operator if Operator Fails to Commence Drilling Operations). Within sixty (60) days of the selection of the substitute

Operator, the substitute Operator shall propose the drilling of an identical Appraisal Well (except for any necessary modifications resulting from a change in the drilling rig to be utilized by the substitute Operator), and it shall commence drilling operations on that well within ninety (90) days after the end of the period for the approval of that Well.

If a Party submits an identical Appraisal Well proposal (except for any necessary modifications resulting from a change in the drilling rig to be utilized by the Operator) within ninety (90) days after the deemed withdrawal of the approved original Appraisal Well proposal and if that identical Appraisal Well proposal is approved and if the Operator is not a Participating Party in the identical Appraisal Well proposal, the approved identical Appraisal Well proposal shall be deemed withdrawn, with the effect as if the identical Appraisal Well proposal had never been proposed and approved, and the Non-Operating Parties may then select a substitute Operator under Article 4.2.1 (Substitute Operator if Operator is a Non-Participating Party). Within sixty (60) days of the selection of the substitute Operator, the substitute Operator shall propose the drilling of an identical Appraisal Well (except for any necessary modifications resulting from a change in the drilling rig to be utilized by the substitute Operator), and it shall commence drilling operations on that well within ninety (90) days after the end of the period for the approval of that Well.

If an approved original or identical Appraisal Well proposal is deemed withdrawn due to a failure to timely commence drilling operations on that well, all Costs incurred, which are attributable to the preparation for, or in furtherance of, that Appraisal Well, will be chargeable to the Participating Parties. Drilling operations for an Appraisal Well under this Article 11.1.3 shall be deemed to have commenced on the date the rig arrives on location or, if the rig is already on location, the date when actual drilling operations for the approved Appraisal Well are undertaken.

11.1.4	AFE Overruns and Substitute Well

Once an Appraisal Well is commenced, the Operator shall drill the well with due diligence to its Objective Depth, subject to:
(a)	all supplemental AFEs required under Article 6.2.2 (Supplemental AFEs);

(b)	the Operator encountering mechanical difficulties, uncontrolled influx of subsurface water, loss of well control, abnormal well or formation pressures, pressured or heaving shale, granite or other practicably impenetrable substances, or other similar conditions in the well bore or damage to the well bore that, in the Operator’s sole opinion, render further well operations impractical; and

(c)	the unanimous agreement of the Participating Parties to cease drilling an Appraisal Well before reaching Objective Depth.
If an Appraisal Well is abandoned due to the conditions described under Article 11.1.4(b), then any Participating Party in the abandoned Appraisal Well may, within thirty (30) days after abandonment of that Appraisal Well, propose the drilling of a substitute well for the abandoned Appraisal Well by giving notice of the proposal (along with the associated AFE and Well Plan) to all other Participating Parties in the abandoned Appraisal Well, and that proposal requires approval by Election of the Participating Parties in the abandoned Appraisal Well. Notwithstanding any contrary provision of Article 11.5 (Conclusion of Appraisal Operations), the substitute well shall be an Appraisal Well. The Well Plan for the substitute Appraisal Well shall be substantially the same as the abandoned Appraisal Well’s Well Plan and shall also take into account the conditions that rendered further drilling of the abandoned Appraisal Well impractical.

Each Non-Participating Party in a substitute Appraisal Well or an approved supplemental AFE for an Appraisal Well will be subject to either an acreage forfeiture or Hydrocarbon Recoupment, as provided in Article 16 (Non-Consent Operations).

11.2	Appraisal Operations at Objective Depth

After an Appraisal Well has been drilled to its Objective Depth and all operations in the controlling AFE have been conducted or terminated (except temporary abandonment and permanent plugging and abandonment) and all logs and test results have been distributed to the Participating Parties, the Operator shall promptly notify the Parties entitled to make an Election on an operation proposed under this Article 11.2 (Appraisal Operations at Objective Depth), of its proposal to conduct subsequent operations in the well. Except for a proposal to permanently plug and abandon the well, the Operator’s proposal shall include an associated AFE and a plan for the operation. The Parties entitled to make that Election are:
(a)	the Participating Parties, and

(b)	the Non-Participating Parties in the original well proposal, if (1) the subsequent Appraisal Operation proposal is made at the well’s Objective Depth and is for a Sidetrack or Deepening and (2) Article 16.4 (Non-Consent Operations to Maintain Contract Area) was not applicable to the drilling of that Appraisal Well.
The Operator’s proposal shall be for one of the following operations:
(a)	conduct Additional Testing, Sidewall Coring, or Logging of the formations encountered prior to setting production casing;

(b)	Sidetrack the well bore to core the formations encountered;

(c)	Sidetrack the well;

(d)	Deepen the well to a new Objective Depth;

(e)	conduct Production Testing;

(f)	conduct other operations on the well not listed;

(g)	temporarily abandon the well; or

(h)	permanently plug and abandon the well.

If the Appraisal Well is temporarily abandoned under (g), then any additional operation in that well shall be proposed as a new well operation. A proposal to complete an Appraisal Well that has been temporarily abandoned under clause (g) shall be deemed a Development Operation proposal.

If the Operator fails to submit its proposal to the Participating Parties within twenty-four (24) hours (inclusive of Saturdays, Sundays, and federal holidays) after receipt by the Participating Parties of all logs and test results from an Appraisal Well, then any Participating Party may make a proposal. In that event, the procedures in this Article 11.2 shall apply to that proposal, and any reference in this Article 11.2 to the “Operator’s proposal” shall include a proposal made by a Participating Party.
11.2.1	Response to Operator’s Proposal

A Participating Party may, within twenty-four (24) hours (inclusive of Saturdays, Sundays, and federal holidays) of its receipt of the Operator’s proposal, make a separate proposal (along with an associated AFE and a plan for the operation, except if the proposal is to permanently plug and abandon the well) for one of the operations in Article 11.2 (Appraisal Operations at Objective Depth), and the Operator, immediately after the expiration of the twenty-four (24) hour period for making a separate proposal shall provide the Parties entitled to make an Election with a copy of all separate proposals so made. If no separate proposal is made, the Parties entitled to make an Election shall, within forty-eight (48) hours (inclusive of Saturdays, Sundays, and federal holidays) of its receipt of the Operator’s proposal, make an Election on the Operator’s proposal (except for a proposal to permanently plug and abandon). If a separate proposal is made, the Parties entitled to make an Election shall make an Election under the procedure in Article 11.2.2 (Response to Highest Priority Proposal). If a proposal to permanently plug and abandon the well is the only operation proposed, then the approval and Cost allocation provisions of Article 11.4 (Permanent Plugging and Abandonment and Cost Allocation) shall apply to that proposal. If Article 8.3 (Second Opportunity to Participate) or Article 8.4 (Participation by Fewer Than All Parties), or both, apply to any Election in Article 11.2 (Appraisal Operations at Objective Depth), then the response period in those articles shall be twenty-four (24) hours (inclusive of Saturdays, Sundays, and federal holidays) instead of forty-eight (48) hours (exclusive of Saturdays, Sundays, and federal holidays). Notwithstanding any contrary provision of this Agreement, if one or more operations are proposed before the distribution of information from the previously approved operation, then the response periods provided above shall not begin until the Parties entitled to make an Election have received the information from the previously approved operation.

11.2.2	Response to Highest Priority Proposal

If a separate proposal is made, each Party entitled to make an Election shall, within twenty-four (24) hours (inclusive of Saturdays, Sundays, and federal holidays) after its receipt from the Operator of a complete copy of all separate proposals, make its Election on the highest priority proposal (except a proposal to permanently plug and abandon the well). Article 11.2(a) has the highest priority, and Article 11.2(h) has the lowest priority. If different depths or locations are proposed for the same type of operation, priority shall be given to the deepest depth. If the proposal with the highest priority is approved, then the lower priority proposals shall be deemed withdrawn. Once the approved operation is completed, the Parties shall follow the procedure provided in Article 11.2 (Appraisal Operations at Objective Depth) for all other proposals for operations in the well bore until such time as the well is temporarily abandoned or permanently abandoned.

11.2.3	Response on Next Highest Priority Proposal

If the proposal with the highest priority is not approved, then the next highest priority proposal shall be deemed the highest priority proposal and it shall be subject to the approval procedure in Article 11.2.2 (Response to Highest Priority Proposal). This process will continue until a proposal is approved to either temporarily abandon or permanently plug and abandon an Appraisal Well.

11.2.4	Non-Participating Parties in Appraisal Operations at Objective Depth

A Non-Participating Party in an Appraisal Operation conducted on an Appraisal Well after it has reached its Objective Depth [except as provided for in this Article 11.2 (Appraisal Operations at Objective Depth)] is subject to Article 16.5.2 (Non-Consent Appraisal Operations) and is relieved of the Costs and risks of that Appraisal Operation, except that a Non-Participating Party in that Appraisal Operation remains responsible for its Participating Interest Share of the Costs of plugging and abandoning an Appraisal Well, less and except all Costs of plugging and abandoning associated solely with the subsequent Appraisal Operation in which it was a Non-Participating Party.

11.2.5	Participation in a Sidetrack or Deepening by a Non-Participating Party in an Appraisal Well at Initial Objective Depth

If an Appraisal Well is drilled to its Objective Depth and a Non-Participating Party in that Appraisal Well becomes a Participating Party in an approved Sidetracking or Deepening under Article 11.2(c) or (d), that former Non-Participating Party shall become an Underinvested Party in an amount equal to its Non-Participating Interest Share of the Costs of that Appraisal Well to its Objective Depth prior to that Sidetracking or Deepening. The original Participating Parties in that Appraisal Well are Overinvested Parties in that amount. A former Non-Participating Party in an Appraisal Well that becomes a Participating Party in an approved Sidetracking or Deepening, remains a Non-Participating Party in the Appraisal Well to initial Objective Depth until (a) its Underinvestment is eliminated under Article 16.9 (Settlement of Underinvestments), and (b) the Hydrocarbon Recoupment recoverable under Article 16.5.2 (Non-Consent Appraisal Operations) less the Underinvestment, has been recovered by the original Participating Parties. If a former Non-Participating Party becomes a Participating Party in more than one approved Sidetracking or Deepening in the same Appraisal Well, that former Non-Participating Party shall become an Underinvested Party only with regard to the first Sidetracking or Deepening it approves; however, that Underinvestment shall not be relieved by an Underinvested Party’s subsequent participation.

11.3	Appraisal Well Proposals That Include Drilling Below the Deepest Producible Reservoir

Any Party may propose an Appraisal Well with an Objective Depth below the Deepest Producible Reservoir, and in response to that well proposal each Party may in writing limit its participation in the drilling of that Appraisal Well to the base of the Deepest Producible Reservoir to be penetrated by that Appraisal Well. A Party who limits its participation in an Appraisal Well to the base of the Deepest Producible Reservoir shall bear its Participating Interest Share of the Cost and risk of drilling that Appraisal Well to the base of the Deepest Producible Reservoir (including abandonment), and it shall be a Non-Participating Party for the Deeper Drilling and shall be subject to Article 16.5.2 (Non-Consent Appraisal Operations) in regard to drilling between those depths.

11.4	Permanent Plugging and Abandonment and Cost Allocation

The permanent plugging and abandonment of an Appraisal Well that:
(a)	is to be plugged due to mechanical difficulties or impenetrable conditions before the well has been drilled to its Objective Depth under Article 11.1.4 (b),

(b)	is to be plugged under Article 11.2 (Appraisal Operations at Objective Depth), or

(c)	has been previously temporarily abandoned under Article 11.2 (Appraisal Operations at Objective Depth)
and has not produced Hydrocarbons (other than as a result of Production Testing) requires the approval of the Participating Parties by Vote. Approval to plug and abandon an Appraisal Well that has produced Hydrocarbons (other than as a result of Production Testing) shall be governed by Article 18.1 (Abandonment of Wells). If a proposal to plug and abandon an Appraisal Well receives approval by Vote, the approved proposal binds all Parties. If any Participating Party fails to respond within the applicable response period for a proposal to plug and abandon an Appraisal Well, that Participating Party shall be deemed to have approved the plugging and abandonment of that Appraisal Well. If a rig is on location and a proposal to plug and abandon an Appraisal Well under either Article 11.4(a) or 11.4(b) does not receive approval by Vote, and if within twenty-four (24) hours (inclusive of Saturdays, Sundays, and federal holidays) from receipt of that proposal no other operation is proposed (and subsequently approved) for the well by a Party entitled to make a proposal, the Operator may nevertheless proceed to plug and abandon that Appraisal Well, and shall give each Participating Party notice of that fact. If the proposal to plug and abandon an Appraisal Well that has not produced Hydrocarbons (other than as a result of Production Testing) does not receive approval by Vote, but the Operator deems the well bore not to be safe or in sound enough condition for it to perform further operations, the Operator may nevertheless proceed to plug and abandon that Appraisal Well, and shall give each Participating Party notice of that fact.

The Participating Parties in an Appraisal Well proposal shall pay all Costs of plugging and abandoning that Appraisal Well, except all increased plugging and abandoning Costs associated solely with a Non-Consent Operation approved under Article 11.2 (Appraisal Operations at Objective Depth) or Article 6.2.2 (Supplemental AFEs). The Participating Parties in that Non-Consent Operation are responsible for the increased plugging and abandoning Costs attributable to that Non-Consent Operation.

11.5	Conclusion of Appraisal Operations
Upon the earlier of:

(a)	the approval of the conclusion of Appraisal Operations by Vote; or

(b)	the point in time when no Appraisal Operation has been approved within a period of twelve (12) months from the rig release (or cessation of operations) from the previous Appraisal Operation; or

(c)	the abandonment of the third (3rd) Appraisal Well, whether permanent or temporary, and the release of the rig from that Appraisal Well (including any substitute well for that Appraisal Well);
Appraisal Operations for the ensuing Development Phase shall conclude and all subsequent operations in the Contract Area will be Development Operations for the ensuing Development Phase, including operations on temporarily abandoned Appraisal Wells, except as provided in Article 11.6 (Operations Before the Approval of the Development Plan).

However, if an Appraisal Operation is being conducted at the occurrence of either (a) or (b) above, Appraisal Operations for the ensuing Development Phase shall conclude when the well bore in which the Appraisal Operation is being conducted is either temporarily or permanently abandoned.

11.6	Operations Before the Approval of the Development Plan

After the occurrence of (a), (b), or (c) in Article 11.5 (Conclusion of Appraisal Operations) but before the approval of a Development Plan for the ensuing Development Phase, any Party may propose the drilling of an additional well as a Development Well. Unless Article 16.4 (Non-Consent Operations to Maintain Contract Area) applies to the proposal of that well, that proposal shall require the unanimous agreement of the Parties. Any substitute well for, and all operations at Objective Depth conducted in or through the well bore of that well shall be deemed Development Operations and shall be proposed, approved, and conducted accordingly.
ARTICLE 12 — DEVELOPMENT PHASES
12.1	Phased Development

In view of the Costs and scope of developing and producing Hydrocarbons from the Contract Area, the Parties may agree to undertake an initial Development Phase and one or more subsequent Development Phases. A separate Development Plan shall be prepared for each Development Phase, and each Development Plan shall be generated, approved, and implemented under this Article 12 (Development Phases). Each Development Phase may be comprised of as many as four stages – the Feasibility Stage, the Selection Stage, the Define Stage, and the Execution Stage. For each stage undertaken, subject to the provisions of this Article 12 (Development Phases), any Party may submit a proposal and an associated AFE for the Parties’ approval. Each stage AFE shall cover all of the estimated Costs to be incurred during that stage, except for the Costs of drilling Wells, including those of the Feasibility Team or Project Team.

12.2	Feasibility Team Proposal

The Feasibility Stage commences upon the approval of a proposal for the formation of a Feasibility Team and the Feasibility AFE. No Party may propose the formation of a Feasibility Team for a Development Phase until such time as any previously formed Feasibility Team for that Development Phase has terminated. For a period of three hundred sixty (360) days from completion of the first appraisal well provided that the well reaches its objective depth, the Operator has the exclusive right to propose the formation of a Feasibility Team and submit to the Parties a Feasibility AFE accompanied by a memorandum describing in detail the anticipated scope of work to be undertaken by the Feasibility Team and third party contractors and/or consultants during the Feasibility Stage, the estimated type and number of staff required to complete that scope of work, the estimated duration of the Feasibility Stage, and the estimated Costs of the Feasibility Stage. If the Operator does not propose the formation of a Feasibility Team and submit the Feasibility AFE during its exclusive period, any Party may propose the formation of a Feasibility Team and submit a Feasibility AFE.

The Feasibility Team will operate under the direction of the Operator. The employees of the Operator and Non-Operators and the contractors and/or consultants, set forth in the Feasibility AFE, shall initially compose the Feasibility Team. The Operator may, from time to time, revise the membership of the Feasibility Team, at its sole discretion, as long as the revisions are necessary to accomplish the scope of work set forth in the Feasibility AFE. The Operator shall charge the Joint Account for the labor of the Feasibility Team members in the same manner in which it charges the Joint Account for the labor of the Project Team members.

Each Feasibility Team member remains an employee of its respective employer, and each employer remains responsible for its employee’s salaries and benefits, as well as maintaining worker’s compensation insurance for its employee. Accordingly, each employer will continue to administer the compensation, benefits, allowances, and careers of its employees on the Feasibility Team. However, Feasibility Team members will receive team assignments and general supervision from the Operator in connection with their day-to-day work. An individual on a Feasibility Team will, insofar as it is possible and consistent with the needs of his or her employer, serve on the Feasibility Team for the duration of the Feasibility Team, unless that individual is designated a temporary Feasibility Team member by his or her employer or the Operator. If a Feasibility

Team member is designated a temporary Feasibility Team member by his or her employer or the Operator, that Feasibility Team member will leave the Feasibility Team upon completion of (a) the term designated by his or her employer for his or her service on the team or (b) the specific task or portion of the Feasibility Team’s work assigned to that member by the Operator.

The Feasibility Team shall prepare an in-depth report containing its analyses of all of the development scenarios it considered and its findings as to the existence of at least one development scenario for a Producible Well on the Contract Area, which is technologically and economically feasible, and shall present a copy of that report to each of the Participating Parties as soon as it is completed.
12.2.1	Feasibility AFE Approval

A Feasibility AFE requires approval by Election.

A Non-Participating Party in the Feasibility AFE is subject to Article 16.5.3 (Non-Consent Proprietary Geophysical Operations, Feasibility AFEs, Selection AFEs, Define AFEs, Long Lead Development System AFEs, Post-Production Project Team AFEs, or Enhanced Recovery Project Team AFEs).

12.2.2	Feasibility Team and Feasibility Stage Conclusion

The Feasibility Team and the Feasibility Stage terminate immediately after (a) the Feasibility Team has (i) completed the scope of work in the Feasibility AFE and its supplemental AFEs and (ii) presented to the Participating Parties the report referred to in Article 12.2 (Feasibility Team Proposal) or (b) the Participating Parties Vote to terminate the Feasibility Team prior to the occurrence of both of those events.
12.3	Commencement of the Selection Stage

The Selection Stage commences upon the approval of the Selection AFE.
12.3.1	Proposal of a Project Team

If a Feasibility AFE is approved, the Operator has the exclusive right for a period of one hundred eighty (180) days from the conclusion of the Feasibility Stage to submit a Selection AFE. That AFE may call for the formation of a Project Team. It shall be accompanied by a memorandum describing in detail the anticipated scope of work to be undertaken during the Selection Stage, the estimated type and number of staff required to complete that scope of work, the estimated duration of the Selection Stage, and the estimated Costs of the Selection Stage. If the Operator does not submit a Selection AFE during its exclusive period referred to in this paragraph, any Party may submit a Selection AFE.

If a Feasibility AFE is not approved, but the drilling of one Appraisal Well into a Producible Reservoir and its permanent or temporary abandonment have taken place, the Operator has an exclusive right for a period of three hundred sixty (360) days from the conclusion of those operations to submit the Selection AFE. If the Operator does not submit a Selection AFE during its exclusive period referred to in this paragraph, any Party may submit a Selection AFE. In response to any proposal made under this paragraph, a Party may propose the formation of a Feasibility Team and submit to the Parties a Feasibility AFE. A Feasibility AFE and Feasibility Team proposal under this paragraph shall take precedence over a Selection AFE proposal under this paragraph, and the Parties shall proceed as if the Feasibility AFE and Feasibility Team proposal, made under this paragraph, had been made under Article 12.2 (Feasibility Team Proposal). If the Feasibility AFE and Feasibility Team proposal made under this paragraph is approved, the Participating Parties shall proceed with the Feasibility Team scope of work as if the Selection AFE proposal had not been made. If the Parties do not approve the Feasibility AFE and Feasibility Team proposal made under this paragraph, the Parties shall proceed with the Selection AFE proposal made under this paragraph as if the Feasibility AFE and Feasibility Team proposal, made under this paragraph, had not been made.

If the Selection AFE proposes the formation of a Project Team, the formation and administration of that Project Team shall be handled under Exhibit ”G.”

The Operator shall directly charge the Joint Account for all Costs associated with the Project Team, including those of Affiliates, for which the Operator is internally billed. The components of those Costs may include, but are not limited to:
a)	Digital Business

b)	Accounting

c)	Building Services and Building and Grounds Maintenance

d)	Human Resources

e)	Procurement

f)	Government and Public Affairs

g)	Health, Safety, and Environment

h)	Security

i)	Audit

j)	Tax

k)	Crisis Management

l)	Environmental Compliance

m)	Security
All other Project Team Costs shall be handled under Exhibit “C.”

Non operator has the right to audit certain Affiliate charges except specific costs included in the Affiliate rate per hour for Affiliate personnel.

No Party may propose the formation of a Project Team for a Development Phase until such time as a previously formed Project Team for that Development Phase has terminated.

12.3.2	Selection AFE Approval

A Selection AFE requires approval by Election.

A Non-Participating Party in a Selection AFE is subject to Article 16.5.3 (Non-Consent Proprietary Geophysical Operations, Feasibility AFEs, Selection AFEs, Define AFEs, Long Lead Development System AFEs, Post-Production Project Team AFEs, or Enhanced Recovery Project Team AFEs).
12.4	Proposal of a Development Plan

The Operator has the exclusive right for a period of one hundred eighty (180) days from the commencement of the Selection Stage to submit a Development Plan for the Parties’ review and approval.
12.4.1	Content of the Development Plan

A Development Plan shall contain at a minimum the following information:
(a)	Development System: Description of the Development System including:
(i)	the type of Production System proposed, for example, tension leg well jacket, floating production system, including the Production System’s location, configuration (number of well slots or subsea tiebacks), and production capacity;

(ii)	the Facilities and their daily processing capacity for Hydrocarbon production and the gathering system necessary to transport the Hydrocarbons from the well heads to the interconnect with the pipeline or offtake point servicing the Contract Area;

(iii)	a projected time schedule for designing, contracting, fabricating, constructing, or otherwise acquiring, transporting, and installing the Development System;

(iv)	the estimated date of initial Hydrocarbon production and the estimated initial daily rate of Hydrocarbon production;

(v)	the estimated Costs (not in the form of an AFE) of the Development System;

(vi)	all proposed hydrate or paraffin control systems or techniques, method of pressure maintenance, or enhanced recovery plan;

(vii)	a description of the proposed well completion techniques, that is, dual versus single; and

(viii)	The equipment and space on, and the weight and the buoyancy of, the Development System, which are required to make the enhanced recovery and pressure maintenance plans and objectives referred to in Article 12.4.1(j)(iii)(D) possible;
(b)	Producible Reservoirs: A description of the Hydrocarbon- bearing geological formations expected to be developed under the Development Plan along with the area and depth of sands or reservoirs to be developed by the Production System;

(c)	Recoverable Reserves and Production Profile: An estimate of recoverable reserves for the proposed Development Plan and a schedule of the estimated daily rate of Hydrocarbon production thereafter;

(d)	Pre-drilling Operations: A description of pre-drilling operations, if any, planned in support of later development, including an estimate of the timing, Cost, and location of each pre-drilling operation;

(e)	Development Wells: A description of drilling plans for all Development Wells in the Development Plan and the completion plans for all temporarily abandoned Exploratory Wells or temporarily abandoned Appraisal Wells that are to be completed and all Development Wells in the Development Plan, including an estimate of the timing, Cost, and surface and bottomhole location of each well;

(f)	Tieback Operations: If the Development Plan requires the tieback or use of Offsite Host Facilities, a commitment from the owner of that Offsite Host Facilities to handle or process Hydrocarbons, the amount of all tariffs, processing or other fees the owner of that Offsite Host Facilities will charge the Participating Parties to handle or process Hydrocarbons, and the guaranteed capacity on the Offsite Host Facilities for the Hydrocarbons;

(g)	Define AFE: An AFE containing the estimated Costs of the Define Stage, accompanied by a memorandum describing in detail the anticipated scope of work to be undertaken during the Define Stage, the estimated type and number of staff required to complete that scope of work, the estimated duration of the Define Stage, and the estimated Costs of the Define Stage; if a Project Team was not formed during the Selection Stage, or if the scope of work of an existing Project Team is to be extended beyond its Selection Stage scope of work, the proposing Party may submit, along with the Define AFE, a proposal for the formation (or extension, as the case may be) of a Project Team accompanied by a memorandum similar to the one referred to in Article 12.3.1 (Proposal of a Project Team);

(h)	Field Operating Scheme: A description of the field operating scheme, its method, requirements, expected frequencies of intervention, and Costs;

(i)	Field Abandonment: A description of field abandonment plan (if applicable);

(j)	Reservoir Plan: A reservoir plan that provides strategies, objectives, and methods for developing, managing, and depleting each Producible Reservoir during its producible life and that includes, but is not limited to:
(i)	an estimate of the number of wells slots dedicated to each reservoir, including the planned number of producers and injectors;

(ii)	the planned bottomhole locations and timing of each anticipated well for each Producible Reservoir;

(iii)	a reservoir management and depletion strategy for each Producible Reservoir addressing issues that include, but are not limited to:
(A)	estimates of oil and gas in place;

(B)	reservoir rock and fluid characteristics;

(C)	depletion mechanism;

(D)	enhanced recovery and pressure maintenance plans and objectives;

(E)	reservoir surveillance programs (for example, cased-hole logging, static pressures) and their objectives;

(F)	well performance goals (for example, target production rates, target injection rates, maximum rates or drawdown limits, maximum GOR, maximum water cut, gas-lift targets);

(G)	reservoir performance goals (for example, target pressures or pressure profiles, target voidage replacement ratios, gas cap maintenance goals); and

(H)	other relevant information;
(k)	Disposal Wells: The estimated Cost of disposal wells, if applicable;

(l)	Hydrocarbon Transmission System: The type of Hydrocarbon transmission system to be made available to the Participating Parties (for example, pipeline versus barge); and

(m)	Other Data: Provided such information is available, any other information reasonably necessary to perform an evaluation of the technical and economic feasibility of the Development System provided for in the Development Plan.
12.5	Development Plan Approval
12.5.1	Approval of Operator’s Development Plan Submitted During its Exclusive Period

The Operator has one hundred twenty (120) days from the initial submittal of a Development Plan proposal to obtain the unanimous agreement of the Parties on (a) the Development Plan submitted during its exclusive period or (b) the latest amended version of that plan which has been the result of comments by, or discussions among, the other Parties or the Project Team, if one exists, and the Operator (the “Latest Amended Version of the Plan”).
12.5.2	Approval of a Development Plan After the Conclusion of the Operator’s Exclusive Period

If:
(a)	the Operator fails within the one hundred twenty (120) day period in Article 12.5.1 (Approval of Operator’s Development Plan Submitted During its Exclusive Period) to gain the unanimous agreement of the Parties on its Development Plan or Latest Amended Version of the Plan, whichever is applicable, or

(b)	the Operator fails to submit a Development Plan during its exclusive period, any Party may submit a Development Plan and an AFE for the actual Costs it incurred in order to generate that Development Plan, and the Parties have sixty (60) days from such submittal in which to approve by Vote the Operator’s Development Plan or Latest Amended Version of the Plan, whichever is applicable, or another Party’s Development Plan or Latest Amended Version of the Plan, whichever is applicable, and its associated AFE. Unless otherwise unanimously agreed by the Parties, no new Development Plan may be submitted during the sixty (60) day period.

12.5.3	Approval of a Development Plan if One is Not Approved by Vote

If no Development Plan or Latest Amended Version of the Plan is approved by Vote during the sixty (60) day period in Article 12.5.2 (Approval of a Development Plan After the Conclusion of the Operator’s Exclusive Period), and if there is only one Development Plan or Latest Amended Version of the Plan, whichever is applicable, submitted and that Development Plan or the Latest Amended Version of the Plan, whichever is applicable, receives an affirmative Vote of at least fifty percent (50%) of the Voting interest, that Development Plan or the Latest Amended Version of the Plan, whichever is applicable, shall be deemed approved by the Parties. If there are two (2) or more Development Plans or Latest Amended Version of the Plans, whichever is applicable, submitted and one Development Plan or the Latest Amended Version of the Plan, whichever is applicable, receives an affirmative Vote of at least fifty percent (50%) of the Voting interest and the other Development Plan or Latest Amended Version of the Plan, whichever is applicable, receives an affirmative Vote of less than fifty percent (50%) of the Voting interest, then the Development Plan or the Latest Amended Version of the Plan, whichever is applicable, receiving the affirmative Vote of at least fifty-one percent (51%) of the Voting interest shall be deemed approved by the Parties. If two competing Development Plans or Latest Amended Version of the Plans, whichever is applicable, each receive an affirmative Vote of fifty percent (50%) of the Voting interest, then the Development Plan or Latest Amended Version of the Plan, whichever is applicable, for which the Operator affirmatively Votes, shall be deemed approved.

12.5.4	Approved Development Plan

By unanimously agreeing or Voting to approve a Development Plan or Latest Amended Version of the Plan, whichever is applicable, or subsequently Voting to Participate in an approved Development Plan, under Article 8.3 (Second Opportunity to Participate), each Participating Party in an approved Development Plan also agrees or Votes to participate in its Define AFE, the AFE referred to Article 12.5.2 (Approval of a Development Plan After the Conclusion of the Operator’s Exclusive Period), if applicable, and the formation of a Project Team during the Define Stage, if applicable. If the Parties do not approve a Selection

AFE and do not form a Project Team during the Selection Stage and if the Operator’s Development Plan or Latest Amended Version of the Plan, whichever is applicable, is approved, the Operator shall directly charge the Joint Account the actual Costs it incurred in order to generate and submit the approved plan. Upon the approval of the Development Plan or Latest Amended Version of the Plan, whichever is applicable, the Selection Stage concludes and Appraisal Operations are deemed concluded; provided, however, if an Appraisal Operation is being conducted when the Development Plan is approved, Appraisal Operations shall be deemed concluded when the well bore in which the Appraisal Operation is being conducted is either temporarily or permanently abandoned. Any Non-Participating Party in the approved Development Plan’s Define AFE is subject to Article 16.5.3 (Non-Consent Proprietary Geophysical Operations, Feasibility AFEs, Selection AFEs, Define AFEs, Long Lead Development System AFEs, Post-Production Project Team AFEs, or Enhanced Recovery Project Team AFEs).
12.6	Long Lead Development System AFEs

After commencement of the Define Stage, in order to facilitate the early and orderly commencement of the Execution Stage, the Operator has the right, prior to the approval of the Execution AFE, to submit AFEs (“Long Lead Development System AFEs”) for (a) the acquisition of long lead-time items for the Development System, (b) preliminary activities related to the fabrication, transportation or installation of the Development System, or (c) any other activity necessary to assist the Operator in the implementation of the Development Plan. A Long Lead Development System AFE, whose total estimated Cost when combined with the estimated Cost of all approved Long Lead Development System AFEs, does not exceed one hundred million dollars ($100,000,000.00), requires approval by Vote of the Participating Parties in the Development Plan. A Long Lead Development System AFE, whose total estimated Cost when combined with the estimated Cost of all approved Long Lead Development System AFEs equals or exceeds one hundred million dollars ($100,000,000.00), requires approval by the unanimous agreement of the Participating Parties in the Development Plan. Any Non-Participating Party in a Long Lead Development System AFE is subject to Article 16.5.3 (Non-Consent Proprietary Geophysical Operations, Feasibility AFEs, Selection AFEs, Define AFEs, Long Lead.

Development System AFEs, Post-Production Project Team AFEs, or Enhanced Recovery Project Team AFEs).

12.7	Define Stage and Execution Stage

The Define Stage commences upon the approval of the Development Plan.
12.7.1	Execution AFE

The Operator has an exclusive period of one hundred eighty (180) days from the commencement of the Define Stage to submit an Execution AFE, which conforms with the Development Plan approved during the Selection Stage to all Parties for approval by Election. The Execution AFE shall not include any Cost estimates or AFEs for Development Wells. If the Operator does not submit the Execution AFE during its exclusive period, any Party may submit an Execution AFE, which conforms with the approved Development Plan, and an AFE for the actual Costs it has incurred to generate the Execution AFE. If a Project Team was not formed during the Selection Stage or the Define Stage, the proposing Party may submit as a part of the Execution AFE a proposal for the formation of a Project Team accompanied by a memorandum similar to the one referred to in Article 12.3.1 (Proposal of a Project Team).

12.7.2	Approval of an Execution AFE and Commencement of the Execution Stage

By Electing to participate in an Execution AFE, each Participating Party in an approved Execution AFE also Elects to participate in (a) the AFE for the actual Costs incurred by the proposing Party in order to generate the approved Execution AFE, referred to in Article 12.7.1 (Execution AFE), if applicable, and (b) the formation of a Project Team during the Execution Stage, if applicable. If the actual Costs the Operator has incurred to generate an Execution AFE are not recovered as part of a Project Team’s Costs and if the Operator’s Execution AFE is approved, the Operator shall directly charge the Joint Account the actual Costs it incurred in order to generate and submit the Execution AFE. The Define Stage concludes and the Execution Stage commences upon the approval of the Execution AFE. A Non-

Participating Party in the Execution AFE for the initial Development System is subject to Article 16.2 (Acreage Forfeiture Provisions).

12.7.3	Minor Modifications to Development Plans

In implementing a Development Plan, the Operator shall advise the Participating Parties of its own progress and that of the Project Team, if one exists. As additional information becomes available, the Operator may, prior to the installation of the Development System, make minor modifications to the Development Plan without the approval of the Participating Parties if those minor modifications are both reasonable and prudent. For purposes of this paragraph, a minor modification is
(a)	a modification, which (i) is proposed prior to the commencement of the Execution Stage and does not cause the estimated Cost of the Define AFE to increase by more than twenty percent (20%) and (ii) is not a major modification as defined in Article 12.7.4 (Major Modifications to Development Plans); or

(b)	a modification that is necessary for health, safety, or environmental reasons or regulatory requirements and does not exceed twenty percent (20%) of the dollar amount provided in 12.7.3(a), even if that modification constitutes a major modification as defined in Article 12.7.4 (Major Modifications to Development Plans).
The “estimated Cost of the Execution AFE” is the total dollar amount of the Execution AFE and all approved Long Lead Development System AFEs. If the Operator exercises its discretionary right to make a minor modification for health, safety, or environmental reasons or regulatory requirements, the Operator shall give each Participating Party in the Development Plan written notice of that fact. A minor modification shall not materially change the risk or timing of the Development Plan and is binding on all the Participating Parties in the Development Plan.

12.7.4	Major Modifications to Development Plans

A major modification shall be deemed to have occurred when:

(a) the type of Production System, for example, tension leg well jacket floating production system, is to be changed; or
(b) the number of well slots of the Production System is to be changed by at least twenty-five percent (25%); or
(c) the type of Hydrocarbon transmission system is changed (for example, pipeline versus barge); or
(d) the initial daily production processing capacity of the Facilities is to be changed by at least twenty-five percent (25%); or
(e) the number of Development Wells is to be increased or decreased by at least twenty percent (20%); or
(f) in the case of a tieback to an Offsite Host Facility or a pre-existing Development System, the gathering and pipeline system necessary to transport the Hydrocarbons from the wellheads to an Offsite Host Facility or a pre-existing Development System, as provided in the Development Plan, is to be changed.
12.7.5	Major Modifications to Development Plans Prior to the Approval of the Execution AFE

Whenever a major modification to a Development Plan is proposed during the Define Stage (prior to the approval of the Execution AFE), the Operator shall furnish the Participating Parties in the Development Plan with the proposed modification to the Development Plan (and associated AFEs). That major modification shall require approval by unanimous agreement of the Participating Parties in the Development Plan. If that major modification is approved, the Operator shall immediately provide the modified Development Plan (and associated AFEs) to each Non-Participating Party in the Development Plan. That Non-Participating Party has the right for a period of ninety (90) days, after receipt of the modified Development Plan (and associated AFEs), in which to notify the Operator in writing that it will participate in the modified Development Plan (and associated AFEs). If that Non-Participating Party participates in the modified Development Plan, it shall be an Underinvested Party in an amount equal to its Non-

Participating Interest Share of the actual Costs incurred on activities associated with the original Development Plan (and associated AFEs).

12.7.6	Major Modifications to Development Plans After the Approval of the Execution AFE

Whenever a major modification to a Development Plan is proposed during the Execution Stage (after the approval of an Execution AFE) and prior to the installation of the Development System, the Operator shall furnish the Participating Parties in the Execution AFE with the proposed modification to the Development Plan (and associated AFEs). That major modification shall require unanimous agreement of the Participating Parties in the Execution AFE. If that major modification is as provided in Article 12.7.4, and is approved, the Operator shall immediately provide the modified Development Plan (and associated AFEs) to each Non-Participating Party in the Execution AFE. For a period of thirty (30) days after receipt of the modified Development Plan (and associated AFEs), the Non-Participating Party may notify the Operator in writing that it will participate in the modified Development Plan (and associated AFEs). If that Non-Participating Party participates in the modified Development Plan, it shall be an Underinvested Party in an amount equal to its Non-Participating Interest Share of the actual Costs incurred on activities associated with (a) the Execution AFE and (b) the original Development Plan (and associated AFEs) if it did not participate in that Development Plan. Within thirty (30) days of the elimination of the Underinvestment, the Participating Parties in the Execution AFE for the initial Development Phase shall deliver to that Non-Participating Party an assignment of one hundred percent (100%) of its former Working Interest in the Contract Area, the wells therein and production therefrom. If the Execution AFE was for a Subsequent Development Phase, the Non-Participating Party shall not be subject to Article 16.2 (Acreage Forfeiture Provisions) in regard to that AFE.

12.7.7	Approval of Major Modifications

If the major modification of the Development Plan is approved, the Development Plan (and associated AFEs) shall be deemed modified, and the Operator shall carry out the modified Development Plan. If a major modification is not approved, the Operator shall continue to implement the Development Plan as it was before the proposed major modification.

12.7.8	Termination of a Development Plan

A Development Plan terminates if (a) the Execution AFE for that Development Plan (or any supplemental AFE thereto) is not approved by Election, (b) the Participating Parties in the Define Stage or in the Execution AFE unanimously agree to terminate the Development Plan, or (c) the fabrication or acquisition of the Development System is not commenced within the time frame provided in Article 12.7.9 (Timely Operations for Development Systems).
12.7.8.1	Termination Prior to Execution AFE Approval

The Costs, risks, and liabilities of generating and implementing a Development Plan that is terminated before its associated Execution AFE has been approved by Election shall be borne by the Parties who participated in the Define AFE and its supplemental AFEs, if any.

12.7.8.2	Termination After Execution AFE Approval

The Costs, risks, and liabilities of generating and implementing a Development Plan that is terminated after its associated Execution AFE has been approved by Election shall be borne by the Participating Parties in the Execution AFE and its supplemental AFEs, if any.
12.7.9	Timely Operations for Development Systems

The Operator shall commence or cause to be commenced the fabrication or acquisition of a Development System (a) within one hundred eighty (180) days after the end of the period for Elections of the Execution AFE or (b) ninety (90) days prior to the date the Operator is required to commence that fabrication or acquisition under an SOP or Unit Plan, whichever is earlier. If the Operator, except for failure attributable to Force Majeure, fails to commence the fabrication or acquisition of a Development System within the applicable time period set forth above in this Article 12.7.9, the Non-Operating Parties may then select a successor Operator under Article 4.5 (Selection of Successor Operator). Within ninety (90) days of the selection of the successor Operator, the successor Operator shall commence the fabrication or acquisition of a Development System in the approved Development Plan. The fabrication or acquisition of a Development System commences on the date the first major fabrication contract for the Development System is awarded or the date the purchase contract for a Development System is executed.
12.8	Post-Production Project Team AFEs

The Execution Stage concludes upon the first production of Hydrocarbons from the Development System. At least sixty (60) days, but not more than one hundred twenty (120) days, prior to the first production of Hydrocarbons from the Development System, the Operator may propose for approval by Vote of the continuance of the Project Team, if one exists, on such smaller scale, which is reasonable considering the scope of the work involved or the formation of the Project Team, if one does not exist, in order to assist the Operator in the drilling of additional Development Wells approved by the Parties, de-bottlenecking the Development System, ramping up Hydrocarbon production, maximizing the recovery of Hydrocarbons during the Development Phase and activities related thereto. With its proposal, the Operator shall include an initial Post-Production Project Team AFE accompanied by a memorandum similar to the one described in Article 12.3.1 (Proposal of Project Team).

At least forty-five (45) days, but not more than ninety (90) days, prior to the date on which the Operator anticipates the scope of work set forth in its original proposal for the continuance or formation of the Project Team and its associated AFE and memorandum to be completed, the Operator may propose for approval by Vote of the Parties the further continuance of the Project Team to assist the Operator in reservoir management and production optimizing activities other than contemplated under Article 12.11 (Enhanced Recovery and/or Pressure Maintenance Program Proposals). With that proposal, the Operator shall include a second Post-Production Project Team AFE accompanied by a memorandum similar to the one described in Article 12.3.1 (Proposal of Project Team). The administration of the Project Team during the period that it carries out the scope of work referred to in this Article 12.8 shall be handled under Exhibit “G.” The Costs of the Project Team will be handled as they are under Article 12.3.1 (Proposal of Project Team). A Non-Participating Party in either or both of the two Post-Production Project Team AFEs is subject to Article 16.5.3 (Non-Consent

Proprietary Geophysical Operations, Feasibility AFEs, Selection AFEs, Define AFEs, Long Lead Development System AFEs, Post-Production Project Team AFEs, or Enhanced Recovery Project Team AFEs).

12.9	Subsequent Development Phases

At any time after the installation of the initial Development System for the initial Development Phase, any Participating Party may propose a subsequent Development Phase and the installation of a subsequent Development System. That proposal shall require approval by Vote except as provided in Article 16.4 (Non-Consent Operations to Maintain Contract Area).
12.9.1	Proposal of a Subsequent Development Phase

If a subsequent Development Phase is approved, the procedures specified in this Article 12 (Development Phases) shall apply to the proposal of the subsequent Development Phase.

12.9.2	Execution AFE in a Subsequent Development Phase

Each Non-Participating Party in an Execution AFE for a subsequent Development Phase is subject to the non-consent provisions in Article 16.5.5 (Non-Consent Subsequent Development System and Additional Facilities), not Article 16.2 (Acreage Forfeiture Provisions). Although a Non-Participating Party in an Execution AFE for a subsequent Development Phase will retain its Working Interest in the Contract Area, that Party will only be entitled to Hydrocarbon production from the subsequent Development Phase, in which it did not participate, after it has satisfied the non-consent provisions in Article 16.5.5 (Non-Consent Subsequent Development System and Additional Facilities). A Non-Participating Party in a subsequent Development Phase shall not unreasonably interfere with any activities or operations in that subsequent Development Phase. In all events, the Participating Parties in the Execution AFE for a subsequent Development Phase shall control the sequence of, and shall conduct, all activities and operations in that subsequent Development Phase.
12.10	Access to Existing Facilities

A Participating Party in a subsequent Development Phase may propose to access the Facilities installed for a previous Development Phase in accordance with Article 14 (Facilities and Gathering Systems). The proposal shall require approval by Vote of the Participating Parties in the previous Development Phase and shall include the basic terms under which the access is to be granted. If the proposal is approved, it shall be incorporated into a formal “Facilities Use and Production Handling Agreement” and shall bind all Parties.

12.11	Enhanced Recovery and/or Pressure Maintenance Program Proposals

Any Party may propose the formation of a Project Team separate and apart from any Project Team already in existence for the purpose of assisting the Operator in designing an enhanced recovery and/or pressure maintenance program for a particular Development Phase by submitting to the Parties for approval by Election an Enhanced Recovery Project Team AFE accompanied by a memorandum similar to the one described in Article 12.3.1 (Proposal of Project Team). Any Non-Participating Party in that Enhanced Recovery Project Team AFE is subject to Article 16.5.3 (Non-Consent Proprietary Geophysical Operations, Feasibility AFEs, Selection AFEs, Define AFEs, Long Lead Development System AFEs, Post-Production Project Team AFEs, or Enhanced Recovery Project Team AFEs). The formation and administration of a Project Team for an enhanced recovery and/or pressure maintenance program will be handled under Exhibit “G.” The Costs of the Project Team will be handled as they are under Article 12.3.1 (Proposal of Project Team). After the Operator has designed the enhanced recovery and/or pressure maintenance program with the assistance of that Project Team, the Operator may submit an enhanced recovery and/or pressure maintenance program proposal and AFE to the Parties for approval by Vote. The program proposal and AFE shall contain sufficient detail to allow the Parties to adequately evaluate the scope, timing, Costs, and benefits of the proposed program and AFE. If approved, that proposal and AFE will be binding on all of the Participating Parties in the Execution AFE for that Development Phase, and the Operator shall commence the program at the Cost and risk of those Parties.
ARTICLE 13 — DEVELOPMENT OPERATIONS
13.1	Proposal of Development Wells and Development Operations

It is the intent of the Parties to proceed with the development of the Contract Area under an approved Development Plan. Each Development Well shall be subject to a separate AFE unless a Development Plan calls for a number of Development Wells to be drilled together in order to set conductor casing or to be pre-drilled together prior to the installation of the Development System, in which case those wells may be included in a single AFE.

Once a Development Well has been completed and placed on production, the Participating Parties in that well must unanimously agree to allow any Party to conduct a Non-Consent Operation in that well, unless that well becomes incapable of producing in paying quantities. A proposal to conduct Development Operations in a Producible Reservoir requires the unanimous agreement of the Parties, unless the proposing Party designates the Producible Reservoir as an Objective Depth or completion zone in the proposal.
13.1.1	Proposal of Development Wells Included in a Development Plan

Subject to Article 13.1 (Proposal of Development Wells and Development Operations), any Participating Party in a Development Plan and Execution AFE may propose drilling a Development Well that was included in the Development Plan by giving notice of the proposal (along with the associated AFE and Well Plan) to the other Parties. Each proposed Development Well that was included in the Development Plan requires approval by Election. Each Non-Participating Party in a Development Well will be subject to either acreage forfeiture or Hydrocarbon Recoupment as provided in Article 16 (Non-Consent Operations).
13.1.1.1	Revision of Well Plan

Unless otherwise provided for in the Development Well proposal and AFE, any revisions of the Well Plan or AFE for a Development Well shall take place under the same terms and conditions as those set forth for an Exploratory Well in Article 10.1.1 (Revision of Well Plan).

13.1.1.2	Automatic Revision of the Well Plan

The Well Plan for a Development Well shall automatically be revised under the same terms and conditions as those set forth for an Exploratory Well in Article 10.1.2 (Automatic Revision of the Well Plan).

13.1.2	Proposal of Development Operations Not Included in a Development Plan

Subject to Article 13.1 (Proposal of Development Wells and Development Operations), any Participating Party in an Execution AFE may propose drilling a Development Well that was not included in the Development Plan associated with that Execution AFE by giving notice of the proposal (along with the associated AFE and Well Plan) to the other Parties. The proposal shall specify that the well was not included in the Development Plan. Each proposed Development Well that was not included in the Development Plan requires approval by Vote. Each Non-Participating Party in a Development Well will be subject to either acreage forfeiture or Hydrocarbon Recoupment, as provided in Article 16 (Non-Consent Operations).

13.1.3	Timely Operations

Except as provided below, drilling operations on a Development Well shall be commenced within one hundred twenty (120) days after the end of the period for the approval of the Development Well. If the Operator, except for an occurrence of Force Majeure, does not commence drilling operations on the Development Well within that one hundred twenty (120) day period, the approved Development Well proposal shall be deemed withdrawn, with the effect as if the Development Well had never been proposed and approved.

If a Party submits an identical Development Well proposal (except for any necessary modifications resulting from a change in the drilling rig to be utilized by the Operator) within sixty (60) days after the deemed withdrawal of the approved original Development Well proposal and if that identical Development Well proposal is approved and if the Operator is a Participating Party in the identical Development Well proposal, the Operator shall commence drilling operations on that well within ninety (90) days after the end of the response period for that proposal. If the Operator, except for an occurrence of Force Majeure (excluding the inability to secure materials or a drilling rig), fails to commence drilling operations on the identical Development Well within that ninety (90) day period, the approved identical Development Well proposal shall be deemed withdrawn, with the effect as if the identical

Development Well proposal had never been proposed and approved, and the Non-Operating Parties may then select a substitute Operator under Article 4.2.2 (Substitute Operator if Operator Fails to Commence Drilling Operations). Within sixty (60) days of the selection of the substitute Operator, the substitute Operator shall propose the drilling of an identical Development Well (except for any necessary modifications resulting from a change in the drilling rig to be utilized by the substitute Operator), and it shall commence drilling operations on that well within ninety (90) days after the end of the period for the approval of that Well.

If a Party submits an identical Development Well proposal (except for any necessary modifications resulting from a change in the drilling rig to be utilized by the Operator) within sixty (60) days after the deemed withdrawal of the approved original Development Well proposal and if that identical Development Well proposal is approved and if the Operator is not a Participating Party in the identical Development Well proposal, the approved identical Development Well proposal shall be deemed withdrawn, with the effect as if the identical Development Well proposal had never been proposed and approved, and the Non-Operating Parties may then select a substitute Operator under Article 4.2.1 (Substitute Operator if Operator is a Non-Participating Party). Within sixty (60) days of the selection of the substitute Operator, the substitute Operator shall propose the drilling of an identical Development Well (except for any necessary modifications resulting from a change in the drilling rig to be utilized by the substitute Operator), and it shall commence drilling operations on that well within ninety (90) days after the end of the period for the approval of that Well.

If an approved original or identical Development Well proposal is deemed withdrawn due to a failure to timely commence drilling operations on that well, all Costs incurred, which are attributable to the preparation for, or in furtherance of, that Development Well, will be chargeable to the Participating Parties. Drilling operations for a Development Well under this Article 13.1.3 shall be deemed to have commenced on the date the rig arrives on location or, if the rig is already on location, the date when actual drilling operations for the approved Development Well are undertaken.

13.1.4	AFE Overruns and Substitute Well

Once a Development Well is commenced, the Operator shall drill the well with due diligence to its Objective Depth, subject to:
(a)	all supplemental AFEs required under Article 6.2.2 (Supplemental AFEs),

(b)	the Operator encountering mechanical difficulties, excessive temperature, uncontrolled influx of subsurface water, loss of well control, abnormal well or formation pressures, pressured or heaving shale, granite or other practicably impenetrable substances, or other similar conditions in the well bore or damage to the well bore that render, in the Operator’s sole opinion, further well operations impractical, and

(c)	the unanimous agreement of the Participating Parties to cease drilling a Development Well before reaching Objective Depth.
If a Development Well is abandoned due to the conditions described under Article 13.1.4(b), then any Participating Party in the abandoned Development Well may, within thirty (30) days after abandonment of that Development Well, propose the drilling of a substitute well for the abandoned Development Well by giving notice of the proposal (along with the associated AFE and Well Plan) to all other Participating Parties in the abandoned Development Well, and that proposal requires approval by Election of the Participating Parties in the abandoned Development Well. The Well Plan for the substitute Development Well shall be substantially the same as the abandoned Development Well’s Well Plan and shall also take into account those conditions that rendered further drilling of the abandoned Development Well impractical.

Each Non-Participating Party in a substitute Development Well or an approved supplemental AFE for a Development Well will be subject to either an acreage forfeiture or Hydrocarbon Recoupment, as provided in Article 16 (Non-Consent Operations).
13.2	Development Operations at Objective Depth

After a Development Well has been drilled to its Objective Depth, all operations in the controlling AFE have been conducted or terminated (except temporary abandonment and permanent plugging and abandonment), and all logs and test results have been distributed to the Participating Parties, the Operator shall promptly notify the Parties entitled to make an Election on an operation proposed under this Article 13.2, of its proposal to conduct subsequent operations in the well. Except for a proposal to permanently plug and abandon the well, the Operator’s proposal shall include an associated AFE and a plan for the operation. The Parties entitled to make an Election under this Article 13.2 are:
(a)	the Participating Parties, and

(b)	the Non-Participating Parties in the original well proposal, if (1) the subsequent Development Operation proposal is made at the well’s Objective Depth and is for a Sidetrack or Deepening and (2) Article 16.4 (Non-Consent Operations to Maintain Contract Area) was not applicable to the drilling of that Development Well.
The Operator’s proposal shall be for one of the following operations:
(a)	conduct Additional Testing, Sidewall Coring, or Logging of the formations encountered prior to setting production casing;

(b)	complete the well at the Objective Depth in the objective zone or formation;

(c)	Sidetrack the well;

(d)	plug back the well and attempt a completion in a shallower zone or formation;

(e)	Deepen the well to a new Objective Depth;

(f)	conduct other operations on the well not listed;

(g)	temporarily abandon the well; or

(h)	permanently plug and abandon the well.
If the Operator fails to submit its proposal to the Participating Parties within twenty-four (24) hours (inclusive of Saturdays, Sundays, and federal holidays) after receipt of all logs and test results from a Development Well, then any Participating Party may make a proposal. In that event, the procedures in this Article 13.2 (Development Operations at Objective Depth) shall apply to that proposal, and any reference in this Article 13.2 to the “Operator’s proposal” shall include a proposal made by a Participating Party.
13.2.1	Response to Operator’s Proposal

A Participating Party may, within twenty-four (24) hours (inclusive of Saturdays, Sundays, and federal holidays) of its receipt of the Operator’s proposal, make a separate proposal (along with an associated AFE and a plan for the operation), except if the proposal is to permanently plug and abandon the well) for one of the operations in Article 13.2 (Development Operations at Objective Depth), and the Operator, immediately after the expiration of the twenty-four (24) hour period for making a separate proposal shall provide the Parties entitled to make an Election with a copy of all separate proposals so made. If no separate proposal is made, the Parties entitled to make an Election shall, within forty-eight (48) hours (inclusive of Saturdays, Sundays, and federal holidays) of its receipt of the Operator’s proposal, make an Election on the Operator’s proposal (except for a proposal to permanently plug and abandon). If a separate proposal is made, the Parties entitled to make an Election shall make an Election under the procedure in Article 13.2.2 (Response to Highest Priority Proposal). If a proposal to permanently plug and abandon the well is the only operation proposed, then the approval and Cost allocation provisions of Article 13.5 (Permanent Plugging and Abandonment and Cost Allocation) shall apply to the proposal. If Article 8.3 (Second Opportunity to Participate) or Article 8.4 (Participation by Fewer Than All Parties), or both, apply to an Election, then the response period in those articles shall be twenty-four (24) hours (inclusive of Saturdays, Sundays, and federal holidays) instead of forty-eight (48) hours (exclusive of Saturdays, Sundays, and federal holidays). Notwithstanding any contrary provision of this Agreement, if one or more operations are proposed before the distribution of information from the previous approved operation, then the response periods provided above shall not begin until the Parties entitled to make an Election in Article 13.2 (Development Operations at Objective Depth) have received the information from the previous approved operation.

13.2.2	Response to Highest Priority Proposal

If a separate proposal is made, each Party entitled to make an Election shall, within twenty-four (24) hours (inclusive of Saturdays, Sundays, and federal holidays) after its receipt from the Operator of a complete copy of all separate proposals, make its Election on the highest priority proposal (except a proposal to permanently plug and abandon the well). Article 13.2(a) has the highest priority, and Article 13.2(h) has the lowest priority. If different depths or locations are proposed for the same type of operation, priority shall be given to the deepest depth.

If the proposal with the highest priority is approved, then the lower priority proposals shall be deemed withdrawn. Once the approved operation is completed, the Parties shall follow the procedure provided in this Article 13.2 (Development Operations at Objective Depth) for all other proposals for operations in the well bore until such time as the well is temporarily abandoned or permanently abandoned.

13.2.3	Response on Next Highest Priority Proposal

If the proposal with the highest priority is not approved, then the next highest priority proposal shall be deemed the highest priority proposal, and it shall be subject to the approval procedure in Article 13.2.2 (Response to Highest Priority Proposal). This process will continue until a proposal is approved to complete the Development Well, temporarily plug and abandon the Development Well, or permanently plug and abandon a Development Well.

13.2.4	Non-Participating Parties in Development Operations at Objective Depth

A Non-Participating Party in a Development Operation conducted on a Development Well after it has reached its Objective Depth [except as provided for in this Article 13.2 (Development Operations at Objective Depth)] is subject to Article 16.5.4 (Non-Consent Development

Operations) and is relieved of the Costs and risks of that Development Operation, except that a Non-Participating Party in that Development Operation remains responsible for its Participating Interest Share of the Costs of plugging and abandoning a Development Well, less and except all Costs of plugging and abandoning associated solely with the subsequent Development Operation in which it was a Non-Participating Party.

13.2.5	Participation in a Sidetrack or Deepening by a Non-Participating Party in a Development Well at Initial Objective Depth

If a Development Well is drilled to its Objective Depth and a Non-Participating Party in that Development Well becomes a Participating Party in an approved Sidetracking or Deepening under Article 13.2 (c) or (e), that former Non-Participating Party shall become an Underinvested Party in an amount equal to its Non-Participating Interest Share of the Costs of that Development Well to its Objective Depth prior to that Sidetracking or Deepening. The original Participating Parties in a Development Well are Overinvested Parties in that amount. A former Non-Participating Party in a Development Well that becomes a Participating Party in an approved Sidetracking or Deepening remains a Non-Participating Party in that Development Well to initial Objective Depth until (a) its Underinvestment is eliminated under Article 16.9 (Settlement of Underinvestments) and (b) the Hydrocarbon Recoupment recoverable under Article 16.5.4 (Non-Consent Development Operations) less the Underinvestment, has been recovered by the original Participating Parties. If a former Non-Participating Party becomes a Participating Party in more than one approved Sidetracking or Deepening in the same Development Well, that former Non-Participating Party shall become an Underinvested Party only with regard to the first Sidetracking or Deepening it approves; however, that Underinvestment shall not be relieved by an Underinvested Party’s subsequent participation.
13.3	Development Well Proposals That Include Drilling Below the Deepest Producible Reservoir

Any Party may propose a Development Well with an Objective Depth below the Deepest Producible Reservoir, and in response to that well proposal each Party may, in writing, limit its participation in the drilling of that Development Well to the base of the Deepest Producible Reservoir to be penetrated by that Development Well. A Party who limits its participation in a Development Well to the base of the Deepest Producible Reservoir shall bear its Participating Interest Share of the Cost and risk of drilling that Development Well to the base of the Deepest Producible Reservoir (including abandonment), and it shall be a Non-Participating Party for the Deeper Drilling and shall be subject to Article 16.5.4 (Non-Consent Development Operations) in regard to the Deeper Drilling.
13.3.1	Multiple Completion Alternatives Above and Below the Deepest Producible Reservoir

If a Party Electing to limit its participation in a well to the base of the Deepest Producible Reservoir to be penetrated by the well under Article 11.3 (Appraisal Well Proposals That Include Drilling Below the Deepest Producible Reservoir) or Article 13.3 (Development Well Proposals That Include Drilling Below the Deepest Producible Reservoir) considers the well to be capable of producing at or above the Deepest Producible Reservoir and has notified the Participating Parties down to Objective Depth of its desire to complete the well at or above the Deepest Producible Reservoir, the well will be drilled subject to the following provisions:
(a)	Multiple Completion: If before drilling of the well commences, all Participating Parties in the well agree that multiple well completions are possible and practicable and that those completions will involve (i) a completion at or above the Deepest Producible Reservoir and (ii) a completion below the Deepest Producible Reservoir, the Participating Parties in the Deeper Drilling will bear one hundred percent (100%) of the Costs of drilling the well to an Objective Depth below the Deepest Producible Reservoir that are in excess of the original Costs to drill and complete the well in the Deepest Producible Reservoir.

(b)	Single Completions: If prior to the commencement of the drilling of the well, the Participating Parties do not unanimously agree that multiple well completions are possible, then the first completion shall be at the objective deeper than the Deepest

Producible Reservoir. A Non-Participating Party in the Deeper Drilling is an Overinvested Party in the well in an amount equal to its Participating Interest Share of the Costs of drilling the well to the Deepest Producible Reservoir, and the Participating Parties in the Deeper Drilling on the well are Underinvested Parties for that amount upon the first of the following events to occur:
(i)	the well is not a Producible Well at a depth deeper than the Deepest Producible Reservoir and the well is plugged back to a zone at or above the Deepest Producible Reservoir;

(ii)	the well is completed as a Producible Well at a depth deeper than Deepest Producible Reservoir, but Hydrocarbon production from that depth is later depleted prior to Complete Recoupment (in regard to Deeper Drilling) and the well is plugged back to a zone at or above the Deepest Producible Reservoir;

(iii)	the well is completed as a Producible Well at a depth deeper than the Deepest Producible Reservoir and the Participating Parties have achieved Complete Recoupment (in regard to the Deeper Drilling) from Hydrocarbon production from a zone deeper than the Deepest Producible Reservoir;

(iv)	the well is plugged and abandoned prior to an attempted completion at or above the Deepest Producible Reservoir.
The Underinvestment will be depreciated at the rate of one half of one percent (0.5%) per month from the date the Deeper Drilling commences to the date the Non-Participating Party is entitled to share in the Hydrocarbon production from zones deeper than Deepest Producible Reservoir, but that depreciation will not reduce the Underinvestment below seventy-five percent (75%) of the original Underinvestment.

13.3.2	Completion Attempts At or Above the Deepest Producible Reservoir

If a Development Well in which Deeper Drilling is conducted is not completed for production below the Deepest Producible Reservoir, then the Participating Parties in that well down to the Deepest Producible Reservoir may use the well for completion in a zone at or above the Deepest Producible Reservoir. The Parties who paid their proportionate share of the drilling Costs to the base of the Deepest Producible Reservoir under Article 13.3 (Development Well Proposals That Include Drilling Below the Deepest Producible Reservoir) may participate in the completion attempt in the zone at or above the Deepest Producible Reservoir. The Participating Parties in the Deeper Drilling operation shall bear the Costs (including plugging back Costs) necessary to place the well in proper condition for its completion in the zone at or above the Deepest Producible Reservoir. If a well drilled below the Deepest Producible Reservoir is damaged to the extent that it is rendered incapable of being completed and produced at or above the Deepest Producible Reservoir, the Participating Parties in the Deeper Drilling are obligated to reimburse the Non-Participating Parties in the Deeper Drilling for their Participating Interest Share of the Costs of drilling the well to the base of the Deepest Producible Reservoir.
13.4	Recompletions and Workovers

Any of the Participating Parties in the subsequent Development Operation, Recompletion, or Workover that resulted in the most recent Hydrocarbon production from a Development Well may propose a Recompletion in or Workover of that Development Well. Each Recompletion or Workover, including the permanent plugging and abandonment of a Producible Reservoir, requires approval by Vote of those Participating Parties. A Non-Participating Party in a Recompletion or Workover is subject to Article 16.5.4 (Non-Consent Development Operations) and is relieved of the Costs and risks of the Recompletion or Workover but remains responsible for its Participating Interest Share of the Costs of plugging and abandoning the Development Well, less and except any Costs of plugging and abandoning associated solely with a Recompletion or Workover in which it is a Non-Participating Party.

13.5	Permanent Plugging and Abandonment and Cost Allocation

The permanent plugging and abandonment of a Development Well that:
(a)	is to be plugged due to mechanical difficulties or impenetrable conditions before the well has been drilled to its Objective Depth under Article 13.1.4 (b),

(b)	is to be plugged under Article 13.2 (Development Operations at Objective Depth), or

(c)	has been previously temporarily abandoned under Article 13.2 (Development Operations at Objective Depth)
and has not produced Hydrocarbons (other than as a result of Production Testing), requires the approval of the Participating Parties by Vote. Approval to plug and abandon a Development Well that has produced Hydrocarbons (other than as a result of Production Testing) shall be governed by Article 18.1 (Abandonment of Wells). If a proposal to plug and abandon a Development Well receives approval by Vote, the approved proposal binds all Parties. If any Participating Party fails to respond within the applicable response period for a proposal to plug and abandon a Development Well, that Participating Party shall be deemed to have approved the plugging and abandonment of that Development Well. If a rig is on location and a proposal to plug and abandon a Development Well under either Article 13.5 (a) or 13.5 (b) does not receive approval by Vote, and if within twenty-four (24) hours (inclusive of Saturdays, Sundays, and federal holidays) after receipt of that proposal no other operation is proposed (and subsequently approved) for the well by a Party entitled to make a proposal, the Operator may nevertheless proceed to plug and abandon the Development Well, and shall give each Participating Party notice of that fact. If the proposal to plug and abandon a Development Well that has not produced Hydrocarbons (other than as a result of Production Testing) does not receive approval by Vote, but the Operator deems the well bore not to be safe or in sound enough condition for it to perform further operations, the Operator may nevertheless proceed to plug and abandon that Development Well and shall give each Participating Party notice of that fact.

The Participating Parties in a Development Well proposal shall pay all Costs of plugging and abandoning that Development Well, except all increased plugging and abandoning Costs associated solely with a Non-Consent Operation approved under Article 13.2 (Development Operations at Objective Depth) or Article 6.2.2 (Supplemental AFEs). The Participating Parties in that Non-Consent Operation are responsible for the increased plugging and abandoning Costs attributable to that Non-Consent Operation.
ARTICLE 14 — FACILITIES AND GATHERING SYSTEMS
14.1	Facilities as a Part of Development Plan

The Development Plan shall provide for the installation of all Facilities necessary to handle or service Hydrocarbons produced pursuant to that Development Plan. If the approved Development Plan provides that Hydrocarbon production can most efficiently be processed and handled by Offsite Host Facilities, the Development Plan shall provide for a Development System designed to use Offsite Host Facilities.
14.2	Use of Offsite Host Facilities

In the event the approved Development Plan provides that Hydrocarbon production can most efficiently be processed and handled by Offsite Host Facilities, the Participating Parties shall use reasonable efforts to secure a formal “Facilities Use and Production Handling Agreement” from the owners of the Offsite Host Facilities under the terms submitted to the Parties by the Operator under Article 12.4.1 (f) (Tieback Operations), but no Participating Party shall have a duty (fiduciary or otherwise) to secure capacity in the Offsite Host Facilities on behalf of any other Participating Party. However, any capacity secured by that “Facilities Use and Production Handling Agreement” to Offsite Host Facilities shall be shared proportionately by the Participating Parties, who executed the ”Facilities Use and Production Handling Agreement,” on the basis of their Participating Interest Share in the Development System, unless those Parties agree to a different proportionate share of the capacity. This Agreement shall govern all operations and activities regarding Hydrocarbon production, which are not specifically addressed in the “Facilities Use and Production Handling Agreement.” This Article 14.2 shall not constitute a limit on a Party’s right to install its own facilities under Article 15 (Disposition of Hydrocarbon Production).

14.3	Use of Development Systems

The Participating Parties in a Development System have priority access to and utilization of the Facilities associated with the Development System in order to operate and develop the Contract Area under an approved Development Plan.

14.4	Processing Priorities

The Participating Parties in a Development System jointly own all processing and handling capacity associated with that Development System. The use of excess processing or handling capacity in that Development System is subject to the following priority of usage:
(a)	First priority to Hydrocarbon production from the Development Phase during which the existing processing Facilities were fabricated and installed;

(b)	Second priority to Hydrocarbon production from a Development Phase during which the existing processing Facilities were not fabricated and installed;
(c)	Third priority to hydrocarbon production from outside the Contract Area that is owned one hundred percent (100%) by all Participating Parties in the Development System in the same percentage as their ownership in that Development System;

(d)	Fourth priority to hydrocarbon production from outside the Contract Area that is owned one hundred percent (100%) by all of the Participating Parties in the Development System but not in the same percentage as their ownership in the Development System;

(e)	Fifth priority to hydrocarbon production from outside the Contract Area that is owned by all Participating Parties in the Development System and a third party;

(f)	Sixth priority to hydrocarbon production from outside the Contract Area that is owned by one or more Participating Parties in the Development System, but not by all of them, and a third party; and

(g)	Seventh priority to hydrocarbon production from outside the Contract Area that is owned one hundred percent (100%) by a third party.

Any hydrocarbon production processing and handling capacity offered to parties under (d), (e), (f), and (g) of this Article 14.4 shall be processed and handled under a “Facilities Use and Production Handling Agreement” unanimously agreed to by the Participating Parties in the Execution AFE for that Development System and, if applicable, the Participating Parties in any additional Facilities which are to be used for the processing or handling of those hydrocarbons.

14.5	Approval of Additional Facilities

This Article 14.5 shall only apply to Facilities that were not included in an approved Development Plan and are to be utilized for Hydrocarbon production. Any Participating Party in an Execution AFE for a Development System may propose the installation of additional Facilities beyond those specified in the Development Plan associated with that Development System by giving notice to the other Participating Parties (along with an associated AFE), together with information adequate to describe the proposed Facilities. Except as provided in Article 15.2 (Facilities to Take In Kind), the installation of additional Facilities beyond the scope of a Development Plan requires the approval by Vote of the Participating Parties in the Execution AFE (and all supplemental AFEs) for the Development System that is to receive the additional Facilities. Upon approval of such a proposal, the Operator shall proceed to install the additional Facilities, provided that, in the judgment of the Operator, the additional Facilities do not interfere with continuing operations on the Contract Area and there is sufficient deck space and buoyancy available to support the proposed additional Facilities. A Non-Participating Party in a proposal for additional Facilities shall be subject to Article 16.5.5 (Non-Consent Subsequent Production System and Additional Facilities). If the Facilities proposal is for a disposal well, that Facilities proposal shall contain the same information provided in a Development Well proposal.

14.6	Expansion or Modification of Existing Production System

This Article 14.6 shall only apply to expansions or modifications of a Production System that are to be utilized for activities or operations on the Contract Area. After installation of a Production System described and approved in a Development Plan, any Participating Party in that Production System may propose the expansion or modification of that Production System by written notice (along with its associated AFE) to the other Participating Parties in that Production System. That proposal requires the approval by Vote of the Participating Parties in that Production System. If approved, that proposal will be binding on all Participating Parties in that Production System, and the Operator shall commence that expansion or modification at the sole Cost and risk of all of the Participating Parties in that Production System unless otherwise agreed.

14.7	Additions, Expansion, or Modification of Production System or Facilities for Health, Safety, or Environmental Reasons

If a proposal for additional Facilities or a proposal for the expansion or modification of a Production System does not receive approval by Vote of the Participating Parties in the Execution AFE (and all supplemental AFEs) for the Development System that is to receive additional Facilities or have its Production System expanded or modified, whichever is applicable, and that proposal is necessary for health, safety, or environmental reasons and has been mandated by governmental authority or judicial process, the Operator may, at its discretion, install those additional Facilities or make those expansions or modifications to the Production System. If the Operator elects to exercise its discretionary right to make those installations, modifications, or expansions, the Operator shall provide written notice of its decision to each Participating Party in the Execution AFE (and all supplemental AFEs) for the Development System that is to receive additional Facilities or have its Production System expanded or modified, whichever applies.
ARTICLE 15 – DISPOSITION OF HYDROCARBON PRODUCTION
15.1	Duty to Take in Kind

Each Party has the right and duty to take in kind or separately dispose of its share of the Hydrocarbons, excluding (i) Hydrocarbons that are unavoidably lost and (ii) Hydrocarbon production that the Operator uses in production or Development Operations or in preparing and treating Hydrocarbons for marketing or transportation in an Export Pipeline.

15.2	Facilities to Take in Kind

Each Participating Party in the Execution AFE for a Development System has the right, at its sole cost and risk, to construct and install facilities on and connect pipelines to the Development System for purposes of taking its share of Hydrocarbon production in kind, provided that, in the judgment of the Operator, the installation and operation of those facilities and pipelines will not unreasonably interfere with continuing operations on the Development System or the Contract Area.

15.3	Failure to Take Oil or Condensate in Kind

If a Party fails to take in kind or dispose of its share of the oil or condensate produced from the Contract Area, the Operator may, but is not obligated to, purchase for its own account, sell to others, or otherwise dispose of all or part of that oil or condensate at the same price at which the Operator calculates and pays lessor’s royalty on its oil or condensate, or if lessor takes its royalty in kind, sell that oil or condensate to others at the price prevailing in the area for oil or condensate of the same kind, gravity, and quality reasonably obtainable by the Operator under the circumstances, subject to revocation by the non-taking Party upon thirty (30) days written notice to the Operator but shall not take effect until the Operator’s sales contract with a third party terminates. The Operator is not obligated to obtain a price equal to the price at which its oil or condensate is sold. The Operator’s right to take in kind or dispose of a non-taking Party’s share of the oil or condensate is subject to the non-taking Party’s right, at any time and from time to time, to take in kind or dispose of its share of the oil or condensate. All contracts of sale by the Operator for another Party’s oil or condensate shall be only for such reasonable periods not to exceed one year. Proceeds of all sales by the Operator under this Article 15.3 shall be paid by the end of the calendar month so that the Parties entitled to those proceeds will be able to make timely payments, without penalty, of lessor’s royalty on the oil or condensate, which generated the proceeds.

Unless required by governmental authority or judicial process, no Party shall be forced to share an available market with a non-taking Party.

15.4	Gas Balancing Provision

If for any reason a Party fails to take or market its full share of gas as produced, the gas balancing and accounting between the Parties shall be handled under Exhibit “D.”

15.5	Expenses of Delivery in Kind

All Costs incurred by the Operator in making delivery of a Party’s share of Hydrocarbon production or disposing of same shall be borne by that Party.

ARTICLE 16 – NON-CONSENT OPERATIONS
16.1	Conduct of Non-Consent Operations

Any activity or operation that invokes this Article 16 (Non-Consent Operations) must be proposed by a Party in good faith, using Cost estimates and Objective Depths that are reasonable for the Contract Area. Non-Consent Operations shall not unreasonably interfere with activities or operations conducted by all Parties, unless the Non-Consent activity or operation will maintain all or a portion of the Contract Area under Article 16.4 (Non-Consent Operations to Maintain Contract Area).
16.1.1	Costs

The Costs of a Non-Consent Operation shall be borne by the Participating Parties in accordance with their Participating Interest Share in the Non-Consent Operation (unless otherwise agreed by the Participating Parties). Within ninety (90) days after a Non-Consent Operation has been conducted, the Operator shall furnish all other Parties with either (a) an itemized statement of the Cost of the Non-Consent Operation and an inventory of the pertinent equipment or (b) a detailed statement of monthly billings. The Operator shall furnish to the Parties a monthly statement showing operating, maintenance, and other expenses attributable to the Non-Consent Operation together with a statement of the quantity of Hydrocarbons produced, and the revenues from the sale of Hydrocarbon production for the preceding month from operations subject to Hydrocarbon Recoupment under this Article 16. In accounting for the revenues from Non-Consent Operations, Hydrocarbon production need not be separately metered, but may be determined upon the basis of monthly well tests, or as otherwise permitted in the MMS Surface or Subsurface Commingling Approval. Operating expenses shall be allocated under Article 16.8.3 (Operating and Maintenance Charges). If a Party takes its share of production in kind under Article 15 (Disposition of Hydrocarbon Production), that Party shall advise the Operator (in writing on or before the tenth day of the month following the month in which the Hydrocarbon production is sold or used off the premises) of the volumes of Hydrocarbons sold or used off the premises and the prices received for those Hydrocarbons so that the Operator may calculate the balance of any Hydrocarbon Recoupment amounts.
To calculate the balance of Hydrocarbon Recoupment each Party, who bears a portion of the Non-Participating Interest Share, shall maintain the balance of the Hydrocarbon Recoupment attributable to the Non-Participating Interest Share borne by that Party and shall advise the Operator and Non-Participating Parties when Complete Recoupment has been reached.
16.1.2	Multiple Completions

Non-Consent Operations shall not be conducted in a well having multiple completions unless:
(a)	each of the multiple completions are owned by the same Parties in the same proportion;
(b)	none of the previous well completions are capable of producing in paying quantities; or

(c)	the Participating Parties in the well containing the multiple completions unanimously agree to those Non-Consent Operations.
16.2	Acreage Forfeiture Provisions

In view of the significantly greater risks associated with the first Exploratory Well and the Execution AFE for the initial Development System, the Participating Parties in the first Exploratory Well or that Execution AFE are entitled to an assignment of all of the right, title, and interest (including operating rights) in the Contract Area of the Non-Participating Parties in that well or AFE as provided below.
16.2.1	First Exploratory Well

If a Participating Party proceeds with the timely commencement of the drilling of the first Exploratory Well as a Non-Consent Operation and
(a)	the first Exploratory Well is drilled to its Objective Depth;

(b)	the first Exploratory Well is drilled to a depth shallower than its Objective Depth and eighty percent (80%) or more of the total amount of the AFE for that Exploratory Well is expended; or

(c)	the first Exploratory Well is abandoned under Article 10.1.4 (AFE Overruns and Substitute Well) prior to reaching its Objective Depth and prior to the Participating Parties expending at least eighty percent (80%) or more of the AFE for that Exploratory Well, but the Participating Parties timely commence the drilling of a substitute well, and the cumulative Costs of that Exploratory Well and its substitute well equal or exceed eighty percent (80%) of the total amount of the AFE for the original first Exploratory Well;
then within thirty (30) days after notice of the occurrence of an event described in clause (a), (b), or (c), a Non-Participating Party in the first Exploratory Well or its substitute well, as applicable, shall execute and deliver an assignment of all of its right, title, and interest in the Contract Area, free of all Lease Burdens as defined in Article 19.1 (Burdens on Hydrocarbon Production), effective on the date actual drilling operations for the well are commenced, to the Participating Parties in the first Exploratory Well or its substitute well, as applicable, with no reimbursement by and at no Cost to those Participating Parties. If an assignment is made under this Article 16.2.1, then each Participating Party shall accept its Participating Interest Share, as determined under Article 8.4 (Participation by Fewer Than All Parties), of the Non-Participating Party’s assigned interest. The Non-Participating Party’s Election or Vote not to participate in the first Exploratory Well shall be deemed a withdrawal under Article 17 (Withdrawal From Agreement), and the Parties shall be subject to Article 17 (Withdrawal From Agreement). After the satisfaction of Article 16.2.1(a), (b), or (c), a Non-Consent Operation performed in the first Exploratory Well’s well bore or its substitute’s well bore, as applicable, shall not be subject to this Article 16.2.1 but shall be subject to the Hydrocarbon Recoupment premium provided in Article 16.5.1.1 (Non-Consent Exploratory Operations at Objective Depth), except as provided in Article 16.4 (Non-Consent Operations to Maintain Contract Area).

16.2.2	Execution AFE

Within thirty (30) days of notice of the timely commencement of the activities or operations associated with the Execution AFE for the initial Development System, a Non-Participating Party in that Execution AFE shall execute and deliver an assignment of all of its right, title, and interest in the Contract Area to the Participating Parties in that Execution AFE, free of all Lease Burdens as defined in Article 19.1 (Burdens on Hydrocarbon Production), effective on the date the construction or acquisition of the initial Development System is commenced, with no reimbursement by and at no Cost to those Participating Parties. If an assignment is made under this Article 16.2.2, then each Participating Party shall accept its Participating Interest Share, as determined under Article 8.4 (Participation by Fewer Than All Parties), of the Non-Participating Party’s assigned interest. The Non-Participating Party’s Election not to participate in the Execution AFE for the initial Development System shall be deemed a withdrawal under Article 17 (Withdrawal From Agreement), and the Parties shall be subject to Article 17 (Withdrawal From Agreement).
16.3	Costs and Liabilities of Prior Operations

Subject to Article 6.2.2 (Supplemental AFEs), a Non-Participating Party subject to a non-consent provision remains liable for its share of previously incurred Costs and liabilities for activities and operations in which it was a Participating Party, and there shall be no re-allocation of Costs for activities and operations in which it was a Participating Party, except as provided in Article 13.3.1 (Multiple Completion Alternatives Above and Below the Deepest Producible Reservoir).

16.4	Non-Consent Operations to Maintain Contract Area

If a proposal is made for
(a)	an activity or operation required under a governmental agency order, notice, regulation, or Lease to maintain all or part of the Contract Area; or

(b)	an activity or operation
(i)	within the final one hundred eighty (180) days of the primary term of a Lease, and if the Lease is not held by any means and will expire under its own terms, or

(ii)	within sixty (60) days prior to the deadline for an activity or operation required under an SOO or SOP activity schedule or a unit plan of operation, and the proposal requires approval by Vote or Election or unanimous agreement and that approval or agreement is not obtained within the applicable response period, then, notwithstanding any contrary provision of Article 8 (Approvals and Notices), the proposed activity or operation shall be deemed to have been approved, and all Parties that Voted or Elected or agreed by written statement to participate in the proposed activity or operation may proceed with the proposed activity or operation at their sole Cost and risk. However, before those Parties commence that activity or operation, they shall give written notice to the other Parties of their intention to commence that activity or operation. The other Parties shall have a second opportunity to participate in that activity or operation, under Article 8.3 (Second Opportunity to Participate), except that the response period for that second opportunity to participate shall be fifteen (15) days after receipt of that notice.
16.4.1	Acreage Forfeiture in the Entire Contract Area

If it is necessary to conduct an activity or operation referred to in Article 16.4 (Non-Consent Operations to Maintain Contract Area) in order to maintain the entire Contract Area, then each Non-Participating Party in that activity or operation shall relinquish and permanently assign, effective on the date the operation is commenced, to the Participating Parties one hundred percent (100%) of the Non-Participating Party’s Working Interest in the entire Contract Area, including property and equipment acquired under this Agreement, within thirty (30) days of the commencement of that activity or operation. Failure to participate in that activity or operation is deemed a withdrawal, and the Parties will be subject to Article 17 (Withdrawal From Agreement).

16.4.2	Acreage Forfeiture in a Portion of a Contract Area

If it is necessary to conduct an activity or operation referred to in Article 16.4 (Non-Consent Operations to Maintain Contract Area) in order to maintain a portion of the Contract Area, then each Non-Participating Party in that activity or operation shall relinquish and permanently assign, effective on the date the operation is commenced, to the

Participating Parties one hundred percent (100%) of the Non-Participating Party’s Working Interest in the affected portion of the Contract Area, including property and equipment acquired under this Agreement, within thirty (30) days of the commencement of that activity or operation. That assignment shall be conveyed to the Participating Parties in proportion to their Participating Interest Share in that activity or operation. The Non-Participating Party shall bear all expenses associated with that assignment and shall be subject to Article 17.3.1 (Prior Expenses), Article 17.3.2 (Confidentiality) and Article 17.3.3 (Emergencies and Force Majeure) with respect to the assigned acreage. If a Development System does not exist at the time of the forfeiture assignment or if the Non-Participating Party, who forfeited its interest under this Article 16.4, was a Non-Participating Party in the Development System which is located in the non-forfeited portion of the Contract Area, upon MMS approval of that assignment, the assigned acreage shall be expunged from Exhibit “A,” and it shall no longer be included in the Contract Area. If that assignment is to two or more Participating Parties in that activity or operation, then (a) the assigned acreage shall be deemed to be governed by an operating agreement incorporating identical provisions as the provisions in this Agreement, except to the extent they are clearly inappropriate, (b) the execution of the operating agreement by those Participating Parties shall be considered a mere formality only, (c) the Operator of the assigned acreage shall promptly prepare that operating agreement, and (d) the Participating Parties shall promptly execute it. If a Development System is located on the non-forfeited portion of the Contract Area and if the Participating Parties in the operation or activity, which were conducted in order to save the forfeited portion of the Contract Area, are Participating Parties in that Development System, the Parties shall amend this Agreement to provide for a separate operational area for the forfeited portion of the Contract Area and a separate operational area for the non-forfeited portion of the Contract Area, and this Agreement shall apply separately to each operational area; provided however, the Participating Parties in the Development System located on the non-forfeited portion of the Contract Area, who participated in the operation or activity, which were conducted in order to save the forfeited portion of the Contract Area, shall have the same priority of access to that Development System as the Parties in the separate operational area for the non-forfeited portion of the Contract Area.
16.4.3	Limitations on Acreage Forfeiture

Notwithstanding the foregoing, if more than one activity or operation is conducted under Article 16.4 (Non-Consent Operations to Maintain Contract Area), any one of which would maintain the entire Contract Area or the affected portion of the Contract Area, a Participating Party in any one of those activities or operations shall not be required to make an assignment under Article 16.4 (Non-Consent Operations to Maintain Contract Area).
16.5	Percentage Hydrocarbon Recoupment for Non-Consent Operations

Except as provided in Articles 16.2 (Acreage Forfeiture Provisions) and 16.4 (Non-Consent Operations to Maintain Contract Area), upon the timely commencement of a Non-Consent Operation, each Non-Participating Party’s Working Interest and leasehold operating rights in the Non-Consent Operation along with its title to that portion of future Hydrocarbon production provided in this Article 16.5, if any, shall be owned by and vested in each Participating Party in accordance with its Participating Party Interest Share in the Non-Consent Operation under Article 8.4 (Participation by Fewer Than All Parties). A third-party cash contribution made for Confidential Data from a Non-Consent Operation shall be deducted from the Non-Participating Interest Share of the Costs of the well operation or of drilling and completing the well, as applicable, prior to computation of the Hydrocarbon Recoupment amount.
16.5.1	Non-Consent Exploratory Operations down to Objective Depth in the First Exploratory Well

Since the Participating Parties in the first Exploratory Well are entitled to an assignment of all of the right, title, and interest (including operating rights) in the Contract Area of the Non-Participating Parties in that well as provided in Article 16.2.1 (First Exploratory Well), there is no Hydrocarbon Recoupment for Non-Consent Exploratory Operations conducted in the first Exploratory Well down to its Objective Depth.

16.5.1.1	Non-Consent Exploratory Operations at Objective Depth

The Hydrocarbon Recoupment amount for all non-consent Exploratory Operations conducted after the first Exploratory Well has reached its Objective Depth, be they non-consent Exploratory Wells other than the first Exploratory Well or operations conducted subsequent to an Exploratory Well, including the first Exploratory Well reaching its Objective Depth, is the Non-Participating Interest Share of the Costs of that Non-consent Operation multiplied by eight hundred percent (800%).
16.5.2	Non-Consent Appraisal Operations

The Hydrocarbon Recoupment amount for all Appraisal Operations conducted as Non-Consent Operations is the Non-Participating Interest Share of the Costs of the Appraisal Operation multiplied by six hundred percent (600%).
16.5.3	Non-Consent Proprietary Geophysical Operations, Feasibility AFEs, Selection AFEs, Define AFEs, Long Lead Development System AFEs, Post-Production Project Team AFEs, or Enhanced Recovery Project Team AFEs

If a Non-Participating Party in a Proprietary Geophysical Operation pursuant to Exhibit “L”, Feasibility AFE, Define AFE, Long Lead Development System AFE, Post-Production Project Team AFE, or Enhanced Recovery Project Team AFE takes, or is deemed to have taken, the steps set forth in Article 16.9 (Settlement of Underinvestments), that Party is an Underinvested Party in an amount equal to two hundred percent (200%) of the amount it would have paid had it participated in that activity, operation, or AFE until the Underinvestment is eliminated under Article 16.9 (Settlement of Underinvestments). If a Non-Participating Party in a Selection AFE takes, or is deemed to have taken, the steps set forth in Article 16.9 (Settlement of Underinvestments), that Party is an Underinvested Party in an amount equal to two hundred percent (200%) of the amount that the it would have paid had it participated in that AFE until the Underinvestment is eliminated under Article 16.9 (Settlement of Underinvestments).

16.5.4	Non-Consent Development Operations

The Hydrocarbon Recoupment amount for all Development Operations conducted as Non-Consent Operations is the Non-Participating Interest Share of the Costs of the Development Operation multiplied by four hundred percent (400%).

16.5.5	Non-Consent Subsequent Development System and Additional Facilities

The Hydrocarbon Recoupment amount for a non-consent Execution AFE for a subsequent Development System or additional Facilities not included in an Execution AFE is the Non-Participating Interest Share of the Cost incurred with respect to that Execution AFE or those additional Facilities not included in an Execution AFE multiplied by three hundred percent (300%).
16.5.6	Additional Hydrocarbon Recoupment

In addition to the percentage Hydrocarbon Recoupment for the various Non-Consent Operations set forth above, the Participating Parties are entitled to recoup:
(a)	one hundred percent (100%) of the Non-Participating Interest Share of the Cost of using an existing Development System that is needed to serve a Production System or Facilities installed as a Non-Consent Operation, in which the Non-Participating Party has a Participating Interest; plus

(b)	one hundred percent (100%) of the Non-Participating Interest Share of the Cost of operating expenses, maintenance Costs, royalties, and severance, gathering, and production taxes and other governmental fees based on production.
16.5.7	Hydrocarbon Recoupment From Production

Hydrocarbon Recoupment for a Non-Consent Operation shall be made from the Hydrocarbon production as follows:
16.5.7.1	Non-Consent Exploratory Operations, Non-Consent Appraisal Operations, and Non-Consent Development

Operations That Discover or Extend a Producible Reservoir

For
(a)	an Exploratory Operation,

(b)	an Appraisal Operation, or

(c)	a Development Operation,
that is conducted as a Non-Consent Operation and discovers a new Producible Reservoir or extends an existing Producible Reservoir (as the Producible Reservoirs existed at the time the Development Operation was proposed), each Non-Participating Party shall satisfy Hydrocarbon Recoupment from
(i)	one hundred percent (100%) of its Non-Participating Interest Share of all Hydrocarbons produced and saved from the Non-Consent Operation, if the Non-Consent Operation results in Hydrocarbon production, and

(ii)	fifty percent (50%) of its Participating Interest Share of all Hydrocarbons produced and saved from operations conducted after the Non-Consent Operation that result in Hydrocarbon production from the same Producible Reservoir discovered or extended by the Non-Consent Operation.
16.5.7.2	Non-Consent Development Operations in an Existing Producible Reservoir

If a Development Operation is conducted as a Non-Consent Operation and does not discover a new Producible Reservoir and also does not extend an existing Producible Reservoir (as the Producible Reservoirs existed at the time the Development Operation was proposed), each Non-Participating Party shall satisfy Hydrocarbon Recoupment from one hundred percent (100%) of its Non-Participating Interest Share of Hydrocarbons produced and saved from the

Non-Consent Operation, if the Non-Consent Operation results in Hydrocarbon production.

16.5.7.3	Non-Consent Subsequent Development Systems

If the construction and installation of a subsequent Development System is conducted as a Non-Consent Operation, each Non-Participating Party shall satisfy Hydrocarbon Recoupment from:
(a)	one hundred percent (100%) of its Non-Participating Interest Share or its Participating Interest Share (whichever applies) of Hydrocarbons produced and saved from all Development Operations that are conducted from that subsequent Development System, and
(b)	one hundred percent (100%) of its Non-Participating Interest Share or its Participating Interest Share (whichever applies) of Hydrocarbons produced and saved from all wells that benefit from injection or disposal wells drilled and/or operated from that subsequent Development System.
16.6	Restoration of Interests to Non-Participating Party

Except as provided in Articles 16.2 (Acreage Forfeiture Provisions) and 16.4 (Non-Consent Operations to Maintain Contract Area), a Non-Participating Party’s Working Interest and leasehold operating rights revert to the Non-Participating Party, effective at 7:00 a.m. of the day after the occurrence of the first of the following events:
(a)	the well bore of the Non-Consent Operation is not a Producible Well on the date the permanent plugging and abandonment of the well concludes;

(b)	Hydrocarbon production recouped under Article 16.5.7 (Hydrocarbon Recoupment From Production) as result of a Non-Consent Operation ceases prior to Complete Recoupment;

(c)	the Participating Parties Sidetrack or Deepen an Exploratory Well, Appraisal Well, or Development Well and that well does not qualify as a Producible Well; or

(d)	upon Complete Recoupment.
However, only upon Complete Recoupment does a former Non-Participating Party become a Participating Party in the Non-Consent Operation.
16.6.1	Dry Hole Reversion

If a Non-Consent Operation, other than a Non-Consent Operation under Articles 16.2 (Acreage Forfeiture Provisions) and 16.4 (Non-Consent Operations to Maintain Contract Area), results in an event provided in Article 16.6 (a) or (b) and a Non-Participating Party’s Working Interest and leasehold operating rights revert back to the Non-Participating Party, all well equipment in place as a result of that Non-Consent Operation and all Development Systems fabricated and installed as a result of that Non-Consent Operation and rights to future Hydrocarbon production from a Producible Reservoir discovered or extended by that Non-Consent Operation as described in Article 16.5.7 (Hydrocarbon Recoupment From Production) remain vested in the Participating Parties. Any salvage value in excess of Complete Recoupment will be credited to all Parties according to their Working Interest and without regard to their participation status.
16.6.2	Sidetracking or Deepening a Non-Consent Well

If a Non-Participating Party participates in a Sidetracking or Deepening as provided in Article 10.2.5 (Participation in Sidetrack or Deepening by a Non-Participating Party in an Exploratory Well at Initial Objective Depth), Article 11.2.5 (Participation in Sidetrack or Deepening by a Non-Participating Party in an Appraisal Well at Initial Objective Depth), or Article 13.2.5 (Participation in Sidetrack or Deepening by a Non-Participating Party in a Development Well at Initial Objective Depth), and if the Participating Parties have recouped the Cost of the original well down to its Objective Depth at the time the Sidetrack or Deepening is approved by Election, then the Non-Participating Party shall not be an Underinvested Party in the Sidetracking or Deepening of that well, and the Participating Parties in the original well shall achieve Complete

Recoupment under Article 16.5.7.1 (Non-Consent Exploratory Operations, Non-Consent Appraisal Operations, and Non-Consent Development Operations That Discover or Extend a Producible Reservoir) or Article 16.5.7.2 (Non-Consent Development Operations in an Existing Producible Reservoir), whichever applies.
16.7	Operations From a Subsequent Non-Consent Development System

A Party who Elected not to participate in a subsequent Development System may participate in Development Operations from that subsequent Development System. If that Non-Participating Party participates in such a Development Operation, then the Non-Participating Party shall make to the Operator a lump sum payment of any remaining Hydrocarbon Recoupment and Underinvestment under Article 16 (Non-Consent Operations) for which it is still liable. The Operator shall then distribute to the Participating Parties in the subsequent Development System their Participating Interest Share of the payment. Upon that payment, the Non-Participating Party will become an owner and a Participating Party in the subsequent Development System.
16.8	Allocation of Development System Costs to Non-Consent Operations

In the event a well is drilled from or produced through a Production System or is produced through Facilities whose Participating Parties are different from the Participating Parties in that well or if the Participating Parties’ Participating Interest Shares in that Production System or Facilities are different from their Participating Interest Shares in that well, the rights of the Participating Parties in that well and the Costs to use the Production System or Facilities for that well shall be determined as follows:
16.8.1	Investment Charges
(a)	The Participating Parties in that well shall pay to the Operator a one-time slot usage fee for the use of a slot on the Production System equal to two percent (2%) of the Cost of the Production System; provided, however, each Non-Participating Party’s share of the slot usage fee shall be included in the calculation of any Hydrocarbon recoupment to which it is subject as a result of the Non-Consent Operation’s utilizing that slot. Within fifteen (15) days of its receipt of that fee, the Operator shall distribute to the Participating Parties in the Production System their Participating

Interest Share of that payment. For purposes of calculating the slot usage fee, the total Cost of the Production System shall be reduced by (0.41667%) per month, commencing on the date the Production System was installed and continuing every month thereafter until the month actual drilling operations on that well is commenced; however, the total Cost of the Production System shall not be reduced by more than twenty-five percent (25%) of the total Production System’s costs. The Cost of additions to the Production System shall be reduced in the same manner commencing the first month after the addition is installed.
If that well is abandoned, having never produced Hydrocarbons, the right of the Participating Parties in that well to use the Production System slot through which the well was drilled shall terminate unless those Parties commence drilling a substitute well for the abandoned well through the same slot within ninety (90) days of the abandonment. If that substitute well is abandoned, having never produced Hydrocarbons, the right of the Participating Parties in that well to use the Production System slot through which the well was drilled shall terminate.
The slot usage fee shall not apply to a slot deemed to be “surplus.” A slot may be deemed surplus only by the unanimous agreement of the owners of the Production System.
(b)	The Participating Parties in that well shall pay to the owners of the Facilities a sum equal to that portion of the total Cost of those Facilities that the throughput volume of the Non-Consent Operation bears to the total design throughput volume of the Facilities. Throughput volume shall be estimated by the Operator in barrels produced per day (5.8 mcf of gas determined at a pressure of 14.73 pounds per square inch atmospheric and a temperature of sixty (60) degrees Fahrenheit equaling one barrel of oil and one barrel of water equaling one barrel of oil), using an average daily volume of the first three months of Hydrocarbon and water production from the Non-Consent Operation. For purposes of calculating the Facilities usage fee, the total Cost of the Facilities shall be reduced by (0.41667%) per month, commencing from the date when the Facilities were installed and continuing every month thereafter until the first month during which production from the Non-Consent Operation commences, but the total Cost of the Facilities shall not be reduced more than twenty-five percent (25%) of the total Facilities’ Cost. If a modification, expansion, or addition to the Facilities is made after commencing first production and before connection of the Non-Consent Operation to the Facilities, the Facilities investment shall be reduced in the same manner described above, from the month in which the Facilities modification, expansion, or addition is completed until the first month during which production from the Non-Consent Operation is commenced.
16.8.2	Payments

Payment of a usage fee shall not be deemed to be a purchase by the Participating Parties of an additional interest in the Production System or Facilities. Payments under Article 16.8.1 (Investment Charges) shall be due and payable on commencement of initial production from the Non-Consent Operation.
16.8.3	Operating and Maintenance Charges

The Participating Parties in a well drilled as a Non-Consent Operation shall pay all Costs necessary to connect the well to the Production System. The Costs of operating and maintaining the Facilities and the Production System shall be allocated equally among all active completions served. Subsea Production System operating and maintenance Costs shall be allocated equally among all subsea well completions served by the Subsea Production system. Operating and maintenance Costs for the Facilities shall be allocated to each well served in the proportion that the volume throughput of the well bears to the total volume throughput of all wells handled by the Facilities.
16.9	Settlement of Underinvestments

A Non-Participating Party shall become an Underinvested Party and become liable for settling an Underinvestment if it (a) makes a revised Election or Vote to become a Participating Party in an AFE, activity, or operation in which it originally

Elected or Voted not to participate, (b) Elects to participate (i) in the Sidetracking or Deepening of a wellbore in which it did not participate to Objective Depth or (ii) in a Sidetracking or Deepening thereafter, (c) Elects to participate in a Development Plan after a Major Modification of that plan has been approved, or (d) Elects to participate in Development Operations from a subsequent Development System in which it did not participate. A Non-Participating Party in a Selection AFE, who elects to participate in the Define AFE, which follows it, shall automatically be deemed to have submitted to the Operator a written statement memorializing its subsequent Election to (a) participate in that Selection AFE, in which it originally Elected not to participate, and (b) become an Underinvested Party in regard to that AFE. A Non-Participating Party in a Define AFE, who elects to participate in the Execution AFE, which follows it, shall automatically be deemed to have submitted to the Operator a written statement memorializing its subsequent Election to (a) participate in the Define AFE in which it originally Elected not to participate and (b) become an Underinvested Party in regard to that AFE. A Non-Participating Party in a Long Lead Development System AFE, who elects to participate in the activity or operation for which the long lead item in the Long Lead Development System AFE was procured, shall automatically be deemed to have submitted to the Operator a written statement memorializing its subsequent Election to (a) participate in that Long Lead Development System AFE, in which it originally Elected not to participate, and (b) become an Underinvested Party in regard to that AFE. Except as provided in Article 16.9.1 (Cash Settlement of Underinvestment), an Underinvested Party shall settle its Underinvestment through Disproportionate Spending. The Underinvested Party shall be responsible for and pay one hundred percent (100%) of the Overinvested Parties’ share of the Costs (or if there are two or more Underinvested Parties, a proportion of those Costs based on each Party’s Underinvestment) in subsequent activities or operations or AFEs under this Agreement in which that Underinvested Party and one or more Overinvested Parties participate until the amount of the Underinvestment is eliminated, except under Article 13.3.1 (Multiple Completion Alternatives Above and Below the Deepest Producible Reservoir) the Underinvested Party shall be responsible for and pay one hundred percent (100%) of the Overinvested Parties’ share of the Costs (or if there are two or more Underinvested Parties, a proportion of those Costs based on each Party’s Underinvestment) in subsequent activities or operations or AFEs within the Contract Area in which one or more Overinvested Parties participate until the amount of the Underinvestment is eliminated.
16.9.1	Cash Settlement of Underinvestment

If the Parties do not plan or propose further activities or operations under this Agreement (for which Costs would be allocated to the elimination of an Underinvestment), the Underinvested Party shall pay the Overinvested Parties the remaining Underinvestment amount in cash under Exhibit “C.” If Disproportionate Spending in the Contract Area does not eliminate an Underinvestment within two (2) years after the date the Underinvestment is incurred, or upon final accounting and settlement under this Agreement, or before the Underinvested Party withdraws from the Contract Area under Article 17 (Withdrawal From Agreement), whichever comes first, the Underinvested Party shall pay the Overinvested Parties the remaining Underinvestment in cash under Article 17 (Withdrawal From Agreement) and Exhibit “C.”
17.1	Right to Withdraw

Subject to this Article 17.1, any Party may withdraw from this Agreement (the “Withdrawing Party”) by giving prior written notice to all other Parties stating its decision to withdraw (“the withdrawal notice”). The withdrawal notice shall specify an effective date of withdrawal that is at least sixty (60) days, but not more than ninety (90) days, after the date of the withdrawal notice. Within thirty (30) days of receipt of the withdrawal notice, the other Parties may join in the withdrawal by giving written notice of that fact to the Operator (“written notice to join in the withdrawal”) and upon giving written notice to join in the withdrawal are “Other Withdrawing Parties.” The withdrawal notice and the written notice to join in the withdrawal are unconditional and irrevocable offers by the Withdrawing Party and the Other Withdrawing Parties to convey to the Parties who do not join in the withdrawal (“the Remaining Parties”) the Withdrawing Party’s and the Other Withdrawing Parties’ entire Working Interest in all of the Leases, Hydrocarbon production, and other property and equipment owned under this Agreement.

17.2	Response to Withdrawal Notice

Failure to respond to a withdrawal notice is deemed a decision not to join in the withdrawal.
17.2.1	Unanimous Withdrawal

If all the other Parties join in the withdrawal,
(a)	no assignment of Working Interests shall take place;

(b)	subject to Article 18.4 (Abandonment Operations Required by Governmental Authority), no further operations may be conducted under this Agreement unless agreed to by all Parties;

(c)	the Parties shall abandon all activities and operations within the Contract Area and relinquish all of their Working Interests to the MMS within fifteen (15) days of the conclusion of the thirty (30) day joining period; and
(d)	notwithstanding anything to the contrary in Article 18 (Abandonment and Salvage), the Operator shall:
(i)	furnish all Parties a detailed abandonment plan, if applicable, and a detailed cost estimate for the abandonment within sixty (60) days after the conclusion of the thirty (30) day joining period; and

(ii)	cease operations and begin to permanently plug and abandon all wells and remove all Production Systems and Facilities in accordance with the abandonment plan.
17.2.2	No Additional Withdrawing Parties

If none of the other Parties join in the withdrawal, then the Remaining Parties must accept an assignment of their Participating Interest Share of the Withdrawing Party’s Working Interest.

17.2.3	Acceptance of the Withdrawing Parties’ Interests

If one or more but not all of the other Parties join in the withdrawal and become Other Withdrawing Parties, then within forty-eight (48) hours (exclusive of Saturdays, Sundays, and federal holidays) of the conclusion of the thirty (30) day joining period, each of the Remaining Parties shall submit to the Operator a written rejection or acceptance of its Participating Interest Share of the Withdrawing Party’s and Other Withdrawing Parties’ Working Interest. Failure to make that written rejection or acceptance shall be deemed a written acceptance. If the Remaining Parties are unable to select a successor Operator, if applicable, or if a Remaining Party submits a written rejection and the other Remaining Parties do not agree to accept one hundred percent (100%) of the Withdrawing Party’s and Other Withdrawing Parties’ Working Interest within thirty (30) days of the conclusion of the forty-eight (48) hour period to submit a written rejection or acceptance, the Remaining Parties will be deemed to have joined in the withdrawal, and Article 17.2.1 (Unanimous Withdrawal) will apply.
17.2.4	Effects of Withdrawal

Except as otherwise provided in this Agreement, after giving a withdrawal notice or a written notice to join in the withdrawal, the Withdrawing Party and Other Withdrawing Parties are not entitled to approve or participate in any activity or operation in the Contract Area, other than those activities or operations for which they retain a financial responsibility. The Withdrawing Party and Other Withdrawing Parties shall take all necessary steps to accomplish their withdrawal by the effective date referred to in Article 17.1 (Right to Withdraw) and shall execute and deliver to the Remaining Parties all necessary instruments to assign their Working Interest to the Remaining Parties. A Withdrawing Party and Other Withdrawing Parties shall bear all expenses associated with their withdrawal and the transfer of their Working Interest.
17.3	Limitation Upon and Conditions of Withdrawal
17.3.1	Prior Expenses

The Withdrawing Party and Other Withdrawing Parties remain liable for their remaining Underinvestments and their Participating Interest Share of the Costs of activities, operations, rentals, royalties, taxes, damages, Hydrocarbon imbalances, or other liability or expense accruing or relating to (i) obligations existing as of the effective date of the withdrawal, (ii) activities or operations conducted before the effective date of the withdrawal, (iii) activities or operations approved by the Withdrawing Party and Other Withdrawing Parties before the effective date of the withdrawal, or (iv) activities or operations commenced by the Operator under one of its discretionary powers under this Agreement before the effective date of the withdrawal. Before the effective date of the withdrawal, the Operator shall render a statement to the Withdrawing Party and Other Withdrawing Parties for (1) their respective shares of all identifiable Costs under this Article 17.3.1 and (2) their respective Participating Interest Shares of the estimated current Costs of plugging and abandoning all wells and removing all Production Systems, Facilities, and other materiel and equipment serving the Contract Area, less their respective Participating Interest Shares of the estimated salvage value of the assets at the time of abandonment, as approved by Vote. This statement of expenses, Costs, and salvage value shall be prepared by the Operator under Exhibit “C.” Before withdrawing, the Withdrawing Party and Other Withdrawing Parties shall either pay the Operator, for the benefit of the Remaining Parties, the amounts allocated to them in the statement or provide security satisfactory to the Remaining Parties for all obligations and liabilities they have incurred and all obligations and liabilities attributable to them before the effective date of the withdrawal. All liens, charges, and other encumbrances, including but not limited to overriding royalties, net profits interest, and production payments, which the Withdrawing Party and Other Withdrawing Parties placed (or caused to be placed) on their Working Interest shall be fully satisfied or released prior to the effective date of its withdrawal (unless the Remaining Parties are willing to accept the Working Interest subject to those liens, charges, and other encumbrances).
17.3.2	Confidentiality

The Withdrawing Party and Other Withdrawing Parties will continue to be bound by the confidentiality provisions of Article 7 (Confidentiality of Data) after the effective date of the withdrawal but will have no further access to technical information relating to activities or operations under this Agreement. The Withdrawing Party and Other Withdrawing Parties are not required to return to the Remaining Parties Confidential Data acquired prior to the effective date of the withdrawal.

17.3.3	Emergencies and Force Majeure

No Party may withdraw during a Force Majeure or emergency that poses a threat to life, safety, property, or the environment but may withdraw from this Agreement after termination of the Force Majeure or emergency. The Withdrawing Party and Other Withdrawing Parties remain liable for their share of all Costs and liabilities arising from the Force Majeure or emergency, including but not limited to the drilling of relief wells, containment and cleanup of oil spills and pollution, and all Costs of debris removal made necessary by the Force Majeure or emergency.
ARTICLE 18 — ABANDONMENT AND SALVAGE
18.1	Abandonment of Wells

Any Participating Party may propose the permanent plugging and abandonment of a well that has produced Hydrocarbons (other than as a result of Production Testing) by notifying the other Participating Parties. Any Participating Party that fails to respond within the applicable response period shall be deemed to have approved the permanent plugging and abandonment of the well. If the permanent plugging and abandonment proposal is unanimously agreed to by the Participating Parties in that well, the well shall be permanently plugged and abandoned under the applicable regulations at the Cost and risk of the Participating Parties. If the Participating Parties do not unanimously agree to permanently plug and abandon the well, the Operator shall prepare an estimate of the Costs of the permanent plugging and abandonment of the well less the estimated salvage value of the well, as determined under Exhibit “C,” and the Participating Party desiring to permanently plug and abandon the well shall pay the Operator, for the benefit of the non-abandoning Participating Parties, its share of that estimate within thirty (30) days of its receipt of the estimate. If an abandoning Participating Party’s respective share of the estimated salvage value is greater than its share of the estimated Costs of the permanent plugging and abandonment, the Operator, on behalf of the non-abandoning Participating Parties, shall pay to the abandoning Participating Party a sum equal to the deficiency within thirty (30) days of the abandoning Participating Party’s receipt of the estimate. Each Participating Party desiring to abandon a well shall assign to each non-abandoning Participating Party in that well a portion of its Working

Interest in that well and the equipment therein and the Hydrocarbon production therefrom equal to the non-abandoning Party’s Participating Interests in that well divided by the entire Participating Interests of the non-abandoning Parties in that well. That assignment shall be effective as of the date of the abandoning Party’s response to the well abandonment proposal. The abandoning Party shall assume and be liable for all obligations pertaining to that well, except liability for payments under this Article 18.1, prior to the effective date of its assignment to the non-abandoning Parties. The abandoning Party shall not assume and be liable for any obligations pertaining to that well, except liability for payments under this Article 18.1, as of the effective date of its assignment to the non-abandoning Parties.

18.2	Abandonment of Equipment

Any Participating Party in a Production System or Facilities or an enhanced recovery and/or pressure maintenance program described in Article 12.11 (Enhanced Recovery and/or Pressure Maintenance Program Proposals) (the “Equipment”) may propose the abandonment and disposition of that Equipment. If that proposal is unanimously agreed to by the Participating Parties, the Operator shall abandon and dispose of that Equipment at the Cost and risk of the Participating Parties. If a Participating Party fails to respond within the applicable response period, that Participating Party shall be deemed to have approved the abandonment and disposal of the Equipment. If all Participating Parties do not approve abandoning and disposing of the Equipment, the Operator shall prepare an estimate of the Costs of abandonment, removal, site clearance, and disposition of the Equipment, less the estimated salvage value of the Equipment, as determined under Exhibit “C,” and the Participating Party desiring to abandon and dispose of the Equipment shall pay the Operator, for the benefit of the non-abandoning Participating Parties, its share of that estimate within thirty (30) days of its receipt of the estimate. If an abandoning Participating Party’s respective share of the estimated salvage value is greater than its share of the estimated costs, the Operator, on behalf of the non-abandoning Participating Parties, shall pay to the abandoning Participating Party a sum equal to the surplus within thirty (30) days of the abandoning Participating Party’s receipt of the estimate. Each Participating Party desiring to abandon the Equipment shall assign to each non-abandoning Participating Party in the Equipment a portion of its Working Interest in the Equipment equal to the non-abandoning Party’s Participating Interests in the Equipment divided by the entire

Participating Interests of the non-abandoning Parties in the Equipment. That assignment shall be effective as of the date of the abandoning Party’s response to the Equipment abandonment proposal. The abandoning Party shall assume and be liable for all obligations pertaining to the Equipment, except liability for payments under this Article 18.2, prior to the effective date of its assignment to the non-abandoning Parties. The abandoning Party shall not assume and be liable for any obligations pertaining to the Equipment, except liability for payments under this Article 18.2, as of the effective date of its assignment to the non-abandoning Parties.
18.3	Disposal of Surplus Materiel

The Operator may classify materiel acquired under this Agreement as surplus when the Operator deems it is no longer needed in present or foreseeable activities or operations. The Operator shall determine the value and Cost of disposing of the materiel under Exhibit “C.” If the materiel is classified as junk or if the value, less the Cost of disposal, is less than or equal to five hundred thousand dollars ($500,000.00), the Operator may dispose of the surplus materiel in a manner it deems appropriate. If the value, less the Cost of disposal of the surplus materiel, is greater than five hundred thousand dollars ($500,000.00), the Operator shall give written notice thereof to the Parties owning the materiel, and the surplus materiel shall be disposed of in accordance with the method of disposal approved by the Parties owning the materiel. Proceeds from the sale or transfer of surplus materiel shall be promptly credited to each Party in proportion to its ownership of the materiel at the time of the retirement or disposition of the materiel.

18.4	Abandonment Operations Required by Governmental Authority

The Operator shall conduct the abandonment and removal of any Equipment [as defined in Article 18.2 (Abandonment of Equipment)] required by a governmental authority, and the Costs, risks, and net proceeds of that abandonment and removal will be shared by the Participating Parties in that Equipment [as defined in Article 18.2 (Abandonment of Equipment)] according to their Participating Interest Share.

ARTICLE 19 — RENTALS, ROYALTIES, AND MINIMUM ROYALTIES
19.1	Burdens on Hydrocarbon Production

If a Party has previously created or hereafter creates an overriding royalty, production payment, carried or reversionary working interest, net profits interest, mortgage, lien, security interest, or other type of burden on Hydrocarbon production, including, but not limited to, agreements affecting the marketing, processing, or transportation of Hydrocarbon Production, other than the lessor’s royalty stipulated in a Lease (a “Lease Burden”), the Party creating the Lease Burden shall assume and bear all liabilities and obligations of the Lease Burden regardless of that Party’s participation status and notwithstanding an assignment under this Agreement of all or part of that Party’s Working Interest to another party. The Party creating the Lease Burden shall indemnify, release, defend, and hold all other Parties harmless from all claims and demands for payment asserted by the owners of the Lease Burden.
19.1.1	Subsequently Created Lease Burdens

Notwithstanding any contrary provision of this Agreement, if a Party, after executing this Agreement, creates a Lease Burden, that Lease Burden shall be made specifically subject to this Agreement. If the Party owning the Working Interest from which a Lease Burden is created (a) fails to pay when due its share of Costs, (b) withdraws from this Agreement, or (c) Elects to abandon a well under Article 18.1 (Abandonment of Wells), then the beneficiary of the Lease Burden will be chargeable with Costs equal to its fractional interest in gross production and the security rights created in Exhibit “F” will be applicable against that Lease Burden. The Operator has the right to enforce the security rights (and all other rights granted under this Agreement) against the beneficiary of a Lease Burden for the purpose of collecting Costs chargeable to the Lease Burden. The rights of the beneficiary of a Lease Burden are subordinate to the rights of the Parties granted by Exhibit “F.”
19.2	Payment of Rentals and Royalties

The Operator shall make all rental payments for the Leases on behalf of the Parties. The Operator shall use reasonable care to make proper and timely payment of the rental payments, all minimum royalties, and all other similar payments accruing under the Leases. Upon receipt of proper evidence of those payments and the Operator’s invoice for its proportionate share of those payments, each Non-Operating Party shall reimburse the Operator for the Non-Operating Party’s Working Interest share of those payments. In the event the Operator fails to make proper payment of a rental, minimum royalty, or other similar payment accruing under a Lease through mistake or oversight where that payment is required to continue that Lease in force and effect, the Operator will not be liable to the other Parties for any resulting damages or any loss that results from the non-payment, unless that non-payment is due to the gross negligence or willful misconduct of the Operator. The loss of a Lease or interest therein that results from the Operator’s failure to pay, or the Operator’s erroneous payment of, a rental, minimum royalty, or other similar payments is a joint loss, and there will be no readjustment of Working Interests as a consequence thereof. For production delivered in-kind by the Operator to a Non-Operating Party or to a third party for the account of a Non-Operating Party, the Non-Operating Party shall provide the Operator with information about the proceeds or value of the production in order for the Operator to make payments of all minimum royalties due.
19.2.1	Non-Participation in Payments

If a Party notifies the other Parties, in writing at least sixty (60) days before the date the payment is due of its intention not to pay its share of a rental, minimum royalty, or other similar payment, that Party shall be deemed to have given a withdrawal notice under Article 17 (Withdrawal From Agreement), and must withdraw from the entire Contract Area, not just the Lease on which the payment is due. Upon this occurrence, the Operator shall make the payment solely for the benefit of the Remaining Parties, as defined in Article 17 (Withdrawal From Agreement), and the Remaining Parties shall reimburse the Operator for their respective shares of the payment, based on the procedures in Article 17.2 (Response to Withdrawal Notice).

19.2.2	Royalty Payments

Each Party shall pay or cause to be paid all royalty and other amounts payable, which are based on its share of Hydrocarbon production. Adjustments to those payments shall be made among the Parties in accordance with Exhibit “D” (Gas Balancing Agreement). When the Participating Parties are recouping their Costs from a Non-Consent Operation and an applicable premium under Article 16.5 (Percentage Hydrocarbon Recoupment for Non-Consent Operations), each of the Participating Parties shall pay or cause to be paid the Lease royalty on the portion of the Hydrocarbon Recoupment to which it is entitled.
ARTICLE 20 — TAXES
20.1	Internal Revenue Provision

Notwithstanding any provision in this Agreement to the effect that the rights and liabilities of the Parties are several, not joint or collective, and that the Agreement and the activities and operations under this Agreement do not constitute a partnership under state law, each Party elects to be excluded from the application of all or any part of the provisions of Subchapter K, Chapter 1, Subtitle A, of the Internal Revenue Code of 1986, as amended, or similar provisions of applicable state laws. regardless of whether for federal income tax purposes this Agreement and the activities and operations under this Agreement are regarded as a partnership.

20.2	Other Taxes and Assessments

The Operator shall file all tax returns and reports required by law and pay all applicable taxes [other than income or other taxes provided in Article 20.2.2 (Production and Severance Taxes)] and assessments levied with respect to activities and operations conducted under this Agreement. The Parties shall promptly furnish the Operator with copies of all notices, assessments, and statements received pertaining to taxes to be paid by the Operator. The Operator will charge each Party its Working Interest share of all taxes and assessments paid [other than income or other taxes provided in Article 20.2.2 (Production and Severance Taxes)] and, upon written request from a Non-Operating Party, provide copies of all tax returns, reports, tax statements, and receipts for the taxes. The Operator shall not allow any taxes to become delinquent unless unanimously agreed to by the Parties.

20.2.1	Property Taxes

The Operator shall render for ad valorem property tax purposes all personal property and/or real property covered by this Agreement as may be subject to that taxation and shall pay those property taxes for the benefit of each Party. The Operator shall timely and diligently protest a valuation of the Leases for tax purposes it deems unreasonable. Pending final determination of the valuation of the Leases for tax purposes, unless unanimously agreed to by the Parties to the contrary under Article 20.2 (Other Taxes and Assessments), the Operator shall, on or before the due date, pay under protest taxes on the Leases at the assessed value of the Leases. If upon final determination, additional taxes are due or if interest or a penalty has accrued as a result of the protest, the Operator shall pay the taxes, interest, and penalty and shall charge each Party its Working Interest share of the taxes, interest, and penalty under Exhibit “C.”

20.2.2	Production and Severance Taxes

Each Party shall pay, or cause to be paid, all production, excise, severance, and other similar taxes due on its share of Hydrocarbon production. Each Party shall, upon a written request from the Operator, provide evidence that those taxes have been paid.
ARTICLE 21 — INSURANCE AND BONDS
21.1	Insurance

The Operator shall provide and maintain the insurance coverage specified in Exhibit “B” and charge those Costs to the Joint Account. No other insurance shall be carried for the benefit of the Parties under this Agreement unless otherwise agreed by the Parties.

21.2	Bonds

The Costs of those bonds or financial guarantees acquired exclusively for the conduct of activities and operations under this Agreement shall be charged to the Joint Account, including an amount equivalent to the reasonable cost of that bond or financial guarantee if the Operator provides that bond or guarantee itself and does not engage a third party to do so. The Operator shall require all contractors to obtain and maintain all bonds required by an applicable law, regulation, or rule.
ARTICLE 22 – LIABILITY, CLAIMS, AND LAWSUITS
22.1	Individual Obligations

The obligations, duties, and liabilities of the Parties under this Agreement are several and not joint or collective, and, except as otherwise provided in Article 20 (Taxes), nothing in this Agreement shall be construed to create a partnership, joint venture, association, or other form of business entity recognizable in law for any purpose. In their relations with each other under this Agreement, the Parties are not fiduciaries, but rather are free to act at arm’s length in accordance with their own respective interests.
22.2	Notice of Claim or Lawsuit

If, on account of a matter involving activities or operations under this Agreement, or affecting the Leases or the Contract Area, a claim is made against a Party, or if a party outside of this Agreement files a lawsuit against a Party, or if a Party files a lawsuit, or if a Party receives notice of a material administrative or judicial hearing or other proceeding, that Party shall give written notice of the claim, lawsuit, hearing, or proceeding (“Claim”) to the other Parties as soon as reasonably practicable.

22.3	Settlements

The Operator may settle a Claim, or multiple Claims, arising out of the same incident, involving activities or operations under this Agreement or affecting the Leases or the Contract Area, if the aggregate expenditure does not exceed five hundred thousand dollars ($500,000.00) and if the payment is in complete settlement of these Claims. If the amount required for settlement exceeds this amount, the Parties shall determine the further handling of the Claims under Article 22.4 (Defense of Claims and Lawsuits).

22.4	Defense of Claims and Lawsuits

The Operator shall supervise the handling, conduct, and prosecution of all Claims involving activities or operations under this Agreement or affecting the Leases or the Contract Area. Claims may be settled in excess of the amount specified in Article 22.3 (Settlements) if the settlement is approved by Vote of the

Participating Parties in the activity or operation out of which the Claim arose, but a Party may independently settle a Claim or the portion of a Claim which is attributable to its Participating Interest Share alone as long as that settlement does not directly and adversely affect the interest or rights of the other Participating Parties. No charge shall be made for services performed by the staff attorneys of a Party, but all other expenses incurred by the Operator in the prosecution or defense of Claims for the Parties, together with the amount paid to discharge a final judgment, are Costs and shall be paid by the Parties in proportion to their Participating Interest Share in the activity or operation out of which the Claim arose. The employment of outside counsel, but not the selection of that counsel, requires approval by Vote of the Participating Parties in the activity or operation out of which the Claim arose. If the use of outside counsel is approved, the fees and expenses incurred as a result thereof shall be charged to the Parties in proportion to their Participating Interest Share in the activity or operation out of which that Claim arose. Each Party has the right to hire its own outside counsel at its sole cost with respect to its own defense.

22.5	Liability for Damages

Unless specifically provided otherwise in this Agreement, liability for losses, damages, Costs, expenses, or Claims involving activities or operations under this Agreement or affecting the Leases or the Contract Area which are not covered by or in excess of the insurance carried for the Joint Account shall be borne by each Party in proportion to its Participating Interest Share in the activity or operation out of which that liability arises, except that when liability results from the gross negligence or willful misconduct of a Party, that Party shall be solely responsible for liability resulting from its gross negligence or willful misconduct. UNDER NO CIRCUMSTANCES WILL A PARTY BE LIABLE TO ANOTHER PARTY FOR PUNITIVE DAMAGES, CONSEQUENTIAL, INDIRECT, UNFORSEEN, LOSS OF PROFIT, OR OTHER INDIRECT OR PENALTY DAMAGES EITHER IN LAW OR EQUITY.

22.6	Indemnification for Non-Consent Operations

TO THE EXTENT ALLOWED BY LAW, THE PARTICIPATING PARTIES WILL HOLD THE NON-PARTICIPATING PARTIES (AND THEIR AFFILIATES, AGENTS, INSURERS, DIRECTORS, OFFICERS, AND EMPLOYEES) HARMLESS AND RELEASE, DEFEND, AND INDEMNIFY THEM AGAINST ALL CLAIMS, DEMANDS, LIABILITIES, REGULATORY DECREES, AND

LIENS FOR ENVIRONMENTAL POLLUTION AND PROPERTY DAMAGE OR PERSONAL INJURY, INCLUDING SICKNESS AND DEATH, CAUSED BY OR OTHERWISE ARISING OUT OF NON-CONSENT OPERATIONS, AND ANY LOSS AND COST SUFFERED BY A NON-PARTICIPATING PARTY AS AN INCIDENT THEREOF, EXCEPT WHERE THAT LOSS OR COST RESULTS FROM THE SOLE, CONCURRENT, OR JOINT NEGLIGENCE, FAULT, OR STRICT LIABILITY OF THAT NON-PARTICIPATING PARTY, IN WHICH CASE EACH PARTY SHALL PAY OR CONTRIBUTE TO THE SETTLEMENT OR SATISFACTION OF JUDGMENT IN THE PROPORTION THAT ITS NEGLIGENCE, FAULT, OR STRICT LIABILITY CAUSED OR CONTRIBUTED TO THE INCIDENT. IF AN INDEMNITY IN THIS AGREEMENT IS DETERMINED TO VIOLATE LAW OR PUBLIC POLICY, THAT INDEMNITY SHALL THEN BE ENFORCEABLE ONLY TO THE MAXIMUM EXTENT ALLOWED BY LAW.

22.7	Damage to Reservoir and Loss of Reserves

NOTWITHSTANDING ANY CONTRARY PROVISION OF THIS AGREEMENT, NO PARTY IS LIABLE TO ANY OTHER PARTY FOR DAMAGE TO A RESERVOIR OR LOSS OF HYDROCARBONS, EXCEPT IF THAT DAMAGE OR LOSS ARISES FROM A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NOR DOES A PARTY INDEMNIFY ANY OTHER PARTY FOR THAT DAMAGE OR LOSS.

22.8	Non-Essential Personnel

UNLESS OTHERWISE MUTUALLY AGREED BY THE PARTIES IN WRITING, IN THE EVENT A PARTY REQUESTS TRANSPORTATION OR ACCESS TO ANY DRILLING RIG, PRODUCTION SYSTEM, VESSEL, OR OTHER FACILITY USED FOR ACTIVITIES OR OPERATIONS UNDER THIS AGREEMENT FOR ANY PERSON WHO IS NOT EMPLOYED BY, CONTRACTED BY, OR REPRESENTING SUCH PARTY IN CONNECTION WITH AN ACTIVITY OR OPERATION CONDUCTED PURSUANT TO THIS AGREEMENT, OTHER THAN GOVERNMENTAL OFFICIALS OR REPRESENTATIVES OF GOVERNMENTAL OR REGULATORY AGENCIES (“NON-ESSENTIAL PERSONNEL”), THE PARTY REQUESTING SUCH TRANSPORTATION OR ACCESS AGREES TO PROTECT, INDEMNIFY, RELEASE, DEFEND, AND HOLD HARMLESS THE OTHER PARTIES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS,

CONTRACTORS, SUBCONTRACTORS, INVITEES, INSURERS, AND REPRESENTATIVES FROM AND AGAINST ALL CLAIMS, DEMANDS, CAUSES OF ACTION, JUDGMENTS, LIABILITIES, CONTRACTUAL LIABILITIES, AND OTHER COSTS (INCLUDING, WITHOUT LIMITATION, COURT COSTS, INTEREST, PENALTIES, LITIGATION EXPENSES, AND REASONABLE ATTORNEYS’ FEES) FOR DAMAGE TO, DESTRUCTION OR LOSS OF PROPERTY, AND FOR PERSONAL INJURY OR DEATH OF PERSONS, AND FOR DAMAGE OR HARM TO THE ENVIRONMENT (INCLUDING WITHOUT LIMITATION, SPILL RESPONSE, ENVIRONMENTAL POLLUTION AND CONTAMINATION AND CLEAN-UP COSTS) ARISING OUT OF OR RELATED IN ANY WAY TO THE NEGLIGENCE, FAULT, OR LIABILITY WITHOUT FAULT OF THE NON-ESSENTIAL PERSONNEL BROUGHT BY OR ON BEHALF OF ANY PARTY WHOMSOEVER (INCLUDING, WITHOUT LIMITATION, ALL THIRD PARTIES AND GOVERNMENTAL AGENCIES), WITHOUT REGARD TO THE CAUSES THEREOF, INCLUDING PRE-EXISTING CONDITIONS, THE UNSEAWORTHINESS OF ANY VESSEL, THE STRICT LIABILITY, NEGLIGENCE, OR OTHER FAULT OF ANY PARTY, REGARDLESS OF WHETHER THE NEGLIGENCE BE SOLE, JOINT, OR CONCURRENT, ACTIVE OR PASSIVE, EXCEPT IF CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PARTY SO INDEMNIFIED AND PROTECTED.

22.9	Dispute Resolution Procedure

Any claim, controversy, or dispute arising out of, relating to, or in connection with this Agreement or an activity or operation conducted under this Agreement shall be resolved under the Dispute Resolution Procedure in Exhibit “H” to this Agreement.
ARTICLE 23 — CONTRIBUTIONS
23.1	Contributions from Third Parties

A “Contribution” means a bottom hole cash contribution, dry hole cash contribution, or acreage contribution from third parties as consideration for data from wells or well operations on the Contract Area. This Article 23 does not apply to the following:

(a)	Trades of Confidential Data for other similar geophysical, geological, geochemical, drilling, or engineering data from third parties. Those trades of Confidential Data are subject to Article 7.2.1 (Trades of Confidential Data);

(b)	Contributions received as consideration for entering into a contract for the sale of Hydrocarbon production, as proceeds of loans, or as proceeds of other financial arrangements:
(c)	A farmout of all or a portion of a Party’s Working Interest, which is subject to Article 24 (Transfer of Interest and Preferential Right to Purchase).
23.2	Methods of Obtaining Contributions

The Operator shall negotiate all Contributions on behalf of the Participating Parties in the well or well operation. A Contribution may be obtained in the following ways:
(a)	Any Participating Party in a well or well operation may propose that the Participating Parties in that well or well operation seek a Contribution from a third party towards that well or well operation.

(b)	If a Participating Party in a well or well operation receives a Contribution offer for that well or well operation from a third party, that Party shall notify all other Participating Parties in that well or well operation of the terms of that offer within five (5) days of its receipt of that offer.
23.3	Counteroffers

If a third party makes a Contribution counteroffer to the Participating Parties’ Contribution offer, or if a Participating Party proposes to make a Contribution counteroffer to a third party Contribution offer, the Operator shall submit the Contribution counteroffer to the other Participating Parties.
23.4	Approval of Contributions

A Contribution proposal, a Contribution counteroffer to a third party Contribution offer, an acceptance of a Contribution offer from a third party, or a Contribution counteroffer from a third party requires the unanimous agreement of the Participating Parties in the well or well operation affected by the Contribution. Within fifteen (15) days of their receipt of a notice of a Contribution proposal,

Contribution offer, or Contribution counteroffer, those Participating Parties shall respond to the Operator.

23.5	Cash Contributions

If a bottom hole or dry hole cash Contribution is offered and accepted, that cash Contribution shall be paid to the Operator, and the Operator shall credit the amount of the cash Contribution against the Costs of that well or well operation to each Participating Party in proportion to its Participating Interest Share.
23.6	Acreage Contributions

Any acreage Contribution, which is offered and accepted under this Article 23 (Contributions), shall be conveyed to the Participating Parties in the well or well operation in proportion to their Participating Interest Share therein. The leases or portions of leases included in the acreage Contribution shall not be added to Exhibit “A” or included in the Contract Area.
23.6.1	Two or More Parties Own One Hundred Percent of the Acreage Contribution

If two or more Parties participate in the acreage Contribution and the conveyances to effectuate it, and if, after the conveyances are approved by the MMS, those Parties own one hundred percent (100%) of the ownership interest in the contributed acreage, then (a) the contributed acreage shall be deemed to be governed by an operating agreement incorporating identical provisions as the provisions in this Agreement, except to the extent they are clearly inappropriate, (b) the execution of the operating agreement by the Parties participating in the acreage Contribution shall be considered a mere formality only, (c) the designated operator shall promptly prepare the operating agreement, and (d) the Parties participating in the acreage Contribution shall promptly execute the operating agreement once it is prepared.

23.6.2	Two or More Parties Own Less Than One Hundred Percent of the Acreage Contribution

If two or more Parties participate in the acreage Contribution and the conveyances to effectuate it, and if, after the conveyances are approved by the MMS, those Parties own less than one hundred percent (100%) of the ownership interest in the contributed acreage, then those Parties shall use reasonable efforts to negotiate and execute with the other Working Interest owners in the contributed acreage an operating agreement covering the contributed acreage, which is as close in form to this Agreement as possible.
ARTICLE 24 — TRANSFER OF INTEREST AND
PREFERENTIAL RIGHT TO PURCHASE
24.1	Transfer of Interest

Except as provided in 24.1.1 (Exceptions to Transfer Notice), a Transfer of Interest shall be preceded by written notice to the Operator and the other Parties (“the transfer notice”). Any Transfer of Interest shall be made to a party financially capable of assuming the corresponding obligations under this Agreement. No Transfer of Interest shall release a Party from its obligations and liabilities under this Agreement, which are incurred prior to the effective date of that Transfer of Interest, or from debts or obligations incurred prior to the effective date of that Transfer of Interest, except to the extent expressly assumed by the transferee, and the security rights under Article 6.3 (Security Rights) shall continue to burden the Working Interest transferred and to secure the payment of any retained obligations and liabilities. Once a Transfer of Interest becomes effective under Article 24.1.2 (Effective Date of Transfer of Interest), the transferor shall not be responsible for any obligations, debts, or liabilities under this Agreement, which are incurred by the Parties on or after the effective date of that Transfer of Interest.
24.1.1	Exceptions to Transfer Notice

Notwithstanding any contrary provision of this Agreement, the transfer notice is not required when a Party proposes to mortgage, pledge, hypothecate, or grant a security interest in all or a portion of its Working Interest (including Assignments of Hydrocarbon production executed as further security for the debt secured by that security device); any Production Systems, Facilities, or equipment; or when any interest is conveyed in accordance with Articles 16 (Non-Consent Operations), 17 (Withdrawal From Agreement), and 18 (Abandonment and Salvage). However, an encumbrance arising from the financing transaction shall be expressly made subject and subordinated to this Agreement.

24.1.2	Effective Date of Transfer of Interest

The effective date of a Transfer of Interest shall be at least sixty (60) days, but not more than one hundred eighty (180) days, after the date of the receipt of the transfer notice. A Transfer of Interest, other than those provided in Article 17.1 (Right to Withdrawal) and Article 24.1.1 (Exceptions to Transfer Notice), is effective and shall be binding upon the Parties at the latest date of occurrence of all of the following: (i) the transferor or transferee provides all remaining Parties with a photocopy of a fully executed Transfer of Interest and an executed MMS Form 1123, “Designation of Operator,” and an “Application for Certification of Oil Spill Responsibility” form and (ii) evidence of receipt of all necessary approvals by the MMS. The Parties shall promptly undertake all reasonable actions necessary to secure those approvals and shall execute and deliver all documents necessary to effectuate that Transfer of Interest. All costs attributable to a Transfer of Interest are the sole obligation of the assigning Party.

24.1.3	Minimum Transfer of Interest

Except as otherwise provided in this Agreement, a Transfer of Interest shall cover an undivided Working Interest in the entire Contract Area. Prior to the approval of the Execution AFE for the initial Development System, no Transfer of Interest shall be made that is not at least an undivided ten percent (10%) Working Interest, unless the Parties unanimously agree to a different minimum Transfer of Interest. After the Execution AFE Election on the initial Development System, a Transfer of Interest to a third party shall be limited to a minimum Working Interest of ten percent (10%), unless the Parties unanimously agree to a different minimum Transfer of Interest.

24.1.4	Form of Transfer of Interest

Any Transfer of Interest shall incorporate provisions that the Transfer of Interest is subordinate to and made expressly subject to this Agreement and provide for the assumption by the assignee of the performance of all of the assigning Party’s obligations under this Agreement. Any Transfer of Interest not in compliance with this provision is voidable by the non-assigning Parties.

24.1.5	Warranty

Any Transfer of Interest, vesting, or relinquishment of Working Interest between the Parties under this Agreement shall be made without warranty of title.
24.2	Preferential Right to Purchase

Any Transfer of Interest shall be subject to the following provisions:
24.2.1	Notice of Proposed Transfer of Interest

The transfer notice shall provide full information about the proposed Transfer of Interest, including, but not limited to, the name and address of the prospective assignee (who must be ready, willing, and able to acquire the interest and deliver the stated consideration therefor), the full consideration for the Transfer of Interest, and all other terms of the offer.

In the case of a package sale of oil and gas interests that includes all or part of the assigning Party’s Working Interest, or if the proposed Transfer of Interest is structured as a like-kind exchange, the Working Interest that is subject to the Transfer of Interest shall be separately valued and the transfer notice shall state the monetary value attributed to the Working Interest by that prospective assignee. Article 24.2 (Preferential Right to Purchase) shall apply only to the Working Interest that is subject to the Transfer of Interest.

24.2.2	Exercise of Preferential Right to Purchase

Within sixty (60) days from receipt of the transfer notice, each non-assigning Party may exercise its preferential right to purchase its Participating Interest Share of the Working Interest offered (on the same terms and conditions, or on equivalent terms for a non-cash transaction as stated in the notice) without reservations or conditions by written notice of that fact to all of the Parties. If a non-assigning Party does not exercise its preferential right to purchase its Participating Interest Share of the Working Interest offered and the non-assigning Parties, who wish to exercise their preferential right to purchase, do not agree to pay the full consideration for the Transfer of Interest and accept all of the other terms of the third party offer within fifteen (15) days of the sixty (60) day period in which the non-assigning Parties may exercise their preferential right to purchase, the assigning Party shall be free to complete the proposed conveyance on the terms disclosed in the notice. If the other non-assigning Parties agree to pay the full consideration for the Transfer of Interest and accept all of the other terms of the third party offer, the assigning Party shall transfer the Working Interest to the non-assigning Parties who exercised their preferential right to purchase under this Article 24 (Transfer of Interest and Preferential Right to Purchase). The Transfer of Interest shall be concluded within a reasonable time, but no later ninety (90) days after the applicable period in which the non-assigning Parties may exercise their preferential right to purchase.

24.2.3	Transfer of Interest Not Affected by the Preferential Right to Purchase

Article 24.2 (Preferential Right to Purchase) shall not apply when a Party proposes to:
(a)	mortgage, pledge, hypothecate, or grant a security interest in all or a portion of its Working Interest (including assignments of Hydrocarbon production executed as further security for the debt secured by that security device), or

(b)	grant an overriding royalty, a net profits interest, or a production payment, or

(c)	dispose of its Working Interest by:
(i)	merger, reorganization, or consolidation;

(ii)	a Transfer of Interest of all or substantially all of a Party’s exploration and production properties in the Gulf of Mexico;

(iii)	a Transfer of Interest to an Affiliate, provided that there is included in the Transfer of Interest (except for a Transfer of Interest from MitEnergy Upstream LLC to MOEX Offshore 2007 LLC that occurs before January 1, 2009) a provision that if for any reason the assignee ceases to be an Affiliate of the Transferring Party within one (1) year after Transfer of Interest, those rights shall be immediately reassigned to the original Party before the assignee ceases to be an Affiliate, and that all rights of the assignee in the Contract Area shall terminate if the re-assignment does not take place; or

(iv)	a Transfer of Interest pursuant to Articles 16 (Non-Consent Operations), 17 (Withdrawal From Agreement), and/or 18 (abandonment and Salvage).
24.2.4	Completion of Transfer of Interest

If the proposed Transfer of Interest is not executed and filed of record with the MMS within one-hundred fifty (150) days after receipt of the transfer notice by the non-assigning Parties, or if the terms of the proposed Transfer of Interest conveyance are materially altered, the proposed Transfer of Interest shall be deemed withdrawn, and the Working Interest included in the proposed Transfer of Interest shall again be governed by this Article 24.2 (Preferential Right to Purchase).
ARTICLE 25 — FORCE MAJEURE
25.1	Force Majeure

If a Party is unable, wholly or in part because of a Force Majeure, to carry out its obligations under this Agreement, other than the obligation to make money payments, that Party shall give the other Parties prompt written notice of the Force Majeure with full particulars about it. Effective upon the date notice is given, the obligations of the Party, so far as they are affected by the Force Majeure, shall be suspended during, but no longer than, the continuance of the Force Majeure. Time is of the essence in the performance of this Agreement, and every reasonable effort will be made by the Party to avoid delay or suspension of any work or acts to be performed under this Agreement. The requirement that the Force Majeure be remedied with all reasonable dispatch shall not require a Party to settle strikes or other labor difficulties.

ARTICLE 26 — ADMINISTRATIVE PROVISIONS
26.1	Term

This Agreement shall remain in effect so long as a Lease remains in effect and thereafter until (a) all wells have been abandoned and plugged or turned over to the Parties owning an interest in the Lease on which the wells are located; (b) all Production Systems, Facilities, and equipment have been disposed by the Operator in accordance Article 18 (Abandonment and Salvage); (c) all Claims as defined in Article 22 (Liability, Claims, and Lawsuits) have been settled or otherwise disposed of; and (d) there has been a final accounting and settlement. In accordance with Article 4.5 (Selection of Successor Operator), this Agreement will also terminate if no Party is willing to become Operator, effective after all conditions in clauses (a) through (d) above have been completed. Termination of this Agreement shall not relieve a Party of a liability or obligation accrued or incurred before termination and is without prejudice to all continuing confidentiality obligations or other obligations in this Agreement.

26.2	Waiver

A term, provision, covenant, representation, warranty, or condition of this Agreement may be waived only by written instrument executed by the Party waiving compliance. The failure or delay of a Party in the enforcement or exercise of the rights granted under this Agreement shall not constitute a waiver of said rights nor shall it be considered as a basis for estoppel. Time is of the essence in the performance of this Agreement, and all time limits shall be strictly construed and enforced.

26.3	Waiver of Right to Partition

Each Party waives the right to bring an action for partition of its interest in the Contract Area, Production System, Facilities, and equipment held under this Agreement, and covenants that during the existence of this Agreement it shall not resort at any time to an action at law or in equity to partition any or all of the Leases and lands or personal property subject to this Agreement.

26.4	Compliance With Laws and Regulations

This Agreement, and all activities or operations conducted by the Parties under this Agreement, are expressly subject to, and shall comply with, all laws, orders, rules, and regulations of all federal, state, and local governmental authorities having jurisdiction over the Contract Area. No Party shall suffer a forfeiture or be liable in damages for failure to comply with any of the provisions of this Agreement if such compliance is prevented by or if such failure results from compliance with any applicable law, order, rule, or regulation.
26.4.1	Applicable Law

THIS AGREEMENT AND THE RELATIONSHIP OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED UNDER FEDERAL LAWS AND LAWS OF THE STATE OF LOUISIANA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REFER THE MATTER TO THE LAWS OF ANOTHER JURISDICTION.
26.4.2	Severance of Invalid Provisions

If, for any reason and for so long as, a clause or provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, unenforceable, or unconscionable under a present or future law (or interpretation thereof), the remainder of this Agreement will not be affected by that illegality or invalidity. An illegal or invalid provision will be deemed severed from this Agreement, as if this Agreement had been executed without the illegal or invalid provision. The surviving provisions of this Agreement will remain in full force and effect unless the removal of the illegal or invalid provision destroys the legitimate purposes of this Agreement, in which event this Agreement shall be null and void.

26.4.3	Fair and Equal Employment

Each of the Parties is an Equal Opportunity Employer, and the equal opportunity provisions of 30 CFR 270 and 41 CFR 60-1 are incorporated in this Agreement by reference. The affirmative action clauses concerning disabled veterans and veterans of the Vietnam era (41 CFR 60-250) and the affirmative action clauses concerning employment of the handicapped (41 CFR 60-741) are also incorporated in this Agreement by reference. In performing work under this Agreement, the Parties shall comply with (and the Operator shall require each independent contractor to comply with) the governmental requirements in Exhibit “E” that pertain to non-segregated facilities.

26.5	Construction and Interpretation of this Agreement
26.5.1	Headings for Convenience

Except for the definition headings in Article 2 (Definitions), all the table of contents, captions, numbering sequences, and paragraph headings in this Agreement are inserted for convenience only and do not define, expand, or limit the scope, meaning, or intent of this Agreement.
26.5.2	Article References

Except as otherwise provided in this Agreement, each reference to an article of this Agreement includes all of the referenced article and its sub-articles.

26.5.3	Gender and Number

The use of pronouns in whatever gender or number is a proper reference to the Parties to this Agreement though the Parties may be individuals, business entities, or groups thereof. Reference in this Agreement to the singular of a noun or pronoun includes the plural and vice versa.

26.5.4	Joint Preparation

This Agreement shall be deemed for all purposes to have been prepared through the joint efforts of the Parties and shall not be construed for or against one Party or the other as a result of the preparation, submittal, drafting, execution, or other event of negotiation hereof.

26.5.5	Integrated Agreement

This Agreement contains the final and entire agreement of the Parties for the matters covered by this Agreement and, as such, supersedes all prior written or oral communications and agreements, less and except the following: that certain Lease Exchange Agreement among BP and MOEX dated effective October 1, 2009 (“LEA”). If there is a conflict between this Agreement and the LEA, the LEA will prevail. This Agreement may not be modified or changed except by written amendment signed by the Parties.

26.5.6	Binding Effect

To the extent it is assignable, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns, and shall constitute a covenant running with the land comprising the Contract Area. This Agreement does not benefit or create any rights in a person or entity that is not a Party to this Agreement.

26.5.7	Further Assurances

Each Party will take all actions necessary and will sign all documents necessary to implement this Agreement. Except as otherwise provided in this Agreement, within (30) days after their receipt of a valid written request for those documents from a Party, all other Parties shall prepare and execute the documents.

26.5.8	Duplicate Counterpart Execution

This Agreement may be executed by signing the original or a counterpart. If this Agreement is executed in duplicate counterparts, all counterparts taken together shall have the same effect as if all Parties had signed the same agreement. No Party shall be bound to this Agreement until all Parties have executed a counterpart or the original of this Agreement. This Agreement may also be ratified by a separate instrument that refers to this Agreement and adopts by reference all provisions of this Agreement. A ratification shall have the same effect as an execution of this Agreement.

26.5.9	Currency

Any amounts due or payable under this Agreement shall be paid in United States currency.

26.5.10	Future References

A reference to a Party includes such Party’s successors and assigns and, in the case of governmental bodies, persons succeeding to their respective functions and capacities.
26.6	Restricted Bidding

If more than one Party is ever on the list of restricted joint bidders for OCS lease sales, as issued by the MMS under 30 CFR 256.44, as amended, the Parties shall comply with all statutes and regulations regarding restricted joint bidders on the OCS.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

      IN WITNESS WHEREOF, each Party, through its duly authorized agent or representative, has executed this Agreement as of the Effective Date.

WITNESSES:	BP Exploration & Production Inc.

Signature

Kemper Howe
Printed Name

Attorney-in-Fact
Title

WITNESSES:	MOEX Offshore 2007 LLC

Signature

Naoki Ishii
Printed Name

President
Title

EXHIBIT “C”
Attached to and made a part of that certain Operating Agreement dated October 1,2009 by and between BP Exploration & Production Inc., as Operator, and MOEX Offshore 2007 LLC, as Non-Operator
ACCOUNTING PROCEDURE
PROJECT TEAM
JOINT OPERATIONS
I. GENERAL PROVISIONS
1.	DEFINITIONS

All terms used in this Accounting Procedure, if not otherwise defined in the Agreement to which this Accounting Procedure is attached, shall have the following meaning:

“Affiliate” shall mean, with respect to any Party, any separate legal entity directly or indirectly controlling, controlled by, or under common control with such Party, unless otherwise defined in the Agreement to which this Accounting Procedure is attached. For the purposes of this agreement, Affiliates shall include those listed in Appendix A to this Exhibit C.

“Controllable Material” shall mean Material that at the time of acquisition or disposition by the Joint Account is so classified in the Material Classification Manual as most recently recommended by the Council of Petroleum Accountants Societies (COPAS).

“First Level Supervisors” shall mean those employees whose primary function in Joint Operations is the direct supervision of the Operator’s field employees and/or contract labor directly employed on the Joint Property in the conduct of Joint Operations.

“Joint Account” shall mean the account showing the charges paid and credits received in the conduct of the Joint Operations that are to be shared by the Parties.

“Joint Operations’’ shall mean activities required to handle operating conditions and problems for the exploration, appraisal, development, production, protection, maintenance, abandonment, and restoration of the Joint Property.

“Joint Property” shall mean the real and personal property subject to the Agreement to which this Accounting Procedure is attached. For operations involving subsea or remote structures, the phrase “on the Joint Property” may include a platform, surface production facility, remote facility, or floating production storage facility, which is the surface location from which Joint Operations are conducted, even if such location is not owned by the Joint Account.

“Material” shall mean personal property, equipment, supplies, or consumables acquired or held for use by the Joint Property.

“Non-Operators” shall mean the Parties to this Agreement other than the Operator.

“Offshore Facilities” shall mean platforms, surface and subsea development and production systems, and other support systems such as oil and gas handling facilities, living quarters, offices, shops, cranes, electrical supply equipment and systems, fuel and water storage and piping, heliport, marine docking installations, communication facilities, navigation aids, and other similar facilities necessary in the conduct of offshore operations, all of which are located offshore.

“Operator” shall mean the Party designated to conduct the Joint Operations.

“Parties” shall mean legal entities signatory to the Agreement or their successors or assigns to which this Accounting Procedure is attached.

“Personal Expenses” shall mean reimbursed costs for travel, temporary living, relocation, and other expenses of Operator’s employees, as well as similar expenses incurred by a Non-Operator or any Party’s Affiliate for personnel assigned to a Project Team.

“Project Team” shall mean employees of the Parties, Affiliates, or contractors assigned to perform work and/or studies as authorized under the terms of the Agreement.

“Shore Base Facilities” shall mean onshore support facilities that during Joint Operations provide such services to the Joint Property as a receiving and transshipment point for Materials; debarkation point for drilling and production personnel and services; communication, scheduling and dispatching center; and other associated functions benefiting the Joint Property. ‘Technical Employees” shall mean personnel having special and specific engineering, geoscience, or other professional skills, and whose primary function in Joint Operations is the handling of specific operating conditions and problems for the benefit of the Joint Property.
2.	STATEMENTS AND BILLINGS
A.	The Operator shall bill Non-Operators on or before the last day of the month for their proportionate share of the Joint Account for the preceding month. Such bills shall be accompanied by statements that identify the authority for expenditure, lease or facility, and all charges and credits summarized by appropriate categories of investment and expense. In lieu of detailed descriptions, Controllable Material may be summarized by major Material classifications. Intangible drilling costs, audit adjustments, and unusual charges and credits shall be separately and clearly identified.

B.	Non-Operators shall bill the Operator, on a monthly basis, in accordance with the provisions contained herein, for the salaries, wages, payroll burden, and Personal Expenses, if any, of its employees assigned to the Project Team. In a like manner, the Non-Operator shall bill the Operator for such expenses of the Non-Operator’s Affiliate employees and/or contractor employees retained by the Non-Operator who are assigned to the Project Team. The Operator shall reimburse the Non-Operators in accordance with Section I, Paragraph 3.B. For the purposes of Paragraphs 3, 4, and 5 of this Section I, the Non-Operator’s costs shall be considered a Joint Account.

C.	The Operator or Non-Operators may make available to the Parties any statements and bills required under Section 1.2 and/or Section I.3.A (Advances and Payments by the Parties) via email, electronic data interchange, internet websites or other equivalent electronic media in lieu of paper copies. The Operator or Non-Operator shall provide the Parties instructions and any necessary information to access and receive the statements and bills within the timeframes specified herein. A statement or billing shall be deemed as delivered twenty-four (24) hours (exclusive of weekends and holidays) after the Operator or Non-Operator notifies the Parties that the statement or billing is available on the website and/or sent via email or electronic data interchange transmission.
3.	ADVANCES AND PAYMENTS BY THE PARTIES
A.	If gross expenditures for the Joint Account are expected to exceed $50,000 in the next succeeding month’s operations, the Operator may require the Non-Operators to advance their share of the estimated cash outlay for such month’s operations. Unless otherwise provided in the Agreement, any billing for such advance shall be payable within 30 days after receipt of the advance request or by the first day of the month for which the advance is required, whichever is later. The Operator shall adjust each monthly billing to reflect advances received from the Non-Operators for such month. If a refund is due, the Operator shall apply the excess to subsequent month’s billings or advances, unless a refund is specifically requested.

B.	Except as provided below, each Party shall pay its proportionate share of all bills in full within thirty (30) days of receipt date. If payment is not made within such time, the unpaid balance shall bear interest compounded monthly at the prime rate published by the Wall Street Journal on the first day of each month the payment is delinquent, plus three percent (3%), per annum, or the maximum contract rate permitted by the applicable usury Laws governing the Joint Property, whichever is the lesser, plus attorney’s fees, court costs, and other costs in connection with the collection of unpaid amounts. If the Wall Street Journal ceases to be published or discontinues publishing a prime rate, the unpaid balance shall bear interest compounded monthly at the prime rate published by the Federal Reserve plus three percent (3%) per annum. Interest shall begin accruing on the first day of the month in which the payment was due.

[X] Electronic Fund Transfer (optional)

C.	Payments by Parties for monthly cash advances and billings shall be made by Electronic Fund Transfer (EFT) or Automated Clearing House (ACH) transaction.
4.	ADJUSTMENTS
A.	Payment of any such bills shall not prejudice the right of any Party to protest or question the correctness thereof; however, all bills and statements (including payout status statements) rendered during any calendar year shall conclusively be presumed to be true and correct, with respect only to expenditures, after 24 months following the end of any such calendar year, unless within said period a Party takes specific detailed written exception thereto requesting review for adjustment.

B.	All adjustments initiated by the billing Parties except those described in (1) through (4) below are limited to the 24-month period following the end of the calendar year in which the original charge appeared or should have appeared on the billing Party’s Joint Account statement or payout status statement. Adjustments made beyond the 24-month period are limited to the following:
(1)	a physical inventory of Controllable Material as provided for in Section V,

(2)	an offsetting entry (whether in whole or in part) that is the direct result of a specific joint interest audit exception granted by the Party relating to another property,

(3)	a government/regulatory audit, and/or

(4)	working interest ownership adjustments
5.	EXPENDITURE AUDITS
A.	A Non-Operator, upon notice in writing to the Operator and other Non-Operators including any non-participating Parties, shall have the right to audit the Operator’s accounts and records relating to the Joint Account for any calendar year within the twenty-four (24) month period following the end of such calendar year; however, conducting an audit shall not extend the time for the taking of written exception to and the adjustment of accounts as provided for in Paragraph 4 of this Section I. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct a joint audit in a manner which will result in a minimum of inconvenience to the Operator. The Operator shall bear no portion of the Non-Operators’ audit cost incurred under this paragraph unless agreed to by the Operator. The audits shall not be conducted more than once each year without prior approval of the Operator, except upon the resignation or removal of the Operator, and shall be made at the expense of those Non-Operators approving such audit. The lead audit company’s audit report shall be issued within ninety (90) days after completion of the audit testing and analysis but no later than ninety (90) days after the end of the calendar year in which the audit was commenced; however, the ninety (90) day time period shall not extend the twenty-four (24) month requirement for taking specific detailed written exception as required in Paragraph 4,A above. All claims shall be supported with sufficient documentation. Failure to issue the report within the prescribed time or to take specific written exception within the twenty-four (24) month period will preclude the Non-Operator from taking exception to any charge billed within the time period audited.

A timely filed audit report or any timely submitted response thereto shall suspend the running of any applicable statute of limitations regarding claims made in the audit report. While any audit claim is being resolved, the applicable statute of limitations will be suspended; however, the failure to comply with the deadlines provided herein shall cause the statute to commence running again.

B.	The Operator shall allow or deny all exceptions in writing to an audit report within one hundred eighty (180) days after receipt of such report. Denied exceptions should be accompanied by a substantive response.

C.	The lead audit company shall reply to the Operator’s response to an audit report within ninety (90) days of receipt, and the Operator shall reply to the lead audit company’s follow-up response within ninety (90) days of receipt.

The Operator or any audit participant may call an audit resolution meeting for the purpose of resolving audit issues/exceptions that are outstanding at least fifteen (15) months after the date of the audit report. The meeting will require one month’s written notice to the Operator and all audit participants, a mutually agreed upon time and location, and attendance by representatives of the Operator and audit participants with authority to resolve such outstanding audit issues.

The lead audit company will coordinate the response and positions of the audit participants throughout the audit resolution process. Attendees will make good faith efforts to resolve outstanding issues, and each Party will be required to present substantive information supporting its position. An audit resolution meeting may be held as often as agreed to by the Parties. Issues unresolved at one meeting can be discussed at subsequent meetings until each such issue is resolved.

E.	This Accounting Procedure contemplates Non-Operators may incur Project Team expenditures that are subsequently billed to the Operator and charged to the Joint Account pursuant to Section I, Paragraph 2.B. Accordingly, such Non-Operators are required to maintain auditable records supporting such charges. Regarding such charges, the Operator and/or any other Non-Operators are hereby provided the same rights and obligations as set forth in Section I, Paragraphs 5.A. through 5.D., as pertain to the Non-Operators in audit of the Joint Account. Conversely in such situation, the Non-Operator being audited is hereby provided the same rights and obligations as set forth in Section I, Paragraphs 5.A. through 5.D. for the Operator.
6.	APPROVAL BY PARTIES

Where an approval or other agreement of the Parties is expressly required under other sections of this Accounting Procedure, the Operator shall notify all Parties of the proposal.

If the Agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, an affirmative vote of two. (2) or more Parties having a combined participating interest of at least fifty-one percent (51%) shall be controlling.

For the purpose of administering the voting procedures of this Paragraph 6, if two or more Parties to this Agreement are Affiliates of each other, such Affiliated Parties shall be treated as a vote by a single Party having the combined interest of the Affiliated Parties.
II. DIRECT CHARGES
The Operator shall charge the Joint Account with the following items:
1.	RENTALS AND ROYALTIES

Lease rentals and royalties paid by the Operator, on behalf of all Parties, for the Joint Operations

2.	LABOR

A.	Salaries and Wages including Incentive Compensation Programs, as set forth in COPAS Model Form Interpretation 37, for personnel serving the Joint Property shall be chargeable in accordance with the following provisions.
(1)	Project Team

All salaries and wages of employees of the Operator and Non-Operator, including seconded employees, assigned to or providing services for the Project Team on a full-time or part-time basis shall be considered a direct cost and shall be charged to the Joint Account. Such employees shall include, but are not limited to, personnel who are directly engaged in project management, evaluation, design, construction, and installation activities, such as, project managers, superintendents, technical managers, engineers, inspectors, environmentalists, technologists, engineering assistants, technicians, draftsmen, engineering clerks, secretaries, construction representatives, purchasing representatives, material expediters, financial support and other technical professional and support personnel performing services for the Project Team, regardless of location. Part-time Project Team personnel specifically assigned to the Project Team shall be charged to the Joint Account, based on actual days worked, only when such time involves at least one full-day equivalent per month that is devoted to the project. Employees not assigned to the Project Team but working under the direction of the Project Team shall be charged to the Joint Account based on actual days worked, only when such time involves at least one full-day equivalent per month. Contractor and Affiliate charges for personnel assigned to the Project Team are chargeable pursuant to Section II, Paragraphs 5 and 7.

(2)	Other Operations—Non-Project Team

The following salaries and wages shall be charged for employees:
(a)	Salaries and wages of the Operator’s field employees directly employed on the Joint Property in the conduct of Joint Operations

(b)	Salaries and wages of the Operator’s employees directly employed on Shore Base Facilities or other Offshore Facilities serving the Joint Properly if such costs are not charged under Paragraph 6 of this Section II

(c)	Salaries of First Level Supervisors

(d)	Salaries and wages of Technical Employees directly employed on the Joint Property in the conduct of Joint Operations, or on Offshore Facilities serving the Joint Property, if such charges are excluded from the Overhead rates and/or

(e)	Salaries and wages of Technical Employees either temporarily or permanently assigned to and directly employed in the operation of the Joint Property if such charges are excluded from the overhead rates.
B.	Cost of holiday, vacation, sickness and disability benefits, and other customary allowances paid to personnel to the extent their salaries and wages are chargeable to the Joint Account under Paragraph 2.A of this Section II, excluding severance payments or other termination allowances. Such costs under this Paragraph 2.B may be charged on a “when and as-paid basis” or by “percentage assessment” on the amount of salaries and wages chargeable to the Joint Account under Paragraph 2.A of this Section II. If percentage assessment is used, the rate shall be based on the Operator’s or Non-Operators’ cost experience, as appropriate.

C.	Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to costs chargeable to the Joint Account under Paragraphs 2.A and 2.B of this Section II

D.	Personal Expenses, other than relocation costs, of personnel whose salaries and wages are chargeable to the Joint Account under Paragraph 2.A of this Section II

Relocation costs, consistent with the employer’s established policy, are chargeable to the extent their salaries and wages are chargeable, in accordance with the following:
(1)	For personnel transferred and assigned to a Project Team for a minimum of 12 consecutive months
[X] shall be charged to the Joint Account
For those assigned for less than 12 consecutive months shall not be chargeable unless agreed to by the Parties.
(2)	For Operator’s field employees and/or First Level Supervisors
[X] shall be charged to the Joint Account
Notwithstanding the foregoing, relocation costs that result from reorganization or merger of a Party shall not be chargeable to the Joint Account.
E.	Training costs shall be chargeable as specified in COPAS Model Form Interpretation 35 and as provided in Section II, Paragraph 13. This training charge shall include the wages, salaries, training course cost, and Personal Expenses incurred during the training session for personnel to the extent their salaries and wages are chargeable under Paragraph 2.A of this Section II.

In addition, third party fees for instructors, books, tuition and training facility costs are chargeable to the Joint Account. Operator developed training shall be charged at Operator’s cost. An Operator owned training facility shall be charged in accordance with Section II. Paragraph 6.

F.	Cost of established plans for employees’ benefits as described in COPAS Model Form Interpretation 27, determined by applying the employee benefits limitation percentage most recently recommended by COPAS to the chargeable salaries and wages.

G.	Award payments to employees, in accordance with COPAS Model Form Interpretation 49 (“Awards to Employees and Contractors”), or as agreed to by the Parties, for personnel whose salaries and wages are chargeable under Section II.2.A
3.	MATERIAL

Materials purchased or furnished by the Operator for use on the Joint Property in the conduct of Joint Operations as provided under Section IV. Only such Materials shall be purchased for or transferred to the Joint Property as may be required for immediate use or is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.

4.	TRANSPORTATION

Transportation of Operator’s, Non-Operator’s, Affiliate’s or contractor’s personnel, and Material necessary for the Joint Operations but subject to the following limitations:
A.	If Material is moved to the Joint Property from the Operator’s warehouse or other properties, no charge shall be made to the Joint Account for a distance greater than the distance from the nearest supply store where like Material is normally available or railway receiving point nearest the Joint Property unless agreed to by the Parties.

B.	If surplus Material is moved to the Operator’s warehouse or other storage point, no charge shall be made to the Joint Account for a distance greater than the distance to the nearest supply store where like Material is normally available or railway receiving point nearest the Joint Property unless agreed to by the Parties. No charge shall be made to the Joint Account for moving Material to other properties unless agreed to by the Parties.

C.	In the application of Paragraphs 4.A. and 4.B. above, the option to equalize or charge actual trucking cost is available when the actual charge is less than the amount most recently recommended by COPAS, excluding accessorial charges, as set forth in COPAS Model Form Interpretation 38.
5.	SERVICES

The cost of contract services, equipment, and utilities used in the conduct of Joint Operations and provided by sources other than the Parties, except for contract services, equipment, and utilities covered by the Section III overhead provisions, Paragraph 7 of this Section II, or excluded under Paragraph 9 of this Section II. Notwithstanding anything herein to the contrary, the cost of contract personnel assigned to the Project Team or working at the direction of the Project Team are directly chargeable to the Joint Account, regardless of their location.

Award payments to contractors, in accordance with COPAS Model Form Interpretation 49 (“Awards to Employees and Contractors”), or as agreed to by the Parties.

6.	EQUIPMENT AND FACILITIES FURNISHED BY OPERATOR

In the absence of a separately negotiated agreement, equipment and facilities furnished by the Operator will be charged as follows and / or as indicated in Appendix B to this Exhibit C:
A.	Equipment and facilities owned by the Operator shall be charged to the Joint Account at the average prevailing commercial rate for such equipment. If an average commercial rate is used to bill the Joint Account, the Operator shall adequately document and support such rate and shall periodically review and update the rate and the supporting documentation.

B.	In lieu of charges in Paragraph 6.A. above, or if a prevailing commercial rate is not available, equipment and facilities owned by the Operator will be charged to the Joint Account at the Operator’s actual cost. Such costs shall be limited to expenses that would be chargeable pursuant to this Section II if such equipment and facilities were jointly owned, depreciation using straight line depreciation method, and interest on investment (less gross accumulated depreciation) not to exceed 10% per annum. In addition, for platforms, subsea production systems, fiber optics systems, and production handling facilities, the rate may include an element of the estimated cost of abandonment, reclamation, and dismantlement. Depreciation shall not be charged when the equipment and facilities investment have been fully depreciated. Charges shall not exceed the average prevailing commercial rate, if available.

C.	When applicable for Operator-owned or leased motor vehicles, the Operator shall use rates published by the Petroleum Motor Transport Association or such other organization recognized by COPAS as the official source of such rates. When such rates are not available, the Operator shall comply with the provisions of Paragraph 6.A. or 6.B. above.
7.	AFFILIATES

Affiliate Materials, facilities, and services provided for the Joint Operations shall be chargeable to the Joint Account as herein provided.
A.	An Affiliate of the Operator or Non-Operator working at the request of a Project Team or supplying a service in furtherance of the work of the Project Team shall be chargeable to the

Joint Account at the rate and / or amount that the Affiliate customarily charges the Operator or Non-Operator for its services.

B.	If the Operator’s or a Non-Operator’s Affiliate provides Materials, facilities, or services for operations not under the direction of a Project Team, such charges shall be considered third-party services as provided in Paragraph 5 of this Section II.

C.	The Parties agree that Affiliate records relating to Materials, facilities or services provided by an Affiliate are not subject to and will not be made available for audit. However, if Affiliate charges are based on rates, the audit of the Affiliate charges shall be limited to verification that the units or basis to which the rates were applied are correct. Upon request by any Party, the Operator or Non-Operator shall furnish a certificate by the Party’s independent accounting firm confirming that rates or amounts charged by an Affiliate reflect actual cost and do not include any element of profit.
8.	DAMAGES AND LOSSES TO JOINT PROPERTY

All costs or expenses necessary for the repair or replacement of Joint Property resulting because of damages or losses incurred, except to the extent such damages or losses result from a Party’s gross negligence or willful misconduct, in which case such Party shall be solely liable.

9.	LEGAL EXPENSE

The Operator may not charge for services of the Operator’s legal staff or fees and expenses of outside attorneys unless approved by the Parties, except that title examinations and curative work shall be chargeable, unless otherwise provided for in the Agreement. Other types of legal expense, other than attorney fees, such as recording fees and handling, settling, or otherwise discharging litigation, claims, and liens necessary to protect or recover the Joint Property shall be chargeable.

10.	TAXES AND PERMITS

All taxes and permits of every kind and nature, assessed or levied upon or in connection with the Joint Property, or the production therefrom, and which have been paid by the Operator for the benefit of the Parties, including penalties and interest, except to the extent the penalties and interest result from the Operator’s gross negligence or willful misconduct

If ad valorem taxes paid by the Operator are based in whole or in part upon separate valuations of each Party’s working interest, then notwithstanding any contrary provisions, the charges to Parties will be made in accordance with the tax value generated by each Party’s working interest.

11.	INSURANCE

Net premiums paid for insurance required to be carried for Joint Operations for the protection of the Parties. If Joint Operations are conducted at locations where the Operator acts as self-insurer in regard to its workers’ compensation and employer’s liability insurance obligation, the Operator shall charge the Joint Account manual rates for the risk assumed in its self-insurance program as regulated by the jurisdiction governing the Joint Property. Such rates shall be adjusted for offshore operations by the U.S. Longshoreman and Harbor Workers (USL&H) or Jones Act surcharge, as appropriate.

12.	COMMUNICATIONS

Costs of acquiring, leasing, installing, operating, repairing, and maintaining communication facilities or systems, including fiber optic, satellite, radio and microwave facilities, between the Joint Property and the Operator’s offices directly responsible for field operations in accordance with the provisions of COPAS Model Form Interpretation 44. In the event communication facilities or systems serving the Joint Property are Operator or Affiliate-owned, charges to the Joint Account shall be made as provided in Section II, Paragraph 6 or 7 as applicable.

13.	ECOLOGICAL, ENVIRONMENTAL, AND SAFETY
A.	Ecological and Environmental costs incurred

[X] for the benefit of the Joint Property

resulting from laws, rules, regulations, or orders for archaeological and geophysical surveys relative to identification and protection of cultural resources and/or other environmental or ecological surveys as may be required by the Minerals Management Service or other regulatory authority. Also, costs to provide or have available pollution containment and removal equipment plus actual costs of control and cleanup and resulting responsibilities of oil and other spills as well as discharges from permitted outfalls as required by applicable laws and regulations are chargeable. Ecological and environmental costs incurred by the Operator as deemed by the Operator to be appropriate for prudent operations are also chargeable to the extent such costs directly benefit Joint Operations. Also, ecological and environmental costs incurred in planning, exploration, appraisal and development operations are chargeable when included in an approved AFE.

B.	Safety costs incurred

[X] for the benefit of the Joint Property

to conduct and/or implement safe operational practices/guidelines as a result of laws, rules, regulations, or orders or as recommended for voluntary compliance. Examples are the requirements mandated by the Occupational Safety and Hazards Act (OSHA), Safety and Environmental Management Program (SEMP), Process Safety Management (PSM), and/or requirements which may be mandated/recommended by similar programs or by other current or successor regulatory agencies. Safety costs incurred by the Operator as deemed by the Operator to be appropriate for prudent operations are also chargeable to the extent such costs directly benefit Joint Operations.

C.	Environmental, ecological, and safety training costs for personnel whose time would otherwise be chargeable under Paragraph 13.A or B above, regardless of whether training is mandated by statute or regulatory agency, is chargeable to the Joint Account.
In the event of a conflict between the provisions of this Paragraph 13 and Section III, Paragraphs i. and ii. the following election shall prevail:
[X] Section II, Paragraph 13
14.	ABANDONMENT AND RECLAMATION

Costs incurred for abandonment and reclamation of the Joint Property, including costs required by governmental, regulatory, or judicial authority
III. OVERHEAD
As compensation for administrative, management, office services and warehousing costs, the Operator shall charge the Joint Account in accordance with this Section III.

Unless otherwise agreed to by the Parties, such charge shall be in lieu of costs and expenses of Offices and salaries or wages plus applicable burdens and expenses of personnel, except those costs identified as directly chargeable under Section II. The cost and expense of services from outside sources in connection with matters of taxation, traffic, purchasing, accounting, administrative or clerical duties, or matters before or involving governmental agencies shall be considered as included in the overhead rates provided for in this Section III unless directly chargeable under Section II or such costs are agreed to by the Parties as a direct charge to the Joint Account. Costs of functions which solely benefit the Operator are not recoverable from the Joint Account.
i.	Except as otherwise provided in Paragraphs 1 and 3 of this Section III, the salaries, wages, related payroll burden and Personal Expenses of Technical Employees, and/or the cost of professional consultant services and contract services of technical personnel directly employed on the Joint Property in the conduct of Joint Operations
~~shall be covered by the overhead rates~~

[XX] shall not be covered by the overhead rates because they are to be charged directly to the Joint Account
ii.	Except as otherwise provided in Paragraphs 1 and 3 of this Section III, the salaries, wages, related payroll burden and Personal Expenses of Technical Employees provided by Operator or its Affiliates, and/or costs of professional consultant services and contract services of technical personnel either temporarily or permanently assigned to and directly employed in:
A.	Any phase of any Exploration, Appraisal and / or Development operations, which shall include, but not be limited to, drilling, re-drilling, deepening, or sidetracking operations, through completion, temporary abandonment, or abandonment if a dry hole, permitting, engineering, feasibility studies, geoscience, seismic, planning and water current work or studies for the benefit of the Joint Property,
~~shall be covered by the overhead rates~~

[XX] shall not be covered by the overhead rates because they are to be charged directly to the Joint Account

B.	Production operations, which are all operations other than Exploration, Appraisal, and Development operations and those covered by Section III.3 (Overhead — Major Construction and Catastrophe),

[XX] shall be covered by the overhead rates

~~shall not be covered by the overhead rates because they are to be charged directly to the Joint Account~~
1.	OVERHEAD—PROJECT TEAM

To compensate the Parties for overhead costs incurred to support a Project Team involved in activities other than major construction and catastrophe, the Parties shall charge Project Team Overhead. The costs compensated by the Project Team Overhead include, but shall not be limited, the following: all personnel not directly chargeable to the Joint Account but who provide services to the Project Team, and all equipment and supplies not directly chargeable to the Joint Account under Section II, Paragraph 6 or 7.

The overhead recovery shall be made pursuant to the following:
X The Operator shall charge a rate of Four Percent (4%) of the total cost of a Project Team involved in activities other than major construction and catastrophe
2.	OVERHEAD—DEVELOPMENT AND OPERATING

As compensation for overhead in connection with drilling and producing operations not covered by other provisions of this Section III, Operator shall charge on a Percentage Basis
A.	OVERHEAD—PERCENTAGE BASIS
(1)	Operator shall charge the Joint Account at the following rates:
(a)	Development Operations Rate of Four Percent (4%) of the cost of development of the Joint Property exclusive of costs provided under Section II, Paragraph 9 and all salvage credits.

(b)	Operating and Maintenance Rate of Thirteen Percent (13%) of the cost of operating the Joint Property exclusive of costs provided under Section II, Paragraphs 1 and 9; all salvage credits; the value of substances purchased for enhanced recovery; all property and ad valorem taxes and any other taxes and assessments that are levied, assessed, and paid upon the mineral interest in and to the Joint Property, and overhead charges provided under Section III, Paragraph 2.A(1)(a).

(2)	Application of Overhead—Percentage Basis shall be as follows:
(a)	Development Operations rate set forth in Section III, Paragraph 2.A(1)(a) shall be applied to all costs in connection with

[1] drilling, redrilling, plugging back, Sidetracking, or Deepening of a well,

[2] Workover operations or waterflood or other secondary or tertiary Hydrocarbon recovery operations requiring a period of 15 consecutive work days or more on a well

[3] preliminary expenditures necessary in preparation for drilling a well or conducting subsequent operations after a well has reached its Objective Depth,

[4] expenditures incurred in temporarily or permanently abandoning a well when a well is not completed as a producer, and

[5] original construction or installation of fixed assets, expansion of fixed assets, and any other project clearly discernible as a fixed asset except Major Construction as defined in Section III, Paragraph 3 or any Project Team expenses and overhead.

(b)	Operating and Maintenance rate set forth in Section II, 2.A(1)(b) shall be applied to all other costs in connection with Joint Operations except those subject to Section III Paragraphs 1, 2.A(1)(a), and 3.
3.	OVERHEAD—MAJOR CONSTRUCTION AND CATASTROPHE

Major Construction is defined as any project requiring an AFE, under the terms of the Agreement to which this Accounting Procedure is attached, for the construction and installation of fixed assets; the expansion of fixed assets; or the abandonment of fixed assets and any associated reclamation required for the exploration, development, and operation of the Joint Property, including any activity or operation conducted under Articles 12 or 14 of the Agreement.

Catastrophe is defined as a calamitous event bringing damage, loss, or destruction resulting from a single occurrence requiring an AFE to restore the Joint Property to the equivalent condition that existed prior to the event causing the damage.

To compensate the Operator for overhead costs incurred in connection with Major Construction and Catastrophes, the Operator shall charge the Joint Account for overhead based on the following rates:
A.	If the Operator charges, to a Project Team AFE, the engineering, design, and drafting costs associated with a Major Construction or Catastrophe project AFE, the overhead assessment shall be four percent (4%) of total project costs.

B.	If the Operator charges the engineering, design, and drafting costs related to a Major Construction or Catastrophe project AFE, the overhead assessment shall be four Percent (4%) of the total project costs.
For calculating Major Construction overhead, the cost of drilling and workover wells shall be excluded. For calculating Catastrophe overhead the cost of drilling relief wells, substitute wells, or conducting other well operations resulting from the catastrophic event shall be included. Expenditures to which these rates apply shall not be reduced by insurance recoveries. Overhead assessed under the Major Construction and Catastrophe provisions shall be in lieu of all other overhead provisions. In the event of any conflict between the provisions of this paragraph and the provisions of Section II, Paragraphs 2 and 5, the provisions of this paragraph shall govern. Total project costs shall exclude Project Team costs if recorded to a separate Project Team AFE and overhead is charged on Project Team costs pursuant to Section III, Paragraph 1.

4.	AFFILIATE CHARGES INCLUDED

All costs billed for Affiliates under Section II, Paragraph 7 will be included in total costs for calculating Overhead in this Section III.

5.	AMENDMENT OF RATES

The Overhead rates provided for in this Section III may be amended from time to time if, in practice, the rates are found to be insufficient or excessive, in accordance with the provisions of Section I, Paragraph 6.
IV. MATERIAL PURCHASES, TRANSFERS, AND DISPOSITIONS
The Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for direct purchases, transfers, and dispositions. The Operator normally provides all Material for use in the conduct of Joint Operations but does not warrant the Material furnished. Except as otherwise provided in Section IV, Paragraph 4.A., Material may be supplied by Non-Operators at the Operator’s option.
1.	DIRECT PURCHASES

Direct purchases shall be charged to the Joint Account at the price paid by the Operator after deduction of all discounts received. A direct purchase is determined to occur when an agreement is made between an Operator and a third party for the acquisition of Materials for a specific well site or location. Material provided by the Operator under “vendor stocking programs,” where the initial use is for a Joint Property and title of the Material does not pass from the vendor until usage, is considered a direct purchase. If Material is found to be defective or is returned to the vendor for any other reason, credit shall be passed to the Joint Account when adjustments have been received by the Operator from the manufacturer, distributor, or agent.

2.	TRANSFERS

A transfer is determined to occur when the Operator furnishes Material from its storage facility or from another operated property. Additionally, the Operator has assumed liability for the storage costs and changes in value and has previously secured and held title to the transferred Material. Similarly, the removal of Material from a Joint Property to the Operator’s facility or to another operated property is also considered a transfer. Material that is moved from the Joint Property to a temporary storage location pending disposition may remain charged to the Joint Account and is not considered a transfer.
A.	PRICING

The value of Material transferred to/from the Joint Property should generally reflect the market value on the date of transfer. Transfers of new Material will be priced using one of the following new Material bases:
(1)	Published prices in effect on date of movement as adjusted by the appropriate COPAS Historical Price Multiplier (HPM) or prices provided by the COPAS Computerized Equipment Pricing System (CEPS)

The HPMs and the associated date of published price to which they should be applied will be published by COPAS periodically.
(a)	For oil country tubulars and line pipe, the published price shall be based upon eastern mill (Houston for special end) carload base prices effective as of date of movement, plus transportation cost as defined in Section IV, Paragraph 2.B.

(b)	For other Material, the published price shall be the published list price in effect at date of movement, as listed by a supply store nearest the Joint Property (where like Material is normally available) or point of manufacture, plus transportation costs as defined in Section IV, Paragraph 2.B.
(2)	A price quotation that reflects a current realistic acquisition cost may be obtained from a supplier/manufacturer.

(3)	Historical purchase price may be used, providing it reflects a current realistic acquisition cost on date of movement. Sufficient documentation should be available to Non-Operators for purposes of verifying Material transfer valuation.

(4)	As agreed to by the Parties
When higher than specification grade or size tubulars from the Operator’s inventory are used on the Joint Property in the conduct of Joint Operations, the Operator shall charge the Joint Account at the equivalent price for well design specification tubulars.

B.	FREIGHT
Transportation costs should be added to the Material transfer price based on one of the following:
(1)	Transportation costs for oil country tubulars and line pipe shall be calculated using the distance from eastern mill to the railway receiving point nearest the Joint Property based on the carload weight basis as recommended by COPAS MFI 38 and COPAS Interpretations in effect at the time of the transfer.

(2)	Transportation costs for special mill items shall be calculated from that mill’s shipping point to the railway receiving point nearest the Joint Property. For transportation costs from other than eastern mills, the 30,000-pound Specialized Motor Carriers interstate truck rate shall be used. Transportation costs for macaroni tubing shall be calculated based on the Specialized Motor Carriers rate per weight of tubing transferred to the railway receiving point nearest the Joint Property.

(3)	Transportation costs for special end tubular goods shall be calculated using the 30,000-pound Specialized Motor Carriers interstate truck rate from Houston, Texas to the railway receiving point nearest the Joint Property.

(4)	Transportation costs for Material other than that described in Section IV, Paragraphs 2.B (1) through (3), if applicable, shall be calculated from the supply store or point of manufacture, whichever is appropriate, to the railway receiving point nearest the Joint Property.
C.	CONDITION

(1)	Condition “A”—New and unused Material in sound and serviceable condition shall be charged at 100% of the price as determined in Section IV, Paragraphs 2.A. and 2.B. Material transferred from the Joint Property that was not placed in service shall be credited as charged without gain or loss. Any unused Material that was charged to the Joint Account through a direct purchase will be credited to the Joint Account at the original cost paid less restocking charges. All refurbishing costs required or necessary to return the Material to original condition or to correct handling or transportation damages and other related costs will be borne by the divesting property. The Joint Account is responsible for Material preparation, handling, and transportation costs for new and unused Material charged to the Joint Property either through a direct purchase or transfer. Any preparation costs incurred, including any internal or external coating and wrapping, will be credited on new Material provided these services were not repeated for such Material for the receiving property.

(2)	Condition “B”—Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced by multiplying the price determined in Section IV, Paragraphs 2.A. and 2.B. by

[X] 75%

All refurbishing cost or reconditioning required to return the Material to Condition “B” or to correct handling or transportation damages and other related costs will be borne by the divesting property.

If the Material was originally charged to the Joint Account as used Material and placed in service for the Joint Property, the Material will be credited at the price determined in Section IV, Paragraphs 2.A. and 2.B. multiplied by

[X] 65%

Used Material transferred from the Joint Property that was not placed in service on the property shall be credited as charged without gain or loss.

(3)	Condition “C”—Material that is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced by multiplying the price determined in Section IV, Paragraphs 2.A. and 2.B. by

[X] 50%

The cost of reconditioning shall be charged to the receiving property to the extent Condition “C” value, plus cost of reconditioning, does not exceed Condition “B” value.

(4)	Condition “D”—Other Material that is no longer suitable for its original purpose but useable for some other purpose is considered Condition “D” Material. Included under Condition “D” is also obsolete items or Material that does not meet original specifications but still has value and can be used in other services as a substitute for items with different specifications. Due to the condition or value of other used and obsolete items, it is not possible to price these items under Section IV, Paragraph 2.A. The price used should result in the Joint Account being charged or credited with the value of the service rendered or use of the Material. In some instances, it may be necessary or desirable to have the Material specially priced as agreed to by the Parties.

(5)	Condition “E”—Junk shall be priced at prevailing scrap value prices.
D.	OTHER PRICING PROVISIONS
(1)	Preparation Costs

Costs incurred by the Operator in making Material serviceable including inspection, third party surveillance services, and other similar services will be charged to the Joint Account at prices which reflect the Operator’s actual costs of the services. Documentation must be retained to support the cost of service. New coating and/or wrapping may be charged in accordance with Section IV, Paragraph 2.A.

(2)	Loading and Unloading Costs

Loading and unloading costs related to the movement of the Material to the Joint Property shall be charged at the rate most recently recommended by COPAS in accordance with the methods specified in COPAS Model Form Interpretation 38. In the event communication facilities or systems serving the Joint Property
3.	DISPOSITION OF SURPLUS

Surplus Material is that Material, whether new or used, that is no longer required for Joint Operations. The Operator may purchase, but shall be under no obligation to purchase, the interest of the Non-Operator in surplus Material.

Dispositions for the purpose of this procedure are considered to be the relinquishment of title of the Material from the Joint Property to either a third party, a Non-Operator, or to the Operator. To avoid the accumulation of surplus Materials, the Operator should make good faith efforts to dispose of surplus within 12 months through buy/sale agreements, trade, sale to a third party, division in-kind, or other dispositions as agreed to by the Parties.

The Operator may, through a sale to an unrelated third party or entity, dispose of surplus Material having a gross sale value that is less than or equal to the Operator’s expenditure limit as set forth in the Agreement to which this Accounting Procedure is attached without the prior approval of the Non-Operator. If the gross sale value exceeds the Agreement expenditure limit, the disposal must be agreed to by the Parties owning such Materials.

The Operator may dispose of Condition “D” and “E” Material under procedures normally utilized by the Operator without prior approval.

4.	SPECIAL PRICING PROVISIONS
A.	PREMIUM PRICING
Whenever Material is not readily replaceable but is available only at premium pricing due to national emergencies, strikes, or other unusual causes over which the Operator has no control, the Operator may charge the Joint Account for the required Material at the Operator’s actual cost incurred in providing such Material, in making it suitable for use, and in moving it to the Joint Property provided notice in writing is furnished to Non-Operators of the proposed charge prior to use of such Material.
B.	SHOP-MADE ITEMS

Shop-made items shall be priced using the value of the Material used to construct the item plus the cost of labor to fabricate the item. If the Material is from the Operator’s scrap or junk account, the Material shall be priced at either 25% of the current price as determined in Section IV, Paragraph 2.A. or scrap value, whichever is higher, plus the cost of labor to fabricate the item.

C.	MILL REJECTS

Mill rejects purchased as “limited service” casing or tubing shall be priced at 80% of K-55/J-55 price as determined in Section IV, Paragraphs 2.A. and 2.B. Line pipe converted to casing or tubing with casing or tubing couplings attached shall be priced as K-55/J-55 casing or tubing at the nearest size and weight.
V. INVENTORIES OF CONTROLLABLE MATERIAL
The Operator shall maintain records of Controllable Material charged to the Joint Account as defined in the most recent COPAS Material Classification Manual, with sufficient detail to perform the physical inventories requested unless directed otherwise by the Non-Operators.
Adjustments to the Joint Account by the Operator resulting from a physical inventory of jointly owned Controllable Material shall be made within six months following the taking of the inventory or receipt of Non-Operator inventory. Charges and credits for overages or shortages will be valued for the Joint Account based on the Condition “B” prices in effect on the date of physical inventory as determined in accordance with Section IV, Paragraph 2.A. and 2.B. unless the inventorying Parties can prove another Material condition applies.
1.	DIRECTED INVENTORIES

With an interval of not less than five years, physical inventories shall be performed by the Operator upon written request of a majority in working interests of the Non-Operators.

Expenses of directed inventories will be borne by the Joint Account and may include the following:
A.	Audit per diem rate for each inventory person in accordance with the auditor rates recommended by COPAS at the time the inventory is conducted

The per diem should also be applied to a reasonable number of days for pre-inventory work and for report preparation. The amount of time required for this additional work may vary from inventory to inventory.

B.	Actual travel including Operator-provided transportation and Personal Expenses for the inventory team

C.	Reasonable charges for report typing and processing

The Operator is expected to exercise judgment in keeping expenses within reasonable limits. Unless otherwise agreed, costs associated with any post-report follow-up work in settling the inventory will be absorbed by the Party incurring such costs. Any anticipated disproportionate costs should be discussed and agreed upon prior to commencement of the inventory.

When directed inventories are performed, all Parties shall be governed by the results of such inventory.
2.	NON-DIRECTED INVENTORIES
A.	OPERATOR INVENTORIES

Periodic physical inventories that are not requested by the Non-Operator may be performed by the Operator at the Operator’s discretion. The expenses of conducting such Operator inventories shall not be charged to the Joint Account.

B.	NON-OPERATOR INVENTORIES

Any Non-Operators may conduct a physical inventory at reasonable times at their sole cost and risk with prior notification to the Operator of at least 90 days. Non-Operator inventory findings shall be furnished to the Operator in writing within 90 days of completing the inventory field work.

C.	OTHER INVENTORIES

Other inventories may be taken whenever there is any sale or change of interest. When possible, the selling Party should notify all other owners at least 30 days prior to the anticipated closing date. When there is a change in Operator of the Joint Property, an inventory by the former and new Operator should be taken. The expenses of conducting other inventories shall be charged to the Joint Account in accordance with Section V, Paragraph 1.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
APPENDIX A
Attached to and Made a Part of Exhibit C — Accounting Procedure
AFFILIATES
1) BP Exploration and Production Technology (EPT) Group, or equivalent

APPENDIX B
Attached to and Made a Part of Exhibit C — Accounting Procedure
EQUIPMENT AND FACILITIES FURNISHED BY OPERATOR

A. Operator may, under COPAS Accounting Guideline 25 (“Allocation of Rig Related Expenditures”), charge the Joint Account an allocated portion of any drillship or rig related commissioning and/or modification costs pursuant to the provisions of Section II, Paragraph 6 above, provided such drillship or rig related commissioning and/or modification costs are not included in the drillship or rig rate charged by the drilling contractor. Costs to be charged shall include all commissioning costs charged by the vendor and all costs (both onsite and offsite) incurred by the Operator, contractors or Affiliates to oversee the construction, modification and transportation of a rig including, but not limited to, their salaries and wages, personal expenses and support costs.
B. Operator may charge the Joint Account an allocated portion of the cost of the Onshore Drilling Center (ODC) or equivalent. This center is located offsite of the Joint Property with technology to plan, design, monitor, advise, and control a well or wells on a real time/on-line basis. The center will be used for planning, designing, drilling, re-drilling, side-tracking, or deepening, and/or completing a well, plug-back or work-over operations, plugging and abandonment. This center’s costs will be charged pursuant to the provisions of Section II, Paragraph 6. Such charges shall include, but are not limited to, the following: facilities, communications, computers, software, system support, and ODC personnel provided by the Operator, contract services, or Affiliates.
C. Operator may charge the Joint Account an allocated portion of the cost of the Advanced Collaborative Environment Onshore Communication Facility (ACE), or equivalent, for communicating with field operations and optimizing well performance and reducing field operating expenses on a real time/online basis. This center’s costs will be charged pursuant to the provisions of Section II, Paragraph 6 and COPAS Model Form Interpretation 44 (Field Computer and Communication Systems). Such charges shall include, but are not limited, to the following: facilities, communications, computers, software, system support, and ACE personnel provided by the Operator, contract services, or Affiliates.
D. Operator may charge the Joint Account an allocated portion of the cost of the Preservation and Maintenance Facility (PMF), or equivalent. This facility will be used to secure, preserve and maintain Gulf of Mexico non-warehouse materials for drilling and completions, wells, operations and subsea projects. The facility’s costs will be charged pursuant to the provisions of Section II, Paragraph 6.

EXHIBIT “H”
DISPUTE RESOLUTION PROCEDURE
Attached to and made a part of that certain Operating Agreement dated October 1,
2009 by and between BP Exploration & Production Inc., as Operator, and MOEX
Offshore 2007 LLC, as Non-Operator
I. OVERVIEW
     A. Description and Goals. Arbitration as used in this statement is a procedure whereby an Arbitrator resolves any claim(s), controversy(ies) or dispute(s) (the “Dispute”) between BP Exploration & Production Inc. and MOEX Offshore 2007 LLC (hereinafter referred to singularly as “Party” and collectively as “Parties”), involving more than $500,000.00, arising out of, relating to, or in connection with that certain Operating Agreement effective October 1, 2009, by and between the Parties (hereinafter “Agreement”) including the interpretation, validity, termination or breach thereof.
     (i) Binding. The arbitration process is binding on the Parties and this arbitration is intended to be a final resolution of any Dispute between the Parties as described above, to the same extent as a final judgment of a court of competent jurisdiction. Each Party hereby expressly covenants that it shall not resort to court remedies except as provided for herein, and for preliminary relief in aid of arbitration.
     (ii) Violation. A Party shall pay all legal and court costs incurred by the other Party in connection with the enforcement of the final resolution of any Dispute under this Dispute Resolution Procedure, if such other Party is successful in its enforcement efforts. Suits, actions or proceedings in connection with such enforcement shall be instituted in a federal court of proper jurisdiction and pursuant to Title IX of the United States Code. Each Party waives any option or objection which it may now or thereafter have to the laying of the venue in any such suit, action or proceeding and irrevocably submits to the jurisdiction of such court in any such suit, action or proceeding. If such court after the institution of an action hereunder should decline jurisdiction, then the action may be commenced in any court, including state courts having jurisdiction.
     B. Duty to Negotiate. The Parties shall inform one another promptly following the occurrence or discovery of any item or event, which might reasonably be expected to result in a Dispute in connection with the Agreement. The Parties will attempt to resolve satisfactorily any such matters.
     C. Notice of Unresolved Dispute. Should a Dispute arise which the Parties cannot resolve satisfactorily, either Party may deliver to the other Party a written notice of the Dispute with supporting documentation as to the circumstances leading to the Dispute (the “Notice of Dispute”). Unless otherwise provided herein, all such notices shall be served in accordance with the provisions of the Agreement. The Parties, within ten (10) Business Days from delivery of a Notice of Dispute, shall then each appoint a management representative (“Management Representative”) who has no prior direct involvement with the subject matter of the Notice of Dispute and who is duly authorized to investigate, negotiate and settle the Dispute. For a period not to exceed ninety (90) days following the appointment of the Management Representatives, the Management Representatives for each Party shall meet and confer as often as they deem reasonably necessary, in good faith negotiations, to try to resolve the Dispute amicably.
II. ARBITRATION PROCESS
     A. Arbitration. If the Parties are unable to resolve the Dispute within ninety (90) days following the end of the negotiation period between the Management Representatives described in I.C., or such additional time as may be mutually agreed upon, the matter shall be submitted to arbitration in accordance with the procedures set forth below.
     B. Initiation of Arbitration. Either Party may initiate the arbitration by delivering to the other a Notice of Intention to Arbitrate.
     C. Governing Procedures. Except as expressly provided herein, the arbitration shall be conducted in accordance with procedures that are mutually acceptable to the Parties, including limited depositionless discovery and the presentation of live witness testimony, subject to cross examination, at the arbitration hearing.
(i)	Governing Law. The Arbitrator shall apply the governing substantive law of the state chosen by the Parties to the Agreement.

(ii)	Location. The arbitration hearing shall be conducted in a location mutually agreeable to the Parties to the arbitration.
     D. Arbitrator. There shall be a panel of three (3) Arbitrators, each of whom must be experienced in the oil and gas industry and knowledgeable about or specializing in the subject matter involved in the Dispute the (“Panel”). The Panel shall be chosen as follows: within thirty (30) days after the delivery of a Notice of Intention to Arbitrate, each Party shall select one person to act as one of the three arbitrators. The two arbitrators selected by the Parties shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree on a third arbitrator within the second thirty (30) day period, or any mutually agreed upon extended period, then the Parties shall, within three (3) business days after expiration of the second thirty (30) day period or extended period, apply to the American Arbitration Association for the appointment of a third Arbitrator for or on behalf of the Parties. In such case the Arbitrator appointed by the American Arbitration Association shall meet the criteria set forth in this Section II.D. The Parties intend the involvement of the American Arbitration Association to be limited to appointing a third arbitrator in the event the arbitrators selected by the Parties are unable to do so; the Parties do not intend for the American Arbitration Association to manage the arbitration or to participate further in the arbitration process, unless the Parties mutually agree to further participation by the Association.
     (i) Conflicts. Any Arbitrator, prior to his or her appointment, shall disclose to the Parties all actual or perceived conflicts of interest and business relationships involving the Dispute or the Parties, including but not limited to, any professional or social relationships, present or past, with any Party (or its affiliates), including any Party’s (or its affiliates) directors, officers, and supervisory personnel and counsel. If an Arbitrator is appointed by the American Arbitration Association pursuant to Section II.D, any Party may challenge in writing the appointment of the Arbitrator for lack of independence, partiality, or any other cause likely to impair such Arbitrator’s ability to effectively participate in the proceedings or render a fair and equitable decision. Where such challenge is made, the American Arbitration Association shall uphold or dismiss the challenge. In the event a challenge is upheld, the Arbitrator shall be replaced, and the replacement will be selected in the same manner as the original Arbitrator was selected. If an Arbitrator resigns or becomes unable or unwilling to continue to serve as an Arbitrator for any reason, a replacement shall be selected in the same manner as that Arbitrator was chosen.
     (ii) Multi-Party Arbitrations. When more than two Parties are involved in the Dispute (“Multi-Party Arbitration”), all Parties identifying as “Claimants” (those delivering a Notice of Intention to Arbitration under Section II.B.) shall select a single Arbitrator and all those Parties identifying as “Respondents” (those responding to a Notice of Intention to Arbitration delivered under Section II.B.) shall select a single Arbitrator. The Arbitrator selected by the Claimant(s) and the Arbitrator selected by the Respondent(s) shall select the third Arbitrator pursuant to Section II.D. If Claimants or Respondents cannot agree as to the choice of their Arbitrator within the said thirty (30) days, they may, within three (3) business days after written notice to the other Parties, apply to the American Arbitration Association for the appointment of an Arbitrator as provided in Section II.D.
     (iii) Management of the Arbitration. The Panel shall actively manage the proceedings so as to make the proceedings expeditious, economical, and less burdensome and adversarial than litigation.
     E. Confidentiality. All documents, briefs, testimony, transcripts, as well as all Arbitrator decisions shall be confidential. Likewise, the views, suggestions,

admissions, proposals, and other information exchanged in the arbitration are confidential and are inadmissible in any other proceeding.
     F. Costs and Expenses. The Parties shall each pay all costs, fees and expenses incurred by their Party-selected Arbitrator and shall share equally all costs, fees and expenses incurred by the third Arbitrator and any other incidental costs incurred in connection with the arbitration proceeding. Each Party is solely responsible for its own attorneys’ fees and expenses incurred in the Arbitration.
     G. Submissions. Within thirty (30) days after the selection of the Panel, each Party shall provide the Panel with a short and plain submission defining the issues to be decided and the nature of the relief that the Panel may award (the “Submission”). This Submission shall explicitly authorize the Panel to decide these issues. If the Parties are unable to reach consensus as to the issues involved, the Panel in its sole discretion shall frame the issues through a reasonable procedure. The Panel will render decisions on the specific issues established and shall fashion any remedy that the Panel deems appropriate so long as that remedy is consistent with the Parties’ Submissions hereunder. Any money judgment entered by the Panel shall be payable in U.S. dollars.
     H. Transcriptions. The presentations and argument at the arbitration hearing will be transcribed for the benefit of the Panel and the Parties.
     I. Discovery. Commencing thirty (30) days after the receipt of the opposing Party’s Submission, each Party may serve upon the other Party up to ten (10) requests for the production of documents, including sub-parts. The requests shall be made in good faith and not be served for the purpose of delay or harassment. Each request shall describe the type of document(s) sought and each request shall be limited to documents that are relevant to a claim or defense in the Arbitration proceeding, or reasonably calculated to lead to the discovery of admissible evidence. The requests need not be served all at once but may be served in stages.

     (i) The Party served with a request under this provision shall provide the adverse Party with copies of the requested documents, and identify the request to which each document is responsive, within twenty (20) business days of the receipt of the request, or such longer time as may be agreed to by the Parties or set by the Panel. If the Party served with a request objects to the production of any of the requested documents, it shall nevertheless produce within the permitted time all documents responsive to any request that is not objected to by that Party.
     (ii) A Party that is served with a request may challenge the propriety of the request within the time permitted for response by a short written objection, which shall be forwarded to the adverse Party and to the Panel. The adverse Party shall submit its response, if any, to the objecting Party and the Panel within five (5) business days of receipt of the objection. The Panel shall consider the request, the objection, and the response, if any, and decide whether the production shall be allowed or denied or whether the request should be modified within ten (10) days after the submission of the adverse Party’s response.
     J. Presentations. No later than twenty-five (25) days prior to the date that the arbitration hearing is to begin, each Party will submit to the Panel and serve on the other Party a written position statement. The original statement of each Party shall not exceed thirty-five (35) typewritten letter-size pages. Each Party shall have the right to submit reply statements no later than fifteen (15) days prior to the date of the arbitration hearing. Such reply statements shall not exceed twenty (20) typewritten letter-size pages.
(i)	All documents and affidavits that a Party intends to use during its presentation at the arbitration hearing shall be submitted to the Panel and served on the other Party with the position and reply statements. All demonstrative exhibits and a list of the witnesses a Party anticipates calling to present live testimony at the arbitration hearing, along with a brief summary of the witnesses expected testimony, shall be exchanged no later than ten (10) days in advance of the presentations.

(ii)	The Panel shall determine a reasonable time and location for the presentations.
     (iii) Each Party shall make an oral and/or documentary presentation of its position at the arbitration hearing in such order and in accordance with the time schedule established by the Panel. The Panel may question each of the presenters and/or witnesses during or following any and all presentations.
     K. Decision and Award. The Panel shall promptly (within sixty (60) days of conclusion of the presentations at the arbitration hearing or such longer period as the Parties may mutually agree) determine the claims of the Parties and render a final decision in writing. The decision shall state with specificity the findings of fact and conclusions of law on which it rests. The decision rendered by the Panel may be enforced in accordance with Section I.A.(ii), above, and may only be appealed pursuant to Section II. L. below. The decision shall be served upon each of the Parties by facsimile transmission and by overnight mail.
     (i) If applicable law allows pre-award interest, the Panel may, in its discretion, grant pre-award interest and, if so, such interest may be at commercial rates in the state chosen by the Parties pursuant to Section II.C.(i) during the relevant period. The Panel shall not award consequential, punitive, indirect or other non-compensatory damages.
     (ii) Within ten (10) days of receipt of the award either Party may submit a Motion to Modify the award. A response to the Motion to Modify shall be due within fifteen (15) days thereafter, and the Panel shall rule thereon within fifteen (15) days after receipt of the response.
     (iii) Judgment on the award may be entered in the United States District Court for the federal district within which the arbitration hearing was held at any time within one year after the decision is made. If such court after the institution of an action hereunder should decline jurisdiction, then the action may be commenced in any court, including state courts having jurisdiction.
     L. Vacation of Award and Appeal. The Parties agree that an award made by the Panel may only be vacated or confirmed by a federal court of proper jurisdiction as established above. If such court after the institution of an action hereunder should decline jurisdiction, then the action may be commenced in any court, including state courts having jurisdiction. The Parties agree that an award made by the Panel may be vacated by a court only if the award was procured by or through fraud or corruption. An appeal from an order or judgment pursuant to this Section II.L. shall be instituted in a federal court of proper jurisdiction. If such court after the institution of an action hereunder should decline jurisdiction, then the action may be commenced in any court, including state courts having jurisdiction. Each Party waives any option or objection which it may now or thereafter have to the laying of the venue of any such suit, action or proceeding and irrevocably submits to the jurisdiction of the court in any such suit, action or proceeding. Each Party agrees that a remedy at law for a violation of this Section II.L. may not be adequate and therefore agrees that the remedies of specific performance and injunctive relief shall be available in the event of any violation in addition to any other right or remedy at law or in equity to which any Party may be entitled.
     M. Res Judicata. To the extent permitted by law, any decision of the Panel shall not be res judicata or have any binding effect in any unrelated litigation or arbitration where any Party to this Agreement may also be a party.

EXHIBIT “K”
HEALTH, SAFETY AND ENVIRONMENT (“HSE”)
Attached to and made a part of that certain Operating Agreement dated October
1, 2009 by and between BP Exploration & Production Inc., as Operator, and
MOEX Offshore 2007 LLC, as Non-Operator
Health, Safety and Environmental Management Systems
1.	Plan Requirements for Operator: Operator shall have an effective Health, Safety & Environmental Management Plan or Plans, in accordance with API RP75, or an equivalent standard, including Operator’s internal policies, for all operations conducted under the Operating Agreement to which this Exhibit is attached.

2.	Overview of Plan for Non-Operators: Upon the written request of any Non-Operator, the Operator will present to the Non-Operators, at a meeting called in accordance with the Operating Agreement, a sufficient overview of its Health, Safety and Environmental Management systems to evidence compliance with Paragraph 1 herein.

3.	Operator’s HSE Performance as an Agenda Item: Upon written request, Operator’s HSE performance shall be an agenda item for all meetings of the Parties where past HSE statistical performance as well as ongoing and future HSE improvement initiatives are presented and discussed.
Health, Safety and Environmental Reporting
4.	Operator’s Obligation to Notify Non-Operators: The Operator shall notify the Non-Operators in a timely manner after any of the following incidents occur:
(a)	well blow-out,

(b)	a fatality associated with operators operations

(c)	multiple serious injuries

(d)	significant adverse reaction from authorities, media, NGO’s or the general public

(e)	cost of accidental damage exceeding US $500,000

(f)	oil spill of more than five (5) barrels

(g)	release of more than ten tones of a classified chemical such notification will be followed by a written report.
5.	HSE Audits: Upon request of the Non-Operators, the Operator shall provide the copies of any HSE audits conducted of the drilling operations on the subject well.

6.	Maintenance and Non-Operator’s Review of HSE Statistics: HSE statistics for activities and operations conducted under the Operating Agreement will be maintained and be reported to Non-Operators on a monthly bais in a format to be mutually agreed to by the Parties. HSE statistics are defined as: Recordable Injuries, Lost Time Injuries, Lost Time Injury Frequency, Reportable Spills, Fines or Incidents of Non-compliance [all as defined by the Occupational Safety and

Health Administration (OSHA), Minerals Management Service (MMS), or United States Coast Guard (USGC), whichever is applicable]. In addition to opportunities to review data through audits, Operator will, upon request, furnish HSE performance information upon the completion of the well and be amenable to a timely meeting with Non-Operators specifically to review and discuss HSE performance applicable to this Operating Agreement.
     Health, Safety and Environmental Inspections
Non-Operator’s Right of Access: For purposes of conducting health, safety and environmental inspection, the Non-Operators shall have the right of access to activities and operations and shall have access to Operator’s HSE files as provided for in this Operating Agreement. The notable exceptions are a) may implicate privacy issues, b) is covered by an enforceable legal privilege, or c) can otherwise be protected under laws and legal principles involving confidentiality or secrecy. Operator will cooperate fully in these health, safety and environmental inspections.